As filed with the Securities and Exchange Commission on December 2, 2011

Registration No.333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

RED MOUNTAIN RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Florida	1311	27-1739487
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2515 McKinney Avenue, Suite 900 Dallas, Texas 75201 (214) 871-0400	Alan W. Barksdale, Chief Executive Officer Red Mountain Resources, Inc. 2515 McKinney Avenue, Suite 900 Dallas, Texas 75201 (214) 871-0400
(Address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Alan Miller, Esq.
Jeffrey M. Gallant, Esq.
Graubard Miller
The Chrysler Building
405 Lexington Avenue, 19th Floor
New York, New York 10174
Telephone: (212) 818-8800
Fax: (212) 818-8881

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities being registered	Amounts being registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.00001 per share, held by selling shareholders	25,584,700	$1.555	$39,784,208.54	$4,559.27

(1)	This registration statement registers for resale by the selling shareholders 25,584,700 shares of common stock, par value $0.00001 per share, of which 16,206,000 shares were issued in a private placement that commenced in March 2011 and ended in November 2011, 313,875 shares were issued as compensation to brokers that assisted the registrant in connection with the private placement, 1,463,000 shares are issuable upon exercise of warrants issued as compensation to the brokers that assisted the registrant in connection with the private placement, 4,302,099 shares were issued as consideration for the purchase of shares of common stock of Cross Border Resources, Inc., and 3,299,726 shares are issuable upon the conversion of three convertible promissory notes. Pursuant to Rule 415 of the Securities Act of 1933, as amended, or the Securities Act, this registration statement also registers such additional shares of common stock of the Registrant as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or other capital adjustments.
(2)	Based upon the average of the high and low prices on the OTC Bulletin Board as of November 28, 2011, in accordance with Rule 457(c) promulgated under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated December 2, 2011

RED MOUNTAIN RESOURCES, INC.

25,584,700 Shares of Common Stock

This prospectus relates to the offer and sale of up to 25,584,700 shares of our common stock by the selling shareholders identified herein, representing 16,206,000 shares issued in a private placement that commenced in March 2011 and ended in November 2011, 313,875 shares issued as compensation to brokers that assisted us in connection with the private placement, 1,463,000 shares issuable upon the exercise of warrants issued as compensation to the brokers that assisted us in connection with the private placement, 4,302,099 shares issued as consideration for the purchase of shares of common stock of Cross Border Resources, Inc., and 3,299,726 shares issuable upon conversion of three convertible promissory notes.

The selling shareholders identified in this prospectus (which term as used herein includes its pledgees, donees, transferees or other successors-in-interest) may offer the shares from time to time as they may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” beginning on page 47 of this prospectus. We will not receive any of the proceeds from the resale by the selling shareholders of the shares offered by this prospectus. However, (i) we would immediately retire, without the payment of additional consideration, the $2,750,000 of principal and any accrued interest related to the convertible promissory notes held by certain of the selling shareholders if they are converted by such holders into shares of our common stock (which is solely in the discretion of the holders), and (ii) we may receive up to $1,755,600 in proceeds upon the exercise of the warrants issued as compensation to the brokers that assisted us in connection with our private placement if they exercise such warrants. We will use the proceeds, if any, from the exercise of such warrants for working capital and other general corporate purposes.

Our common stock trades on the OTC Bulletin Board (“OTCBB”) under the symbol “RDMP.” The last sale price of our common stock on November 28, 2011 was $1.51 per share.

Investing in our common stock involves significant risks. See the section entitled “Risk Factors” beginning on page 4 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated __________ __, 2011

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

As indicated in this prospectus, we have included market data and industry forecasts that were obtained from industry publications.

i

PROSPECTUS SUMMARY

This summary highlights key information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements that follow. It may not contain all of the information that is important to you. You should read the entire prospectus, including “Risk Factors,” our financial statements and the related notes thereto, and the other documents to which this prospectus refers, before making an investment decision. In this prospectus, the terms the “Company,” “we,” “our” and “us” refer to Red Mountain Resources, Inc. and, where the context requires, its subsidiaries.

Our Company

We are an independent, growth oriented energy company that intends to acquire and develop oil and gas properties. Our business operations include oil and gas exploration, development and production. Our current areas of operation include the Permian Basin of New Mexico and Texas and the onshore Gulf Coast areas of Texas. We operate through our wholly owned subsidiaries, which include Black Rock Capital, Inc. (“Black Rock”), a passive working and net revenue interest owner in the oil and gas industry, and RMR Operating, LLC (“RMR Operating”), a bonded and permitted oil and gas operator in New Mexico and Texas. We intend to pursue further opportunities in areas where our management’s experience and expertise can be leveraged and capital investment may generate value to shareholders. We will seek to acquire both operated properties, which will be operated through RMR Operating, and non-operated properties that meet our strategic objectives.

Corporate History

We were incorporated in the State of Florida on January 19, 2010 as Teaching Time, Inc. in order to design, develop, and market instructional products and services for the corporate, education, government, and healthcare e-learning industries.

In connection with our organization, we issued 9,000,000 shares of common stock to Lisa Lamson, our then sole officer, director and controlling shareholder. Thereafter, on June 9, 2010, we registered with the SEC an additional 3,000,000 shares of common stock for sale to the public. On July 1, 2010, we sold 1,200,000 of the registered shares generating gross proceeds of $12,000. On March 9, 2011, the remaining 1,800,000 of the registered shares were deregistered. On March 22, 2011, we effectuated a forward split of our issued and outstanding common stock on a 25 for 1 basis.

In March 2011, we determined to enter into oil and gas exploration, development and production and changed our name to Red Mountain Resources, Inc. to better reflect that plan. Also in March 2011, we entered into a Plan of Reorganization and Share Exchange Agreement, as amended on June 17, 2011 and June 20, 2011 (the “Share Exchange Agreement”), with Black Rock Capital, LLC (which, prior to consummation of the transactions contemplated by the Share Exchange Agreement, converted into a corporation under the name “Black Rock Capital, Inc.”) and the StoneStreet Group, Inc. (“SSG”), the sole shareholder of Black Rock, of which Alan W. Barksdale (our current Chief Executive Officer) was president and sole shareholder. On June 22, 2011, we consummated the transactions contemplated by the Share Exchange Agreement. We issued 27,000,000 shares of common stock in the transaction to SSG in exchange for 100% of the equity in Black Rock. Concurrently with the closing, we retired 225,000,000 shares of common stock held by Lisa Lamson for no additional consideration. In connection with our acquisition of Black Rock, the management of Black Rock became our management. We also amended our Articles of Incorporation to, among other things, increase the number of shares of common stock we were authorized to issue to 500,000,000 shares and to add authority for us to issue up to 100,000,000 preferred shares. While we were the legal acquirer in the transaction, Black Rock was the accounting acquirer because its shareholders acquired control of our company. Therefore, at the closing, the historical financial statements of Black Rock became those of our company.

Our executive offices are located at 2515 McKinney Avenue, Suite 900, Dallas, Texas 75201, and the telephone number is (214) 871-0400.

Background of the Offering

Private Placement

In March 2011, we commenced a private placement of up to $25,000,000 in shares of our common stock at an offering price of $1.00 per share. The private placement terminated in November 2011. We sold an aggregate of 16,206,000 shares of common stock for an aggregate purchase price of $16,206,000 in the private placement. The shares sold in the private placement are sometimes referred to herein as the “private placement shares.”

We paid $1,149,125 in commissions to brokers that assisted us in connection with the private placement and issued to them, as additional compensation, 313,875 shares of common stock and warrants to purchase an aggregate of 1,463,000 shares of common stock. Each warrant is exercisable for one share of common stock at an exercise price of $1.20 per share, subject to adjustment upon certain events, expiring on April 30, 2014. The shares issued to the brokers (including the shares underlying the warrants issued to them) are sometimes referred to herein as the “broker shares” and the warrants are sometimes referred to herein as the “broker warrants.”

We are registering the resale of the private placement shares, the broker shares and the shares underlying the broker warrants on the registration statement of which this prospectus forms a part.

Convertible Promissory Notes

On November 25, 2011, we issued a convertible promissory note to Personalversorge der Autogril Schweiz AG in a principal amount of $1,500,000 and a convertible promissory note to Hohenplan Privatstiftung in a principal amount of $1,000,000. On November 30, 2011, we issued a convertible promissory note to SST Advisors, Inc. in a principal amount of $250,000. The promissory notes are due and payable on November 25, 2013 and bear interest at the rate of 10% per annum. Prior to payment in full of the entire balance of the promissory notes, the holders of the promissory notes have the option of converting all or any portion of the unpaid balance of the promissory notes (including accrued and unpaid interest) into shares of our common stock at a conversion price equal to $1.00 per share (or an aggregate of approximately 3,299,726 shares, assuming the principal and all accrued interest are converted in full on the maturity date), subject to adjustment upon certain events.

The shares issuable upon conversion of the three promissory notes are sometimes referred to herein as the “conversion shares.” We are registering the resale of the conversion shares on the registration statement of which this prospectus forms a part.

Cross Border Purchases

In August, October and November 2011, we issued an aggregate of 4,302,099 shares of common stock to certain shareholders of Cross Border Resources, Inc. (“Cross Border”), a Nevada corporation which is publicly traded on the OTCBB, as consideration for the purchase by us of an aggregate of 2,233,000 shares of Cross Border’s common stock. As of the date of this prospectus, we own approximately 28.1% of the Cross Border’s outstanding common stock, including 2,181,797 shares held by us and 2,354,699 shares held by Black Rock. Black Rock also owns warrants to purchase an aggregate of 2,136,164 shares of Cross Border’s common stock.

The shares issued by us in exchange for the shares of Cross Border common stock are sometimes referred to herein as the “exchange shares.” We are registering the resale of the exchange shares on the registration statement of which this prospectus forms a part.

Accordingly, the selling shareholders identified in this prospectus are offering the 16,206,000 private placement shares, the 313,875 broker shares, the 1,463,000 shares of common stock underlying the broker warrants, the 3,299,726 conversion shares and the 4,302,099 exchange shares for resale pursuant to this prospectus.

The Offering

Common stock offered by selling shareholders
25,584,700
Plan of distribution
The shares of common stock covered by this prospectus may be sold by the selling shareholders in the manner described under the section entitled “Plan of Distribution.”
Total proceeds raised by offering
We will not receive any proceeds from the resale by the selling shareholders of the shares offered by this prospectus. However, (i) we would immediately retire, without the payment of additional consideration, the $2,750,000 of principal and any accrued interest related to the convertible promissory notes held by certain of the selling shareholders if they are converted by such holders into shares of our common stock (which is solely in the discretion of the holders), and (ii) we may receive up to $1,755,600 in proceeds upon the exercise of the warrants issued as compensation to the brokers that assisted us in connection with our private placement if they exercise such warrants. We will use the proceeds, if any, from the exercise of such warrants for working capital and other general corporate purposes.
OTCBB Symbol
RDMP
Risk factors
See the section entitled “Risk Factors” and the other information included in this prospectus for a discussion of risk factors you should carefully consider before deciding to invest in our common stock.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risk factors described below as well as the other information contained in this prospectus before buying shares of our common stock. If any of the following risks or uncertainties occurs, our business, financial condition and operating results could be materially and adversely affected. As a result, the trading price of our common stock could decline and you may lose all or a part of your investment in our common stock. You should carefully consider all of the risks described below regarding the Company and its subsidiaries. Additional risks and uncertainties not currently known to us or that we currently deem immaterial also may materially and adversely affect our business operations.

Our operations are subject to all of the operating hazards and risks typically incident to drilling for and producing oil and gas and such hazards and risks may adversely affect our operations.

Our operations will be subject to all of the operating hazards and risks normally incident to drilling for and producing oil and gas, such as encountering unusual or unexpected formations and pressures, blowouts, environmental pollution and personal injury. We have secured general liability insurance and insurance against such things as blowouts and pollution risks. However, should we sustain an uninsured loss or liability, or a loss in excess of policy limits, our ability to operate may be materially adversely affected.

We may expend substantial funds in acquiring and redeveloping properties which are later determined to not be economically viable.

The search for new oil and gas reserves, development wells or secondary recovery frequently result in unprofitable efforts, not only from dry holes, but also from wells which, though productive, will not produce oil or gas in sufficient quantities to return a profit on the costs incurred. There is no assurance that any production will be obtained from any of the acreage to be acquired by us, nor are there any assurances that if such production is obtained, it will be profitable. We may expend substantial funds in acquiring and redeveloping properties which are later determined not to be economically viable. All funds so expended may be a total loss to us and which could result in possibly significant impairments in our oil and gas asset base. In such event, our profitability and operations may be materially adversely affected.

We may not be able to employ the technical assistance necessary to run our operations.

It will be necessary and desirable to employ technical assistance in the operation of our business. When needed, such assistance may not be readily available at compensation levels we would be able to pay. In the event we are unable to obtain sufficiently skilled technical help for amounts we are willing to pay, we may be forced to reduce or delay our planned expansion activities, and in the most severe case, stop all of our planned activities.

The energy business is highly speculative and we may lose all or part of any funds expended on locating and capitalizing on properties.

The energy business is highly speculative, involves the commitment of high-risk capital, and exposes us to potentially substantial losses. If we are unable to properly assess any given property and lose some or all of our investment in such property, it could have a material adverse effect on our results of operations and profitability.

We may not be able to adequately compete with our competitors, which could have a material adverse effect on our operations.

Our current business model is geared toward using outside service providers and consultants. The result of this is that we are highly dependent upon being able to contract for the goods and services and technical knowledge we need on a project by project basis. This will require that we be required to compete for supplies and services with a large number of entities which are larger, have greater resources and more extensive operating histories than we do. Shortages may result from this competition and may lead to increased costs and delays in our operations, which may have a material adverse effect on us.

Fluctuations in the market price for natural gas and oil and related activities could harm our business.

The energy markets have historically been very volatile, and there can be no assurance that oil and natural gas prices will not be subject to wide fluctuations in the future. The marketing of natural gas and oil which may be produced by our properties will be affected by a number of factors beyond our control. These factors include the extent of the supply of oil or gas in the market, the availability of competitive fuels, crude oil imports, the world-wide political situation, price regulation, and other factors. Recently, there have been dramatic fluctuations in oil prices. Any significant decrease in the market prices of oil and gas could materially affect the profitability of our oil and gas activities.

Lower oil and gas prices have caused a decline in drilling activity in the U.S. from time-to-time. Currently there is a high demand for drilling and workover contractors and costs are higher compared to historical periods. We cannot predict what oil and gas prices will be in the future and what effect those prices may have on drilling activity in general, or on our ability to generate economic drilling prospects and to raise the necessary funds or generate funds from production, with which to drill them.

A substantial or extended decline in oil and natural gas prices could have a material adverse effect on Black Rock’s financial position, results of operations, cash flows, and quantities of oil and natural gas reserves that may be economically produced.

If we are unable to find purchasers of our gas, it could harm our profitability.

There generally are only a limited number of gas transmission companies with existing pipelines in the vicinity of a gas well or wells. In the event that producing gas properties are not subject to purchase contracts or that any such contracts terminate and other parties do not purchase our gas production, there is no assurance that we will be able to enter into purchase contracts with any transmission companies or other purchasers of natural gas and there can be no assurance regarding the price which such purchasers would be willing to pay for such gas. There presently exists an oversupply of gas in the marketplace, the extent and duration of which is not known. Such oversupply may result in reductions of purchases by principal gas pipeline purchasers. See the section entitled “Business of the Company — Competition, Markets, Regulation and Taxation.”

Regulations relating to underground water quality may adversely affect our operations.

Hydraulic fracturing, the process used for releasing oil and gas from shale rock, has been used on all of our current properties, as well as all of our reserves. Furthermore, we intend to continue to use hydraulic fracturing on all properties acquired for future development. It is anticipated that hydraulic fracturing activities will represent approximately 45% of our development costs. Hydraulic fracturing has recently come under increased scrutiny and could be the subject of further regulation that could impact the timing and cost of development.

The Environmental Protection Agency (the “EPA”) recently amended the Underground Injection Control (the “UIC”) provisions of the federal Safe Drinking Water Act (the “SDWA”) to exclude hydraulic fracturing from the definition of “underground injection.” However, the U.S. Senate and House of Representatives are currently considering bills entitled the Fracturing Responsibility and Awareness of Chemicals Act (the “FRAC Act”), to amend the SDWA to repeal this exemption. If enacted, the FRAC Act would amend the definition of “underground injection” in the SDWA to encompass hydraulic fracturing activities, which could require hydraulic fracturing operations to meet permitting and financial assurance requirements, adhere to certain construction specifications, fulfill monitoring, reporting, and recordkeeping obligations, and meet plugging and abandonment requirements. The FRAC Act also proposes to require the reporting and public disclosure of chemicals used in the fracturing process, which could make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect groundwater.

Depending on the legislation that may ultimately be enacted or the regulations that may be adopted at the federal, state and/or provincial levels, exploration and production activities that entail hydraulic fracturing could be subject to additional regulation and permitting requirements. Individually or collectively, such new legislation or regulation could lead to operational delays or increased operating costs and could result in additional burdens that could increase the costs and delay the development of unconventional oil and gas resources from shale formations which are not commercial without the use of hydraulic fracturing. Restrictions on hydraulic fracturing could also reduce the amount of oil and natural gas that we are ultimately able to produce from our reserves. This could have an adverse effect on our business and operations.

To date, there have been no incidents, citations or suits related to our operations on our properties for environmental concerns.

Weather interruptions may adversely affect our operations and profitability.

Our activities may be subject to periodic interruptions due to weather conditions. Weather-imposed restrictions during certain times of the year on roads accessing properties could adversely affect our ability to benefit from production on such properties or could increase the costs of drilling new wells because of delays.

We may not be able to properly comply with federal and state laws and regulations which may adversely affect our operations.

Oil and gas exploration and development is specifically subject to existing federal and state laws and regulations governing environmental quality and pollution control. Such laws and regulations may substantially increase the costs of exploring for, developing or producing oil and gas and may prevent or delay the commencement or continuation of a given operation.

All of our operations involving the exploration for or the production of any minerals are subject to existing laws and regulations relating to exploration procedures, safety precautions, employee health and safety, air quality standards, pollution of stream and fresh water sources, odor, noise, dust and other environmental protection controls adopted by federal, state and local governmental authorities as well as the right of adjoining property owners. We may be required to prepare and present to federal, state or local authorities data pertaining to the effect or impact that any proposed exploration for or production of minerals may have upon the environment. All requirements imposed by any such authorities may be costly, time consuming, and may delay commencement or continuation of exploration or production operations.

It may be anticipated that future legislation will significantly emphasize the protection of the environment, and that, as a consequence, our activities may be more closely regulated to further the cause of environmental protection. Such legislation, as well as future interpretation of existing laws, may require substantial increases in equipment and operating costs and delays, interruptions or a termination of operations, the extent to which cannot now be predicted.

Changes in the federal income tax laws could adversely affect our profitability.

Federal income tax laws are of particular significance to the oil and gas industry. Legislation has eroded various benefits of oil and gas producers and subsequent legislation may well continue this trend. For instance, federal income tax deductions for energy exploration or production and “windfall profit” taxes have in the past affected the economic viability of such properties, and may do so in the future if enacted by Congress. Congress is continually considering proposals with respect to federal income taxation which could have a materially adverse effect on our future operations by reducing tax deductions.

We may need to raise additional capital to fund our operations.

Our working capital needs consist primarily of lease operating expenses, principal and interest expense associated with outstanding loans and notes, production taxes, marketing expenses, transportation fees, and general and administrative activities and are estimated to be approximately $3,800,000 through the remainder of the fiscal year ending May 31, 2012. We received gross proceeds of $16,206,000 from our private placement of common stock that commenced in March 2011 and ended in November 2011. From June 22, 2011, the date of the reverser merger, through November 30, 2011 we have received gross loan proceeds of $7,350,000 and executed additional notes of approximately $2,050,000 for the replacement or exchange of prior notes. As of November 30, 2011, the Company had $6,750,000 in notes and convertible notes as outlined on page 25 of the Recent Events section, excluding the FSB line of credit and FSB term loan. Of the gross proceeds of the private placement and notes, approximately $10.4 million has been used for the purchase of oil and gas assets or entities engaged in oil and gas exploration and development and the closing costs and due diligence associated with the purchases; approximately $5 million for the exploration and development of the Company’s oil and gas assets; approximately $1.7 million for the closing costs associated with the private placement and notes; approximately $2.7MM for the repayment of prior shareholder and non-shareholder notes; and approximately $0.5 million for working capital items. Although we believe we have sufficient funds to last through May 31, 2012, we will likely need more funds in the future as our business expands. There can be no assurance that we will be successful in raising additional funds necessary on terms satisfactory to us. In the event that we are unable to raise such additional funds, we may be forced to reduce or delay our drilling activities and possibly also our ongoing operations.

If oil and gas reserves are found to exist on a prospect, substantial additional financing will be needed to fund the necessary exploration and development work. Furthermore, if the results of that exploration and development work are successful, substantial additional funds will be necessary for continued development. We may not have sufficient proceeds to conduct such work and, therefore, may be required to obtain the necessary funds either through further debt or equity financing, some form of cost-sharing arrangement with others, or the sale of all or part of the property. There is no assurance that we will be successful in obtaining any other financing. In the event that we are unable to raise the additional financing required, we may be forced to reduce our exploration and development activities, which could result in significant impairments to our oil and gas asset base.

We are a relatively new company and therefore you do not have the benefit of a long and established operating history on which to evaluate our business.

Substantially all of our revenues are derived from Black Rock’s operations. Prior to June 2010, Black Rock had no operations. After Black Rock’s acquisition of oil and gas properties in Zapata and Duval Counties in Texas, it began to recognize revenue from such properties. Accordingly, Black Rock has a very short history of revenue and incurred a net loss of $3,177,877 during the three months ended August 31, 2011. We therefore must be regarded as a new venture, with all of the unforeseen costs, expenses, problems, risks and difficulties to which such ventures are subject.

Our outstanding debt contains certain covenants restricting certain actions we may take.

The First State Bank of Lonoke holds mortgages on Black Rock’s Gulf Coast oil and gas interests, which account for approximately 95% of our income. Furthermore, First State Bank of Lonoke has a pledge of 100% of the shares of Black Rock. Additionally, the loan from Hyman Belzberg, William Belzberg and Caddo Management, Inc., is secured by certain of our assets and those of Black Rock. As a result, neither we nor Black Rock is permitted to engage in certain activities without the prior written consent of the lenders. These include, among other things, acquiring or disposing of assets, merging with any company, materially changing its legal structure, management or ownership or incurring or assuming any additional debt. There is no assurance that, if requested, the lenders will consent to any such action. Accordingly, our outstanding debt may adversely affect our operations.

If we default on our outstanding debt, it could have a material adverse effect on our business, results of operations and profitability.

The First State Bank of Lonoke holds mortgages on Black Rock’s Gulf Coast oil and gas interests, which account for approximately 95% of our income, and we have guaranteed the payment of the obligations secured by the mortgages. Additionally, the loan from Hyman Belzberg, William Belzberg and Caddo Management, Inc., is secured by certain of our assets and those of Black Rock. If we default on our payment obligations, the lenders are entitled to accelerate all amounts due under the debt and could repossess the interests. If this happened, it would have a material adverse effect on our business, results of operations and profitability.

If we learn of any title defects on the properties we own or acquire, it could have a material adverse effect on our operations and profitability.

We may not be the record owner of interest in our properties and may rely instead on contracts with the owner or operator of the property or assignment of leases, pursuant to which, among other things, we have the right to have our interest placed of record. As is customary in the oil and gas industry, a preliminary title examination will be conducted at the time properties or interests are acquired by us. Prior to commencement of operations on such acreage and prior to the acquisition of properties, a title examination will usually be conducted and significant defects remedied before proceeding with operations or the acquisition of proved properties, as appropriate.

The properties are subject to royalty, overriding royalty and other interests customary in the industry, liens incident to agreements, current taxes and other burdens, minor encumbrances, easements and restrictions. Although we are not aware of any material title defects or disputes with respect to our current and prospective acreage acquisitions, to the extent such defects or disputes exist, we could suffer title failures.

As a result of our limited financial resources, we are unable to diversify our operations to avoid any downturn in the oil and gas industry.

Because of our limited financial resources, it is unlikely that we will be able to diversify our operations. Our inability to diversify our activities will subject us to economic fluctuations within the oil and gas business or industry and therefore increase the risks associated with our operations as limited to one industry.

We are dependent on our key personnel and the loss of any of such individuals would have a material adverse effect on our operations.

We currently have three officers and five directors. We will be heavily dependent upon their skills, talents and abilities, as well as the attributes of consultants to the company to implement our business plan, and may, from time to time, find that the inability of the officers and directors and consultants to devote their full time attention to our business results in a delay in progress toward implementing our business plan. We have employment agreements with each of our executive officers. However, the employment agreements with Alan W. Barksdale, our Chief Executive Officer, and John T. Hanley, our Executive Vice President and Director of Finance, expire on December 31, 2011. Accordingly, if we are unable to reach a new agreement with these individuals on terms acceptable to us, it may have a material adverse effect on our operations.

Our officers and directors are engaged in other business activities and conflicts of interest may arise in their daily activities which may not be resolved in our favor.

Certain conflicts of interest may exist between us and our officers and directors. Officers or directors may bring energy prospects to us in which they have an interest. They have other business interests to which they devote their attention, and will be expected to continue to do so. They will also devote management time to our business. As a result, conflicts of interest or potential conflicts of interest may arise from time to time that can be resolved only through the officers and directors exercising such judgment as is consistent with fiduciary duties to their other business interests and to us. Alan W. Barksdale, our Chief Executive Officer, is also the President and Manager of StoneStreet Operating Company, LLC (“StoneStreet Operating”), which has historically operated the majority of our Gulf Coast assets. StoneStreet Operating will seek to transfer operations, duties and licenses of all applicable properties to RMR Operating as soon as possible.

We do not anticipate declaring dividends in the foreseeable future.

We have not paid dividends on its common stock and does not anticipate paying such dividends in the foreseeable future. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition and will be entirely within the discretion of our board of directors at such time. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board of directors does not anticipate declaring any dividends in the foreseeable future. As a result, any gain you will realize on our securities will result solely from the appreciation of such securities.

An active public trading market for our securities may not develop.

Our common stock is traded in the over-the-counter market and is quoted on the OTCBB, which is a FINRA-sponsored and operated inter-dealer automated quotation system for equity securities not included on any national securities exchange. Quotation of our common stock on the OTCBB limits the liquidity and price of our common stock more than if they were quoted or listed on a national securities exchange. Lack of liquidity will limit the price at which you may be able to sell our common stock or your ability to sell our common stock at all.

If our common stock is deemed a “penny stock,” broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

The Securities and Exchange Commission has adopted a number of rules to regulate “penny stocks.” Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;
•	receive the purchaser’s written agreement to the transaction prior to sale;
•	provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and
•	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

A “penny stock” is generally defined as any equity security other than a security that: (a) is an “NMS stock” (generally defined as any security for which transaction reports are collected, processed and made available pursuant to an effective transaction reporting plan) listed on a “grandfathered” national securities exchange, (b) is an NMS stock listed on a national securities exchange or an automated quotation system sponsored by a registered national securities association (including Nasdaq) that satisfies certain minimum quantitative listing standards, (c) has a transaction price of five dollars or more, (d) is issued by a registered investment company or by the Options Clearing Corporation, (e) is a listed security futures product, or (f) is a security whose issuer has met certain net tangible assets or average revenues.

If our common stock is deemed a “penny stock,” broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

You should be aware that, according to the Securities and Exchange Commission, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of securities by promoters and broker-dealers after prices have been manipulated to a desired level resulting in investor losses. The Company’s management is aware of the abuses that have occurred historically in the penny stock market. Although the Company does not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to the Company’s securities.

Sales of our shares may have an adverse effect on the market price of our securities.

All of the outstanding shares of common stock held by our current officers and directors and certain of the shares of common stock held by our existing shareholders, including the shares of common stock offered by this prospectus, are “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or another applicable exemption from registration under the Securities Act, and as required under applicable state securities laws. Generally, in order to sell restricted securities in compliance with Rule 144, a person must have held the restricted securities for the applicable holding period (generally, six months) and the company must be current with its SEC filings. However, if the company was formerly a shell company, like we were, Rule 144 would not be available for the resale of securities initially issued by the company until one year after its filing of “Form 10” information relating to its acquisition of an operating company, which filing was made by us on June 28, 2011. Accordingly, after June 28, 2012, assuming the applicable holding period has elapsed, non-affiliates of the Company may sell their restricted securities in reliance on Rule 144 and affiliates of the Company may sell their restricted securities in reliance on Rule 144 subject to certain volume and other limitations. In addition, the restricted securities offered herein may be sold at any time after the effectiveness of the registration statement of which this prospectus forms a part, as long as there is a current prospectus available at such time, without regard to the limitations imposed by Rule 144. Any sales under Rule 144 or under another exemption from the Securities Act, if available, or pursuant to this prospectus or a subsequent registration statement for the resale of restricted securities, may have a depressive effect upon the market price of our common stock.

Our investors may suffer future dilution due to issuances of shares for various considerations in the future.

As we need significant additional financing to implement our strategy going forward, and we are a relatively new and untested company, we may be unable to raise additional funds on favorable terms. In the future, in order to keep our programs and operations funded we may issue equity and debt securities that may substantially dilute investors who purchase in this offering. There may be substantial dilution to you as a result of future decisions of our board of directors to issue, without shareholder approval, shares of our common stock for cash, services, or acquisitions.

In addition, in connection with the private placement that commenced in March 2011 and ended in November 2011, we granted to each of three investors the right to purchase $3,000,000 of our common stock (or an aggregate of $9,000,000 of shares of common stock) that expires on December 31, 2011. If exercised, the shares would be sold to the investor at a price equal to the lesser of (i) $1.10 per share or (ii) the average closing price of our common stock during the period from five days prior to the investor exercising its right to purchase the shares and ending five days after such exercise. The future issuance of common stock by us or the exercise of the purchase rights granted in the private placement could significantly dilute your investment.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus that are not purely historical are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

•	our ability to obtain financing to support our working capital needs and implement our business plan;
•	our competition;
•	the economic viability of properties we are acquiring or redeveloping;
•	the costs of our operations;
•	continued compliance with governmental regulations;
•	the enactment of additional governmental regulations;
•	our public securities’ potential liquidity and trading; and
•	general economic conditions.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks and uncertainties (some of which are beyond our control) and other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Potential investors should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

We will not receive any proceeds from the resale by the selling shareholders of the shares offered by this prospectus. However, (i) we would immediately retire, without the payment of additional consideration, the $2,750,000 of principal and any accrued interest related to the convertible promissory notes held by certain of the selling shareholders if they are converted by such holders into shares of our common stock (which is solely in the discretion of the holders), and (ii) we may receive up to $1,755,600 in proceeds upon the exercise of the warrants issued as compensation to the brokers that assisted us in connection with our private placement if they exercise such warrants. We will use the proceeds, if any, from the exercise of such warrants for working capital and other general corporate purposes.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock to date. The payment of any dividends is within the discretion of our board of directors. It is the present intention of the board of directors to retain all earnings, if any, for use in the business operations and, accordingly, the board does not anticipate declaring any dividends in the foreseeable future. The payment of dividends in the future, if any, will be contingent upon our revenues and earnings, if any, capital requirements and our general financial condition.

MARKET PRICE FOR OUR SECURITIES

Our common stock is quoted on the OTCBB under the symbol RDMP. The following table sets forth the range of high and low bid prices for the common stock for the periods indicated since the common stock commenced public trading on September 16, 2010. The over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions. On November 28, 2011, the last reported sale price per share for our common stock as reported by the OTCBB was $1.51.

	Common Stock
	High	Low
Fiscal Year 2012:
Second Quarter*	$1.68	$1.27
First Quarter	$1.37	$1.24
Fiscal Year 2011:
Fourth Quarter	$2.00	$1.01
Third Quarter	$2.00	$1.01
Second Quarter**	$1.01	$1.01

*	Through November 28, 2011.
**	Commencing on September 16, 2010.

Holders

As of November 28, 2011, there were 85 holders of record of our common stock.

BUSINESS OF THE COMPANY

Introduction

Our business operations include oil and gas exploration, development and production. Our current areas of operation include the Permian Basin of New Mexico and Texas and the onshore Gulf Coast areas of Texas. We operate through our wholly owned subsidiaries, which include Black Rock, a passive working and net revenue interest owner in the oil and gas industry, and RMR Operating, a bonded and permitted oil and gas operator in New Mexico and Texas. We intend to pursue further opportunities in areas where the management’s experience and expertise can be leveraged and capital investment may generate value to shareholders. We will seek to acquire both operated properties, which will be operated through RMR Operating, and non-operated properties that meet our strategic objectives.

History

We were originally formed in January 2010 as Teaching Time, Inc. in order to design, develop, and market instructional products and services for the corporate, education, government, and healthcare e-learning industries. In connection with our organization, we issued 9,000,000 shares of common stock to Lisa Lamson, our then sole officer, director and controlling shareholder. Thereafter, on June 9, 2010, we registered with the SEC an additional 3,000,000 shares of common stock for sale to the public. On July 1, 2010, we sold 1,200,000 of the registered shares generating gross proceeds of $12,000. On March 9, 2011, the remaining 1,800,000 of the registered shares were deregistered. On March 22, 2011, we effectuated a forward split of our issued and outstanding common stock on a 25 for 1 basis.

In March 2011, we determined to enter into oil and gas exploration, development and production and changed our name to Red Mountain Resources, Inc. to better reflect that plan. Also on March 22, 2011, we entered into the Share Exchange Agreement with Black Rock Capital, LLC and SSG, the sole shareholder of Black Rock, of which Alan W. Barksdale (our current Chief Executive Officer) was president and sole shareholder. On June 22, 2011, we consummated the transactions contemplated by the Share Exchange Agreement. We issued 27,000,000 shares of common stock in the transaction to SSG in exchange for 100% of the equity in Black Rock. Concurrently with the closing, we retired 225,000,000 shares of common stock held by Lisa Lamson for no additional consideration. In connection with the acquisition, the management of Black Rock became our management. We also amended our Articles of Incorporation to, among other things, increase the number of shares of common stock we were authorized to issue to 500,000,000 shares and to add authority for us to issue up to 100,000,000 preferred shares. While we were the legal acquirer in the transaction, Black Rock was the accounting acquirer because its shareholders acquired control of the Company. Therefore, at the closing, the historical financial statements of Black Rock became those of the Company.

Certain Abbreviations

Following are some abbreviations commonly used in the oil and gas industry and in this prospectus:

/d	“Per day” when used with volumetric units or dollars
Bbl	One stock tank barrel, of 42 U. S. gallons liquid volume, used herein to reference oil or condensate
Boe	Barrels of oil equivalent, converts at rate of six Mcf equals one Boe
BOD	barrels of oil per day
MBbl	Thousand barrels of oil or condensate
MBoe	Thousand barrels of oil equivalent
MCF	thousands of cubic feet of gas
MCFD	thousands of cubic feet of gas per day
MCFE	thousands of cubic feet of gas and equivalents, converts at a rate of six Mcf equals one Boe, unless otherwise noted
MMBtu	Million British thermal units
MMCF	millions of cubic feet of gas
MMCFD	millions of cubic feet of gas per day

MMCFE	millions of cubic feet of gas and equivalents
PDP	proved developed producing reserves
PDNP	proved developed not producing (behind pipe) reserves
PV-10	dollar value of proved reserves discounted using a standard 10% discount rate

Probable reserves are those additional reserves that are less certain to be recovered than proved reserves and may be assigned to areas of a reservoir adjacent to proved reserves where data control or interpretations of available data are less certain, even if the interpreted reservoir continuity of structure or productivity does not meet the reasonable certainty criterion but which, together with proved reserves, are as likely as not to be recovered.

General

We intend to concentrate our acquisition, exploration and development efforts in areas where we can apply the technical expertise and experience of management and consultants.

Management is aware of energy prospects that consist of proved and unproved locations, which are located in regions in which we currently have interests, and has identified the consolidation and acquisition of various producing properties.

We have a team of managers and consultants with significant experience who have:

•	Participated in over 10,000 wells in 20 U.S. States and 22 countries globally.
•	A history of prospect identification and value creation.

A description of our officers, directors and advisors is included in the section entitled “Management of the Company.”

Company Strategy

Our strategy is to:

•	Acquire and develop oil and gas properties that provide an inventory of drill sites with limited geologic risk and limited variation of production from well to well.
•	Deploy capital and technical skills to generate value for our shareholders.

Present Opportunities Identified by Management to Acquire, Develop, Grow and Realize Value

We have acquired selected oil and gas properties in the Permian Basin and on the Gulf Coast and intend to make an offer to acquire additional properties located on the Gulf Coast from a receivership, subject to Court approval. Revenues have the potential to be increased through drilling of proved undeveloped drilling locations. Management believes that any resulting cash flow may then be used toward drilling additional oil and gas wells in each of these producing basins. Management also believes that such actions have the potential to increase the value of our properties if capital is available for development.

Management believes these opportunities have the following features:

•	Proved producing reserves with existing cash flow;
•	Non-producing reserves that can be immediately developed to enhance cash flow;
•	Inventory of proved-undeveloped drill sites that can provide production growth; and
•	Values of proved reserves that can be increased in a short period of time with low risk drilling.

Synopsis of Properties and Assets Acquired

The following is a description of the properties and assets we have acquired (not including our percentage ownership of assets owned by Cross Border). The amounts listed below, for the most part, do not include acquisition related costs paid by us which are properly recorded as part of the purchase price in the financial statements.

Villarreal — Zapata County, Texas

This field consists of approximately 1,099.78 gross acres (154.01 acres net to the working interest). The purchase price of this property was approximately $3,100,000, and included a prepaid drilling credit from the well operator of approximately $680,000. At acquisition, there were eight producing wells on this property. Black Rock acquired the approximate 13.942% working interest and 10.46% net revenue interest in seven of the producing wells and remaining leasehold. Black Rock also acquired approximately a 15.65% working interest and 11.74% net revenue interest in one producing well. ConocoPhillips is the operator of the Villarreal lease.

Frost Bank — Duval County, Texas

This field consists of approximately 998.3 gross acres (319 acres net to the working interest). The purchase price of this property was approximately $200,000. At acquisition, there were five producing wells. Black Rock acquired an approximate 31.968% working and 23.976% net revenue interest in the well production. RMR Operating is the operator of the Frost Bank lease.

Resendez and La Duquesa — Zapata County, Texas

These fields consist of approximately 2,496 gross acres (914 acres net to the working interests). The purchase price of this property was approximately $36,000. At acquisition, there were two producing and two shut in wells. Black Rock acquired an approximate 23.125% and 50.007% working interest in Resendez and La Duquesa, respectively, and 17.34% and 37.56% net revenue interest in the well production for Resendez and La Duquesa, respectively. RMR Operating is the operator of the Resendez and La Duquesa leases.

Madera Prospect — Lea County, New Mexico

These fields consist of approximately 1,926 gross acres (1,153 net to the working interests). The purchase price of this property was approximately $4,774,000, including approximately $27,000 in acquisition related costs. At acquisition, the two leases comprised two producing wells and one shut in well. Black Rock acquired a 100% working interest and a 75% net revenue interest in one producing well, a 56.05% working interest and a 42.04% net revenue interest in the second producing well and a 41.38% working interest and a 31.04% net revenue interest in the shut in well. On April 29, 2011, Black Rock issued a promissory note to Red Mountain in return for borrowing approximately $4,900,000 to close this lease acquisition. The promissory note was cancelled upon closing of the reverse merger.

We agreed to drill one test well to at least 9,000 feet by November 1, 2012 or incur $15,000 per month penalty until completed. We are currently drilling a well to fulfill this obligation. RMR Operating is the operator of the Madera leases.

Pawnee Prospect — Lea County, New Mexico

On July 8, 2011, Black Rock entered into a Purchase and Area of Mutual Interest Agreement (“PAMI”), effective as of July 1, 2011, that governed the relationship between Black Rock and certain other parties with respect to the Pawnee Prospect covering approximately 1,255 gross acres (1,029 net acres) in which Black Rock acquired an 82% ownership interest. Pursuant to the PAMI on July 25, 2011, Black Rock acquired the remaining 18% ownership interest in the land from such other parties. The total acquisition cost of the combined 1,255 gross/net acres was $439,222 or $350 per acre. Pursuant to the PAMI, on July 27, 2011, Black Rock acquired an 87.5% working interest with a 66.94% net revenue interest in 320 gross acres (280 net acres) for $98,000 or $350 per acre. Additionally pursuant to the PAMI, on July 27, 2011, Black Rock acquired a 100% working interest with a 76.5% net revenue interest in one lease covering 35 acres; a 100% working interest with a 75% net revenue interest in three leases covering 62.5 acres; and a 100% working interest with a 77.75% net revenue interest in four leases covering 92.92 acres. RMR Operating is the operator of the Pawnee leases.

Martin Prospect — Andrews County, Texas

On August 16, 2011, Black Rock acquired a 100% working interest with a 75% net revenue interest in the “Martin Lease” in exchange for 320,000 shares of Red Mountain’s common stock. The fair value of assets acquired was $320,000. The Martin Lease is 320 gross/net acres located in Andrews County, Texas. The Martin Lease is held by production and is for all rights 5,000 feet and below the surface of the land. The target horizons associated with the Martin Lease are the Clearfork and Wichita Albany formations.

Shafter Lake Prospect — Andrews County, Texas

On August 16, 2011 Black Rock acquired a 100% working interest with a 75% net revenue interest in the “Shafter Lake Lease” for $250,000 and 250,000 shares of Red Mountain’s common stock. The fair value of assets acquired was $500,000. The Shafter Lake Lease is approximately 185 gross/net acres located in Andrews County, Texas. The Shafter Lake Lease is held by production and is for all rights from surface to 4,250 feet below the surface of the land. The target horizons associated with the Shafter Lake Lease are the Grayburg and San Andrus formations.

Cowden Prospect — Ector County, Texas

On November 11, 2011 Black Rock acquired the “Cowden Leases” for $1,150,000. The Cowden Leases are approximately 760 gross acres (740 net acres). At acquisition, the Cowden Leases contained 31 producing wells. Black Rock acquired 100% working interest with a 75% net revenue interest in two leases covering 640 gross/net acres; a 100% working interest with a 79.375% net revenue interest in one lease covering 40 acres; and a 75% working interest with a 62.8% net revenue interest in one lease covering 80 acres. RMR Operating is the operator of the Cowden Lease.

Goals

Our focus is to increase shareholder value by pursuing our corporate strategy as follows:

Pursue concurrent development of our core areas

We have, as of October 31, 2011, used approximately $6,900,000 of the proceeds from our recently completed private placement for the Madera, Pawnee, Shafter Lake, Martin and Cowden acquisitions and approximately $3,400,000 for the Cross Border purchases. We plan to spend approximately $7,500,000 to develop properties during our fiscal year ending May 31, 2012. We expect that the majority of the calendar year 2011 and 2012 drilling capital expenditures will be incurred in our Permian Basin development and exploration prospects. Many of our targeted prospects are in reservoirs that demonstrate predictable geologic attributes and consistent reservoir characteristics, which typically lead to more reliable drilling results than wildcats.

Achieve consistent reserve growth through repeatable development

We intend to achieve significant reserve growth over the next few years through a combination of acquisitions and drilling. In calendar year 2011, we intend to achieve significant reserve and production increases as a result of our acquisitions and development drilling program. We anticipate that the majority of future reserve and production growth will come through the execution of our development drilling program on existing properties and properties pending as acquisitions, which include many proved and unproved locations. Our targets generally will consist of locations in fields that demonstrate low variance in well performance, which leads to predictable and repeatable field development.

Our reserve estimates, if any, may change continuously and we intend to periodically evaluate such reserve estimates internally, with independent engineering evaluation on an annual basis. Deviations in the market prices of both crude oil and natural gas and the effects of acquisitions, dispositions and exploratory development activities may have a significant effect on the quantities and future values of our reserves, if any. In the Permian Basin, where we plan to focus our drilling efforts and capital expenditures, prospects generally have reserves characterized as long-lived with low decline rates.

Maintain high percentage ownership and operational control over our asset base

Although some of our assets are operated by third parties, we intend to retain a high degree of operational control over our asset base to the extent possible, through a high average working interest or acting as the operator in our areas of significant activity. To this end, Black Rock is a passive working and net revenue interest owner in the oil and gas industry and we pursue properties which will be operated by RMR Operating. Black Rock owns a majority interest in 36 wells in the Permian Basin and 1 in south Texas. RMR Operating operates 29 wells in the Permian Basin and 9 in south Texas. This is designed to provide us with controlling interests in a multi-year inventory of drilling locations, positioning us for reserve and production growth through our drilling operations. We plan to control the timing, level and allocation of our drilling capital expenditures and the technology and methods utilized in the planning, drilling and completion process on related targets. We believe this flexibility to opportunistically pursue development on properties may provide us with a meaningful competitive advantage.

Acquire and maintain acreage positions in our core areas

We believe that our intended acquisitions and development of known production prospects in our core areas should be supplemented with exploratory efforts that may lead to new discoveries in the future. We intend to continually evaluate our opportunities and pursue attractive potential opportunities that take advantage of our strengths. We are examining several other Permian and Gulf Coast prospects, each of which has gained substantial interest within the exploration and production sector due to their relatively known nature and the potential for meaningful hydrocarbon recoveries. There are other mid-size and large independent exploration and production companies conducting drilling activities in these plays.

Pursue a disciplined acquisition strategy in our core areas of operation

We intend to also focus on growing through targeted acquisitions. Although drilling prospects may provide us with the opportunity to grow reserves and production without acquisitions, we continue to evaluate acquisition opportunities, primarily in our core areas of operation.

Creating a management and operational team with advanced exploration and development knowledge

We intend to develop a managerial and operational team with experience in the oil and gas industry, and with a proven track record of creating value both organically and through strategic acquisitions.

Alan W. Barksdale, our Chief Executive Officer, has operated, managed, financed or invested in more than 100 wells located in Louisiana, New Mexico and Texas. Tommy W. Folsom, our Executive Vice President and Director of Exploration and Production, has significant oil and gas industry experience, most recently as founder of Enerstar Resources O & G, LLC, an oil company involved in the drilling, re-completion, re-entry and acquisition of properties and leases in the United States. John T. Hanley, our Executive Vice President and Director of Finance, has 37 years of experience in the oil and gas industry most recently serving as controller for Coastal Energy Company, an international oil and gas exploration and production company.

We will also seek to support our management team with an active board of directors with experience in the oil and gas industry, capital markets and public companies. Mr. Barksdale has over 10 years of capital markets experience. Richard Y. Roberts has considerable public company experience.

For more information on the experience of our management team and board of directors, see the section entitled “Management of the Company.”

Maintain a high degree of safety standards

Hydraulic fracturing, the process used for releasing oil and gas from shale rock, has been used on all of our current properties, as well as all of our reserves. Furthermore, we intend to continue to use hydraulic fracturing on all properties acquired for future development. It is anticipated that hydraulic fracturing activities will represent approximately 45% of our development costs.

We strive to provide superior operating services, including through our hydraulic fracturing processes, in a safe, efficient manner. This is accomplished by employing top quality, highly experienced professionals and giving thorough attention to detail. We and our subsidiaries and affiliates engage contractors and vendors that meet acceptable safety standards and industry best practices. We and our subsidiaries and affiliates maintain a representative on each well location throughout the drilling and completion process. Accordingly, all aspects of the drilling and completion process are monitored by onsite representatives, as well as offsite representatives via remote, real-time monitoring systems. For properties operated by us, our staff and consultants devise well plans and operating procedures, which include pre- and post-testing of additives to the hydraulic fluids. These plans and procedures attempt to maximize operating efficiencies, while minimizing the use of water, and ensure that all water disposal is in compliance with the applicable state and federal rules and guidelines.

Competition, Markets, Regulation and Taxation

Competition

There are a large number of companies and individuals engaged in the exploration of oil and gas and oil workover projects. Accordingly, there is a high degree of competition for desirable properties. Many of the companies and individuals so engaged have substantially greater technical and financial resources than we have.

Markets

The availability of a ready market for oil and gas discovered, if any, may depend on factors beyond our control, including the proximity and capacity of refineries, pipelines, and the effect of state regulation of production and of federal regulations of products sold in interstate commerce, and recent intrastate sales. The market price of oil and gas is volatile and beyond the control of the Company. The market for natural gas is also unsettled, and gas prices have changed dramatically in the past four years with substantial fluctuation, seasonally and annually. We store our oil production in tanks located adjacent to the wells or in central tank batteries. The oil is then sold to purchasers at the locations or hauled by truck and sold at a terminal or other common delivery point. Due to the substantial increase in activity in the Permian Basin and Gulf Coast, the availability of haulers and purchasers is limited. In the event that producing oil properties are not subject to transportation or purchase contracts or that any such contracts terminate and other parties do not transport or purchase our oil production, there is no assurance that we will be able to enter into transportation or purchase contracts with any transport companies or other purchasers of oil and there can be no assurance regarding the price which the Company would be required to pay such transporters or the price which purchasers would be willing to pay for such oil.

There generally are only a limited number of gas transmission companies with existing pipelines in the vicinity of a gas well or wells. In the event that producing gas properties are not subject to transportation or purchase contracts or that any such contracts terminate and other parties do not purchase our gas production, there is no assurance that we will be able to enter into transportation or purchase contracts with any transmission companies or other purchasers of natural gas and there can be no assurance regarding the price which such purchasers would be willing to pay for such gas. There presently exists an oversupply of gas in certain areas of the marketplace due to pipeline capacity, the extent and duration of which is unknown. Such oversupply may result in restrictions of purchases by principal gas pipeline purchasers. Currently, we contract with a third party marketer for the transport, processing and sale of our Gulf Coast gas production. The gas is processed in local facilities for a processing fee and the residue gas, plant products and natural gas liquids are sold to purchasers by the third party marketer. Due to the substantial increase in activity in the onshore Gulf Coast, there is no assurance that processing capacity will continue to exist which could result in reduced prices for unprocessed gas. We currently sells our Permian Basin gas production directly to purchasers pursuant to purchase contracts. Due to the substantial increase in activity in the Permian Basin, the availability of low pressure gathering and transmission lines is limited. Such gathering and transmission limitations may result in restrictions on production and purchases by principal gas pipeline purchasers.

Effect of Changing Industry Conditions on Drilling and Rework Completion Activity

Lower oil and gas prices have caused a decline in drilling activity in the U.S. from time to time. Currently, there is a high demand for drilling and workover contractors and costs are higher compared to historical periods. We cannot predict what oil and gas prices will be in the future and what effect those prices may have on drilling activity in general, or on our ability to generate economic drilling prospects and to raise the necessary funds or generate funds from production with which to drill them.

Regulation and Pricing of Natural Gas

Our operations may be subject to the jurisdiction of the Federal Energy Regulatory Commission (“FERC”) with respect to the sale of natural gas for resale in interstate and intrastate commerce. State regulatory agencies may exercise or attempt to exercise similar powers with respect to intrastate sales of gas. Because of its complexity and broad scope, the price impact of future legislation on our operations cannot be determined at this time.

Crude Oil and Natural Gas Liquids Price and Allocation Regulation

Pursuant to Executive Order Number 12287, issued January 28, 1981, President Reagan lifted all existing federal price and allocation controls over the sale and distribution of crude oil and natural gas liquids. Executive Order Number 12287 was made effective as of January 28, 1981, and consequently, sales of crude oil and natural gas liquids after January 27, 1981 are free from federal regulation. The price for such sales and the supplier-purchaser relationship will be determined by private contract and prevailing market conditions. As a result of this action, oil which may be sold by us will be sold at deregulated or free market prices. At various times, certain groups have advocated the reestablishment of regulations and control on the sale of domestic oil and gas, and we will have no control over any regulation legislation in the future.

State Regulations

Our production of oil and gas, if any, will be subject to regulation by state regulatory authorities in the states in which we may produce oil and gas, such as the Texas Railroad Commission. In general, these regulatory authorities are empowered to make and enforce regulations to prevent waste of oil and gas and to protect correlative rights and opportunities to produce oil and gas as between owners of a common reservoir. Some regulatory authorities may also regulate the amount of oil and gas produced by assigning allowable rates of production.

Proposed Legislation

A number of legislative proposals have been and probably will continue to be introduced in Congress and in the legislatures of various states, which, if enacted, would significantly affect the petroleum industries. Such proposals and executive actions involve, among other things, the imposition of land use controls such as prohibiting drilling activities on certain federal and state lands in roadless wilderness areas. At present, it is impossible to predict what proposals, if any, will actually be enacted by Congress or the various state legislatures and what effect, if any, such proposals will have. However, President Clinton’s establishment of numerous National Monuments by executive order has had the effect of precluding drilling across vast areas, which has been continued in the current Administration through the Department of the Interior. Additionally, federal income tax deductions for energy exploration or production and “windfall profit” taxes have in the past affected the economic viability of such properties, and may do so in the future if enacted by Congress.

Environmental Laws

Oil and gas exploration and development is specifically subject to existing federal and state laws and regulations governing environmental quality and pollution control. Such laws and regulations may substantially increase the costs of exploring for, developing or producing oil and gas and may prevent or delay the commencement or continuation of a given operation.

All our operations involving the exploration for or the production of any minerals are subject to existing laws and regulations relating to exploration procedures, safety precautions, employee health and safety, air quality standards, pollution of stream and fresh water sources, odor, noise, dust and other environmental protection controls adopted by federal, state and local governmental authorities as well as the right of adjoining property owners. We may be required to prepare and present to federal, state or local authorities data pertaining to the effect or impact that any proposed exploration for or production of minerals may have upon the environment. All requirements imposed by any such authorities may be costly, time consuming, and may delay commencement or continuation of exploration or production operations.

It may be anticipated that future legislation will significantly emphasize the protection of the environment, and that, as a consequence, our activities may be more closely regulated to further the cause of environmental protection. Such legislation, as well as future interpretation of existing laws, may require substantial increases in equipment and our operating costs and delays, interruptions or a termination of operations, the extent to which cannot now be predicted.

Compliance with Environmental Laws and Regulations

Our operations are subject to local, state and federal laws and regulations governing environmental quality and pollution control. To date, compliance with these regulations by us has had no material effect on our operations, capital, earnings, or competitive position, and the cost of such compliance has not been material. We are unable to assess or predict at this time what effect additional regulations or legislation could have on our activities.

Title to Properties

We are not the record owner of our interest in our properties and rely instead on contracts with the owner or operator of the property or assignment of leases, pursuant to which, among other things, we have the right to have our interest placed on record. As is customary in the oil and gas industry, a preliminary title examination will be conducted at the time properties or interests are acquired by us. Prior to commencement of operations on such acreage and prior to the acquisition of properties, a title examination will usually be conducted and significant defects remedied before proceeding with operations or the acquisition of proved properties, as appropriate.

The properties are subject to royalty, overriding royalty and other interests customary in the industry, liens incident to agreements, current taxes and other burdens, minor encumbrances, easements and restrictions. Although we are not aware of any material title defects or disputes with respect to our prospective acreage acquisitions, to the extent such defects or disputes exist, we could suffer title failures in the future.

Disclosure of Oil and Gas Operations

For the following tables and other disclosures in regards to our oil and gas reserves, production, sales and well data, we have one geographic area — the Unites States. The following information regards properties acquired by Black Rock during the year ended May 31, 2011.

Proved Reserves as of May 31, 2011

The following table shows our proved reserves as of May 31, 2011:

	Oil (Mbbls)	Natural Gas (Mmcf)
Developed	1.518	5,548.982
Undeveloped	842.827	4,900.668
Total Proved reserves	844.345	10,449.650

The reserve estimates for the Frost Bank, Resendez and La Duquesa and Villarreal properties were derived from a report prepared by Forrest A. Garb and Associates, LLC on September 23, 2011 from information provided by Black Rock and overseen directly by Alan Barksdale. Forrest A. Garb and Associates, LLC is a member of the American Association of Petroleum Geologists, Dallas Geological Society, Houston Geological Society, Society of Exploration Geophysicists, Society of Petroleum Engineers and the Society of Petroleum Evaluation Engineers.

The reserve estimates for the Madera property were derived from a report prepared by Robert Lee on August 16, 2011 from information provided by Black Rock and overseen directly by Alan Barksdale. Robert Lee, the principal of Lee Engineering, Inc., is a member of the Society of Petroleum Engineers and a registered Petroleum Engineer in the state of Texas.

Our primary addition to proved undeveloped reserves occurred on the Villarreal field in the nine months ended February 28, 2011. We expect to incur approximately $1.46 million in the following two fiscal years in order to develop those unproved reserves.

Net Drilling Activity for the Year Ended May 31, 2011

The following table shows our drilling activity for the year ended May 31, 2011:

Exploratory wells	0.13
Development wells	0.27
Dry wells	—
Total	0.40

There were no wells in the process of being drilled as of May 31, 2011.

Gross and net productive wells as of May 31, 2011 were 21 and 4.75, respectively. Gross and net acreage was as follows as of May 31, 2011:

	Gross	Net
Developed	4,663.68	1,860.52
Undeveloped	1,856.40	679.46
Total	6,520.08	2,539.98

Production for the Year Ended May 31, 2011

The following table summarizes average volumes and realized prices of oil sold from our properties and our production costs per MCF of gas, which do not include the Madera assets.

For the Year Ended May 31, 2011
Net gas sales (MCF)	900,332
Average realized gas sales price per MCF	$4.12
Production costs per MCF:
Production taxes	$0.18
Lease operating expenses	$0.18

Backlog of Orders

There are currently no orders for sales of oil and gas at this time.

Government Contracts

None at this time.

Insurance

We currently maintain oil and gas commercial general liability protection relating to all of our oil and gas operations (including environmental and pollution claims) with a total limit of coverage in the amount of $2,000,000 (with no deductible) and excess liability protection with a total limit of $3,000,000 (with a deductible of $10,000).

Company Sponsored Research and Development

No research is currently being conducted.

Number of Persons Employed

As of November 30, 2011, we have 15 full-time employees and engage additional part-time consultants on an as-needed basis. There is no assurance that we will be able to retain our workforce or hire additional employees as needed.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes to those statements included elsewhere in this prospectus. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The Company’s actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under “Risk Factors” and elsewhere in this prospectus.

Overview

We are an independent, growth oriented energy company that intends to acquire and develop oil and gas properties. We were originally formed in January 2010 as Teaching Time, Inc. in order to design, develop, and market instructional products and services for the corporate, education, government, and healthcare e-learning industries. In March 2011, we determined to enter into oil and gas exploration, development and production and changed our name to Red Mountain Resources, Inc. to better reflect that plan.

On March 22, 2011, we entered into the Share Exchange Agreement, pursuant to which, among other things, we agreed to acquire Black Rock. At the time, we were a publicly traded shell company. On June 22, 2011, we completed the transactions contemplated by the Share Exchange Agreement, pursuant to which we acquired 100% of the equity in Black Rock and the management of Black Rock became our management. For accounting purposes, Black Rock was treated as the acquirer and the transaction was treated as a recapitalization.

Our new management implemented a business strategy consisting of the acquisition of undeveloped leases and long-lived proved reserves with significant exploitation and development opportunities and exploiting the inventory of drilling locations associated with the acquired properties. As a result of this strategy, we have increased our inventory of acreage and drilling locations, assets and production base through a combination of acquisitions and ongoing development drilling and percentage of operated properties. We have also expanded our management team to accommodate this growth. Recently, management has focused on the acquisition of additional operated properties and further developing and exploiting our properties. We operate through our wholly owned subsidiaries, which include Black Rock, a passive working and net revenue interest owner in the oil and gas industry, and RMR Operating, a bonded and permitted oil and gas operator in New Mexico and Texas.

Financial Statements

The historical financial statements included in this prospectus are for: the Company as of August 31, 2011 and for the three months ended August 31, 2011 and 2010; Black Rock as of May 31, 2011 and for the year then ended; and, Properties Acquired From MSB Energy, Inc. on June 1, 2010 and October 1, 2010 as of May 31, 2010 and for the year then ended.

Since we were a publicly traded shell company and Black Rock was an operating company, our acquisition of Black Rock was treated as a recapitalization of Black Rock and the historical financial statements of Black Rock superseded and became those of our company.

Black Rock was formed on October 28, 2005 as Black Rock Capital, LLC, an Arkansas limited liability company. In June 2011, Black Rock Capital, LLC filed Articles of Conversion with the Secretary of State for the State of Arkansas to convert Black Rock Capital, LLC into a corporation. The conversion became effective July 1, 2011 and accordingly Black Rock Capital, LLC was converted to Black Rock Capital, Inc. As a result of the conversion, the membership interest holders of Black Rock Capital, LLC became shareholders of Black Rock.

Black Rock did not have any operations prior to June 2010. It acquired all of its oil and gas working and net revenue interests from MSB Energy, Inc. (a Debtor-In-Possession in Chapter 11 Bankruptcy) on June 1, 2010 and October 1, 2010 (the “Properties”). In order to meet the predecessor business reporting requirements of the SEC, financial statements needed to be provided for the Properties for the year preceding the June 1, 2010 acquisition by Black Rock. These acquired Properties only represented a portion of MSB Energy, Inc. (a Debtor-In-Possession in Chapter 11 Bankruptcy) oil and gas working and net revenue interests.

The financial statements of the Properties have been prepared in accordance with U.S. GAAP on a “carve-out” basis of certain historical financial information related to the Properties from the books and records of the MSB Energy, Inc. (a Debtor-In-Possession in Chapter 11 Bankruptcy). These carve-out procedures require that historical results of operations, assets and liabilities attributable to the Properties, in addition to revenues and expenses related to, or incurred on behalf of the Properties, be included or allocated to the Properties as if they were a stand-alone entity.

The accompanying financial statements of the Properties may not be indicative of future performance and may not reflect what the results of operations, financial position and cash flows would have been had the Properties operated as a separate entity during all of the periods presented. These acquired Properties only represented a portion of MSB Energy’s oil and gas working and net revenue interests. These properties were operated by the bankruptcy trustees in a caretaker roll who were trying to protect creditor interest in the bankruptcy estate. Because of this, the results of operations of Black Rock are not comparable with those of the properties acquired from MSB Energy Inc. so no comparisons have been provided.

Recent Events

Prior to the closing of the transactions contemplated by the Share Exchange Agreement, we had loaned $5,750,000 in the form of secured promissory notes to Black Rock so Black Rock could proceed with the purchase of oil and gas assets known as the Madera assets located in New Mexico, and to fund a portion of its purchase of the Cross Border shares. The promissory notes were cancelled upon our acquisition of Black Rock. The Madera assets, which consist of leases and producing wells, were acquired by Black Rock in April 2011, prior to the closing of the transactions contemplated by the Share Exchange Agreement, for approximately $4,750,000.

On May 23, 2011, Black Rock entered into an agreement with Cross Border pursuant to which Black Rock purchased 2,136,164 Units of Cross Border in a Rule 506 offering for the purchase price of $3,204,246. The Units consist of 2,136,164 shares of Cross Border’s common stock and 2,136,164 common stock purchase warrants exercisable at $2.25 per share. Subsequent to such date, we and Black Rock acquired an additional 2,400,332 shares of common stock of Cross Border. As a result, we own approximately 28.1% of Cross Border’s outstanding common stock (not including the common stock purchase warrants held by Black Rock which are not currently exercisable).

On July 8, 2011, Black Rock entered into a PAMI that governed the relationship between Black Rock and certain other parties with respect to the Pawnee Prospect which is oil and gas leases in a defined area of Lea County, New Mexico. Pursuant to the PAMI, Black Rock acquired oil and gas leases 1,765 gross acres (1,725 net) in Lea County, New Mexico, which we refer to as the Pawnee Prospect (see Note 3 to our condensed consolidated financial statements for the fiscal quarter ended August 31, 2011). RMR Operating operates the Pawnee Prospect. We have drilled and completed the Good Chief #1 and the Big Brave #1 wells on the Pawnee Prospect. The Good Chief #1 and Big Brave #1 are expected to be producing by December 15, 2011. We expect to announce the initial flow rates in late-December for the Good Chief #1 and the Big Brave #1.

In August 2011, we acquired a 100% working interest with a 75% net revenue interest in the “Martin Lease” in exchange for 320,000 shares of our common stock. We also acquired a 100% working interest with a 75% net revenue interest in the “Shafter Lake Lease” for $250,000 and 250,000 shares of our common stock. The Martin Lease is 320 gross/net acres located in Andrews County, Texas. The Martin Lease is held by production and is for all rights 5,000 feet and below the surface of the land. The target horizons associated with the Martin Lease are the Clearfork and Wichita Albany formations. The Shafter Lake Lease is approximately 185 gross/net acres located in Andrews County, Texas. The Shafter Lake Lease is held by production and is for all rights from surface to 4,250 feet below the surface of the land. The target horizons associated with the Shafter Lake Lease are the Grayburg and San Andres formations.

On October 25, 2011, Black Rock issued a convertible promissory note to Michael Garnick in a principal amount of $200,000. The promissory note was due and payable in full on April 15, 2013 and bore interest at the rate of 10% per annum. This note was issued to replace a prior note issued in May 2011. This note was repaid in full in November 2011.

In August, October and November 2011, we issued 4,302,099 shares of common stock (the exchange shares) to certain shareholders of Cross Border as consideration for the purchase by us of 2,233,000 shares of Cross Border’s common stock. We also acquired an additional 167,332 shares of Cross Border’s common stock for cash for an aggregate purchase price of $217,532. Accordingly, as of the date of this prospectus, we own approximately 28.1% of Cross Border’s outstanding common stock, including 2,181,797 shares held by us and 2,354,699 shares held by Black Rock. Black Rock also owns warrants to purchase an aggregate of 2,136,164 shares of Cross Border’s common stock which are not currently exercisable.

In November 2011, we acquired working interest and net revenue interest and producing wells in the “Cowden Lease” for $1,150,000. The Cowden Lease is approximately 760 gross acres (740 net acres) located in Ector County, Texas. The target horizon associated with the Cowden Lease is the San Andres formation.

In November 2011, we completed our private placement of up to $25,000,000 in shares of common stock at an offering price of $1.00 per share. We sold an aggregate of 16,206,000 shares of common stock for an aggregate purchase price of $16,206,000 in the private placement. We have, as of October 31, 2011, used approximately $6,900,000 of the proceeds from the private placement for the Madera, Pawnee, Shafter Lake and Cowden acquisitions and approximately $3,400,000 of the proceeds for the Cross Border purchases. We granted to three investors each the right to purchase an additional $3,000,000 of shares of our common stock (or an aggregate of $9,000,000 of shares of common stock).

On November 16, 2011, we issued a senior secured promissory note to Hyman Belzberg, William Belzberg and Caddo Management, Inc. (collectively, the “Lenders”), in a principal amount of up to $4,000,000. Upon issuance of the promissory note, the Lenders advanced $500,000 to us. Upon perfection of the Lenders’ security interest in the collateral for the promissory note, we may request additional disbursements under the promissory note for the acquisition of certain properties. The promissory note bears interest at a rate of 12% per annum and matures on November 16, 2012. On the date the promissory note was issued, we prepaid interest on the promissory note through November 30, 2011. Beginning on January 1, 2012, and on the first of each month thereafter until November 16, 2012, we will pay monthly installments of interest only. All accrued and unpaid interest and the unpaid principal balance are due and payable on the earlier of November 16, 2012 or the date the promissory note is terminated, whether by its terms, by prepayment or by acceleration. The promissory note is our senior obligation. All of our obligations under the promissory note are guaranteed, jointly and severally, by our wholly-owned subsidiaries, Black Rock and RMR Operating (together, the “Subsidiaries”), pursuant to a guaranty agreement in favor of the Lenders, dated as of November 16, 2011. In addition, the promissory note will be secured by (a) first priority and second priority real property liens on our ownership or lease interest in certain developed and undeveloped oil and gas leases (including the properties to be purchased with the funds disbursed under the Note), together with all proceeds, interests, personal property and as-extracted collateral related to such interests, and (b) a stock pledge agreement with the Lenders, dated November 30, 2011, with respect to a second lien on 2,136,164 shares of Cross Border Resources, Inc. owned by Black Rock. We also issued 200,000 shares as a fee to a broker that assisted us with obtaining the loan from the Lenders.

On November 25, 2011, we issued a convertible promissory note to Personalversorge der Autogrill Schweiz AG in a principal amount of $1,500,000 and a convertible promissory note to Hohenplan Privatstiftung in a principal amount of $1,000,000. On November 30, 2011, we issued a convertible promissory note to SST Advisors, Inc. in a principal amount of $250,000. The promissory notes are due and payable on November 25, 2013 and bear interest at the rate of 10% per annum. Prior to payment in full of the entire balance of the promissory notes, the holders of the promissory notes have the option of converting all or any portion of the unpaid balance of the promissory notes (including accrued and unpaid interest) into shares of our common stock at a conversion price equal to $1.00 per share (or approximately 3,300,000 shares, assuming the principal and all accrued interest are converted in full on the maturity date), subject to adjustment upon certain events.

On November 30, 2011, we repaid all the principal and interest related to promissory notes from shareholders and non-shareholders that were due on that date, which amounted to $1,400,602.

Results of Operations

Overview of Results of Operations for the Period Ended August 31, 2011

During the period ended August 31, 2011, we recognized revenues of $1,124,871 from our oil and gas producing properties. During the period ended August 31, 2011, we recorded oil and gas sales on 250,602 MCFE of which 97.7% was gas at an average price of $4.49 per MCF.

We incurred operational expenses in connection with our oil and gas activities of $1,117,921 during period ended August 31, 2011.

Production taxes for the period were $53,409 and lease operating expenses were $79,540. During period ended August 31, 2011, we recorded depreciation, depletion and amortization expense of $283,985 in connection with the properties. Other operational expenses connected to our oil and gas activities included gas transportation and marketing charges of $52,936 and general and administrative expenses of $639,960. We also incurred $3,750 in exploration expense.

As a result, during the period ended August 31, 2011, we realized income from operations of $6,950.

During the period ended August 31, 2011, we realized a net loss of $3,177,877.

Results of Operations for the Three Months Ended August 31, 2011 and 2010

The following table sets forth summary information regarding natural gas, oil and revenues, production, average product prices and average production costs and expenses for the three months ended August 31, 2011 and 2010, respectively.

	Three months ended August 31,
	2011	2010
Revenues
Condensate	$13,260	$8,017
NGLs	$12,675	$11,233
Gas	$1,098,936	$902,425
Total oil and gas sales	$1,124,871	$921,675
Production
Condensate (Bbls)	147	130
NGLs (Gallons)	323	595
Gas (Mcfs)	249,842	199,044
Total (MCFE)	250,602	199,838
Total (MCFE/d)	2,726	2,172
Average Prices
Condensate	$90.21	$61.67
NGLs	$39.25	$18.87
Gas	$4.4	$4.53
Total average price (per MCFE)	$4.49	$4.61
Costs and expenses (per MCFE)
Lease operating expense	$0.32	$0.16
Severance tax and marketing	$0.42	$0.57
Exploration expense	$0.01	$—
General & administrative expense(1)	$2.55	$—
Depreciation, Depletion & accretion	$1.15	$0.8

(1)	General and administrative expense includes professional and consulting fees related to acquisitions, including the Black Rock Capital, Inc. acquisition, of $0.86 MCFE for the three months ended August 31, 2011.

Oil and gas production:  Oil and gas production increased 25.4% to 250,220 MCFE for the three months ended August 31, 2011 from 199,838 MCFE for the three months ended August 31, 2010. Production for the 2011 period was 99.7% gas to 0.3% condensate and liquids versus 99.6% gas to 0.4% condensate and liquids for the 2010 period. Our average daily production on a MCFE basis increased 25.4% to 2,746 MCFE per day compared to 2,172 MCFE per day for the 2010 period. The increase in production was primarily due to drilling the Villarreal #7, #11, #14 and #15 wells in Zapata County, Texas and production from the Madera #19-1 on the Madera Prospect, an acquisition in Lea County New Mexico occurring the first quarter of fiscal year 2012. The Villarreal properties accounted for 31,679 MCFE and the Madera property 21,191 MCFE of the increase respectively, for the first quarter of 2012 with a slight decline in production form the Frost Properties of 2,044 MCFE per day. We expect our oil and gas production to increase on the Villarreal properties because the new wells on Villarreal #14 and #15 only produced for one quarter in 2011, the Villarreal #7 is being reworked and is projected to be back on line in the second quarter of fiscal year 2012 and the Villareal #13R is currently being drilled. Additionally, we expect full production from the Madera #19-1 for fiscal year 2012; to bring the Madera #24-1 on line in December 2011; to drill and complete the Madera #24-2H by December 2011 and have it on line in the third quarter of fiscal year 2012. Finally, the Company successfully drilled and completed two new oil wells on the Pawnee prospect, Good Chief #1 and Big Brave #1. The Good Chief #1 and Big Brave #1 are projected to be on line in December 2011. We expect to see the ratio of gas to condensate, oil and liquids to decline resulting in a more favorable gas to oil ratio in fiscal year 2012 due to the successful implementation of the Company’s development plan on the Pawnee Prospect and Madera Prospect.

Oil and gas sales:  Oil and gas sales increased $203,196 or 22%, for the three months ended August 31, 2011 to $1,124,871 from $921,675 for the three months ended August 31, 2010. The increase in oil and gas sales principally resulted from the increased production as described above. The average price for gas production declined 12 cents per MCF. Our average price per gas decreased due to market trends in the price for natural gas. The increase in sales was primarily due to the increase in volumes as cited above.

Lease operating expense:  Our lease operating expenses increased $47,027 or 144.6% for the three months ended August 31, 2011 to $79,540 ($.32 per MCFE) from $32,513 ($.16 per MCFE) for the three months ended August 31, 2010. Higher lease operating expenses were primarily due to bringing new wells into production for the Villarreal Property, workover expense on the Villarreal #7 and the addition of the Madera wells. We expect to see higher lease operating expenses in the second quarter of 2012 due to the addition of the Pawnee and Madera wells as discussed above.

Severance taxes, marketing and transportation expense:  Our severance taxes decreased $6,964 or 11.5%, for the three months ended August 31, 2011, to $53,409 from $60.373 for the three months ended August 31, 2010. All of the decrease is due to revised taxes calculated and paid by Conoco Phillips, operator of the Villarreal properties, for the 4th quarter of 2011 passed through during the 1st quarter of 2012. Marketing and gas transportation expenses declined $1,140 or 2.1%, for the three months ended August 31, 2011 to $52,935 from $54,076 for the three months ended August 31, 2010. The decrease was due to a decrease in other deductions from oil and gas revenues paid by Conoco Phillips on the Villarreal properties for 1st quarter of 2012.

Exploration expense:  The Company incurred $3,750 or $.01 per MCFE on investigation of new unproved properties for the 1st quarter of 2012 for which no rights were acquired. Prior to the reverse merger such exploration and evaluation costs were incurred by Red Mountain, the acquired entity, or StoneStreet Operating, a related party entity. Black Rock was the acquiring entity and had no such costs reported on its financial statements. The comparative 2011 financial statements only reported the results of operations for Black Rock.

Depletion, depreciation and accretion:  Our depletion, depreciation and accretion increased $123,835, or 77.3%, to $283,985 for the three month period ended August 31, 2011 from $160,150 for the three months ended August 31, 2010 due to increased production in the 2012 period. The Company also opened an office in Dallas and purchased office furniture, fixtures and equipment in the first quarter with depreciation of $3,578 on other Property, Plant & Equipment accounting for part of the increase and depletion on oil and gas properties accounting for $120,057.

General and administrative expense:  We incurred $639,690 for general and administrative expenses for the three months ended August 31, 2011. For the three month period ended August 31, 2010, Black Rock did not incur any general and administrative expenses, as at that time it operated solely as a passive working interest holder. For the three months ended August 31, 2011, Black Rock was the acquiring entity and had no such costs reported on its financial statements. The comparative 2011 financial statements only report the results of operations for Black Rock. Also, included in general and administrative expense in the 2011 period are professional fees of $214,392 related to potential acquisitions, including the acquisition of Black Rock. We also opened an office in Dallas, Texas and incurred new office expenses, hired employees and incurred payroll and payroll taxes not previously incurred and incurred additional legal, consulting and audit fees related to the reverse merger and financing activities. We expect overall general and administrative costs to increase in the aggregate of 2012, but to continue to decline on a MCFE basis due to the ongoing expansion of our activities.

Interest expense:  Our interest expense, net of interest income, increased 1,124% to $555,660 for the three months ended August 31, 2011 from $45,395 for the three months ended August 31, 2010. This increase was due to additional notes payable issued in the first quarter of 2012 amounting to an increase in expense of $86,624 and an increase of $427,907 for the amortization of short term debt issuance costs for the issuance of common shares with promissory notes. The increase in interest expense was due to accrued interest expense of $62,982 on notes payable to shareholders and $64,771 on interest to the First State Bank of Lonoke on notes payable and the revolving line of credit with the First State Bank of Lonoke.

Loss from continuing operations:  We had a net operating loss from continuing operations of $3,177,877 for the 2012 period versus a net operating profit for continuing operations of $569,169 for the 2011 period. This was primarily due to an increase in general and administrative expenses of $639,690 incurred in the first quarter of 2012 resulting from opening the Dallas Office and other activities discussed above and an increase in interest expense of $510,265 related to additional financing activities as discussed above. However, the loss on the write-off of the Bamco Note Receivable for $2,724,701 was the primary cause for loss from continuing operations.

Net Loss attributable to Common Shareholders:  Net loss attributable of common shareholders was $3,177,877 in the 2012 period versus a net operating profit of $569,169 in the 2011 period. Our net loss per common share basic and diluted was $0.06 per share, for the three months ended August 31, 2011, compared to a $0.02 net income per share in the three month period ending August 31, 2010. Our weighted average shares were computed at 56,882,671 shares outstanding for the three months ended August 31, 2011 and 27,000,000 for the three months ended August 31, 2010.

Overview of Black Rock’s Results of Operations for the Year Ended May 31, 2011

We have voluntarily elected to adopt the “Successful Efforts Method of Accounting” for accounting of our oil and gas activities, and retrospectively applied to June 1, 2010. The change from the Full Cost Method to Successful Efforts Method is a change in accounting principle. For a more complete discussion regarding the change in accounting method, see “— Critical Accounting Principles and Estimates.”

Under the Full Cost Method, we would have incurred $977,275 of depletion expense. Under the Successful Efforts Method, we incurred $716,656 of depletion expense. Accordingly, the change resulted in a decrease in depletion expense and accumulated depletion of $260,619. The change increased income from operations by $260,619 as reported on the Statement of Operations and increased retained earnings by $260,619 as reported on the Balance Sheet and Statement of Changes in Members Equity. The change did not impact cash flows from operations, investing or financing activities.

During the year ended May 31, 2011, Black Rock recognized revenues of $3,711,815 from oil and gas sales from its oil and gas producing properties in Duval and Zapata Counties in Texas. During the year ended May 31, 2011, Black Rock recorded oil and gas sales on 900,332 MCFE (98.7% Gas; 20:1 Conversion Rate) at an average price of $4.12 Mcf.

Black Rock incurred operational expenses in connection with its oil and gas activities of $1,572,337, during year ended May 31, 2011.

Production taxes for the period were $160,634 and leasehold operating expenses were $165,180. During year ended May 31, 2011, Black Rock recorded depletion expense of $716,655 in connection with the properties. Other operational expenses connected to Black Rock’s oil and gas activities included gas transportation and marketing charges of $236,476 and general and administrative expenses of $293,392.

As a result, during the year ended May 31, 2011, Black Rock realized income from operations of $2,139,478.

During the year ended May 31, 2011, Black Rock realized net income of $1,902,912. The difference between Black Rock’s operating income and net income resulted from other income and other expenses. Other income was $91 of interest income and other expenses comprised of $236,657 from interest expense incurred on promissory notes and the First State Bank of Lonoke line of credit.

Financial Condition and Liquidity

The Company’s Financial Condition and Liquidity as of August 31, 2011

The Company had cash on hand of $391,494 with a working capital deficit of $7,488,195 for the period ended August 31, 2011. This represented a decline in working capital deficit of $2,873,716 from $10,361,911 all from the period ended May 31, 2011, or a decline of 27.7%.

During the period ended August 31, 2011, we received $1,003,293 from our operating activities. Net loss of $3,177,877 included non-cash items of $283,895 in depletion expenses, a $4,342 non-cash interest expense related to asset retirement obligations, a loss non the Bamco notes receivable of $2,724,701, amortization of shareholders issuance costs of $427,907, and a reduction in warrant liability of $95,459.

During the period ended August 31, 2011, we used $4,534,534 to purchase leasehold interests and acquire and further develop oil and gas working interests and used $170,219 to purchase office and other equipment. We also increased security deposits by $27,995 in our investing activities.

During the period ended August 31 2011, we financed our operations and investments by issuance of shares of common stock with net proceeds of $5,461,712, net additional pre-merger borrowing from related party of $100,000, repayment of notes payable with shareholders of $2,160,000, $32,469 payment on Bamco related note, $307,968 decrease in borrowings with First State Bank of Lonoke and a reverse merger adjustment of $132,314 and all of which accounted for our financing activities.

In June 2010, Black Rock entered into a 3 year line of credit with First State Bank of Lonoke. The line has a maximum draw amount of approximately $3,475,000, and is secured by a first security lien against the Villarreal property located in Zapata County, Texas. The line bears interest at the bank’s reference rate plus 275 basis points, which as of February 28, 2011 was 6.039% in total. The line is payable on demand, however if no demand is made, principal payments of $1 million and $1.1 million are required after the first and second years, respectively, and the loan is due in full at maturity. In addition to a security interest in the Villarreal Property, Alan W. Barksdale and Ernest Bartlett, a related party and managing member of one of our shareholders, have personally guaranteed the line of credit. In addition, Mr. Bartlett has also provided a mortgage in favor of First State Bank of Lonoke on certain property owned by the related party as additional collateral. In June 2010, Black Rock borrowed approximately $3,400,000 to fund the purchase price of the Villarreal property, as well as make its first capital call on the property. Black Rock borrowed an additional $351,000 in November 2010 to fund additional capital calls.

In June 2010, Black Rock borrowed approximately $200,000 from First State Bank of Lonoke in the form of a one year note payable to fund the purchase of the Frost Bank Property. The note is secured by a first security lien against the Frost Bank property. The note bears interest at 6% per annum. In addition to a security interest in the Frost Bank Property, the principal member of Black Rock and another individual who is a related party have personally guaranteed the note. In addition, the related party has also provided a mortgage in favor of First State Bank of Lonoke on certain property owned by the related party as additional collateral. This loan was repaid in full as of August 31, 2011.

In connection with the above loans, Black Rock needed to obtain, and did obtain, the permission of The First State Bank of Lonoke, who holds mortgages on substantially all the Black Rock oil and gas interest in order to consummate the transaction between Black Rock and the Company.

The First State Bank of Lonoke required the Company and Black Rock to acquire and assume a loan that The First State Bank of Lonoke had due from BAMCO Gas, LLC (“BAMCO Gas”), another entity that the Company has issued a letter of intent to purchase. BAMCO Gas is in receivership and Alan Barksdale is the receiver. The First State Bank of Lonoke would not consent to the transaction between the Company and Black Rock unless the loan was purchased and therefore, in June 2011, the Company determined to do so even though the closing of the transactions contemplated by the Share Exchange Agreement had not yet occurred. Black Rock signed a new note to the First State Bank of Lonoke in the amount of the loan to BAMCO Gas and two shareholders of the Company pledged one million shares each to the First State Bank of Lonoke to further secure the new note. First State Bank of Lonoke assigned the Bamco note to Black Rock along with any collateral pledges. The BAMCO Gas note issued to Black Rock is currently in default. In the event the Company does not acquire the assets of BAMCO Gas, the Company has the right to liquidate or terminate 2,000,000 of the 27,000,000 common shares that were transferred to the shareholders of Black Rock. BAMCO Gas and the Company are still in negotiations related to a potential transaction and no definitive terms have been agreed to, nor is there any assurance that there ever will be. As of November 30, 2011, the amount of the loan assumed by Black Rock (and the amount of the new note by Black Rock to the First State Bank of Lonoke) was approximately $2,525,000.

On a short-term basis, Black Rock has generated revenues which have been sufficient for funding its current operations. Black Rock’s current revenues may not be sufficient to fund its continued and future operational and exploration activities.

Cash Flows for the Three Months Ended August 31, 2011 and 2010

The following table summarizes our sources and uses of cash for the periods noted:

	Three Months Ended August 31, (In thousands)
	2011	2010
Cash flows provided by operating activities	$1,003	$172
Cash flows used in investing activities	(4,776)	—
Cash flows provided by (used in) financing activities	4,044	(172)
Net increase (decrease) in cash and cash equivalents	$271	—

Operating Activities:  In comparing the three month periods ended August 31, 2010 and 2011, our cash flows from operations increased by approximately $1,003,293 due to a comprehensive loss from the decline in common share price in Cross Border investment of ($95,459) and an increase accrued expenses for the period of $771,533, an increase in account payable of $708,694, a decrease in accounts payable with related party of ($3,079), an increase in prepaids and other of ($310,808), an increase in restricted cash of ($100,000) cash for CDs securing Well Bonds filed with federal and state agencies with the states of New Mexico and Texas and an increase of ($230,576) in accounts receivable trade, related party receivables and other accounts receivables.

Investing Activities:  Our cash flows used in investing activities for the three months ended August 31, 2011 were $4,534,534, which represented purchases of leasehold interests of approximately $1.5 million and approximately $3 million for purchases of lease and well equipment. We also purchased office equipment and furniture and fixtures for opening a new office in Dallas, Texas including security deposits amounting to $198,214.

Financing Activities:  We made a repayment to the revolving line of credit with FSB, Arkansas of $(307,968) for the current period versus ($114,795) for the period ended August 31, 2010. We issued approximately 6,000,000 shares of common stock valued at $1 per share in a private placement which net of issuance costs amounted to $5,461,712. Our issuance of notes payable with shareholders increased by $850,000 and our repayments to notes payable with shareholders increased by ($2,160,000) for the current period. The Company also realized pre-merger net borrowings from related party of $100,000. The Company issued during the quarter a related party note payable with Bamco for $2,681,201 with a related payment on note for ($32,469).

Black Rock’s Financial Condition and Liquidity for Fiscal Year Ended May 31, 2011

At May 31, 2011, Black Rock had total current assets of $662,141, consisting of $120,860 in cash and cash equivalents, $536,190 in trade accounts receivable and $5,000 in other current assets. At May 31, 2011, Black Rock had total current liabilities of $11,023,962, consisting of $487,558 in accounts payable, $3,079 in accounts payable related parties, $126,874 in accrued expenses, a $600,000 stock issuance liability, $2,003,594 line of credit, $2,052,857 in notes payable and $5,750,000 to the Company. As a result, at May 31, 2011, Black Rock had a working capital deficit of $10,361,821.

During the year ended May 31, 2011, Black Rock received $1,716,067 from its operational activities. Net income of $1,902,912 included non-cash items of $716,655 in depletion expenses, a $9,319 non-cash interest expense related to asset retirement obligations, a $42,857 non-cash interest expenses related to notes payable and a non-cash direct repayment of the line of credit and note payable from proceeds of oil and gas sales of $556,563.

During the year ended May 31, 2011, Black Rock used in excess of $8,400,000 to acquire and further develop oil and gas working interests and used $2,009,105 in its financing activities. The statement of cash flows only reflects $3,604,445 used in investing activities since a significant portion of funds for the oil and gas working interests were advanced directly from Black Rock’s lender to MSB Energy, Inc. for the purchase price of the assets.

In May 2011, Black Rock invested approximately $4.75 million to acquire the Madera assets, located in Lea County, New Mexico, from Shackelford Oil Company and invested approximately $3.2 million to acquire a 13.3% interest in Cross Border, which trades on the OTCBB under the ticker XBOR. Black Rock was advanced $4.9 million from the Company to complete the acquisition from Shackelford Oil Company and raised $2.45 million through the issuance of three promissory notes in order to complete the transaction with Cross Border.

Liquidity and Funding for Capital Expenditures

We generally will rely on cash generated from operations, borrowings from third parties and under our line of credit (to the extent available) and, to the extent that credit and capital market conditions will allow, public and private equity and debt offerings to satisfy our liquidity needs. Our ability to fund planned capital expenditures and to make acquisitions depends upon our future operating performance, availability of borrowings under our line of credit, and more broadly, on the availability of equity and debt financing, which is affected by prevailing economic conditions in our industry and financial, business and other factors, some of which are beyond our control. We cannot predict whether additional liquidity from equity or debt financings beyond our line of credit will be available, or acceptable on our terms, or at all, in the foreseeable future.

Our cash flow from operations is driven by commodity prices, production volumes and the effect of commodity derivatives. Prices for oil and gas are affected by national and international economic and political environments, national and global supply and demand for hydrocarbons, seasonal influences of weather and other factors beyond our control. Our working capital is significantly influenced by changes in commodity prices, and significant declines in prices will cause a decrease in our production volumes and exploration and development expenditures. Cash flows from operations and proceeds of our financing activities are the primary sources of funds used to fund acquisition and exploration and development of our oil and gas properties.

Our working capital needs consist primarily of lease operating expenses, principal and interest expense associated with outstanding loans and notes, production taxes, marketing expenses, transportation fees, and general and administrative activities and are estimated to be approximately $3,800,000 through the remainder of the fiscal year ending May 31, 2012. We received gross proceeds of $16,206,000 from our private placement of common stock that commenced in March 2011 and ended in November 2011. From June 22, 2011, the date of the reverse merger, through November 30, 2011 we have received gross loan proceeds of $7,350,000 and executed additional notes of approximately $2,050,000 for the replacement or exchange of prior notes. As of November 30, 2011, the Company had $6,750,000 in notes and convertible notes outstanding as outlined on page 25 of the Recent Events section, excluding the FSB line of credit and FSB term loan. Of the gross proceeds of the private placement and notes, approximately $10.4 million has been used for the purchase of oil and gas assets or entities engaged in oil and gas exploration and development and the closing costs and due diligence associated with the purchases; approximately $5 million for the exploration and development of the Company’s oil and gas assets; approximately $1.7 million for the closing costs associated with the private placement and notes; approximately $2.7MM for the repayment of prior shareholder and non-shareholder notes; and approximately $0.5 million for working capital items. Although we believe we have sufficient funds to last through May 31, 2012, we will likely need more funds in the future as our business expands.

We intend to fund capital expenditures for calendar year 2011, excluding any acquisitions, primarily out of internally-generated cash flows, the proceeds of financing activities and, as necessary, borrowings from third parties and exercises of outstanding common stock options and warrants. As of August 31, 2011, we had approximately $391,494 of cash on hand and $1.78 million available to borrow under our line of credit, for total liquidity of approximately $2.17 million on that date. We plan to spend approximately $7,500,000 to develop properties during the remainder of our fiscal year ending May 31, 2012.

There are several factors that will affect our liquidity for the remainder of calendar year 2011. We anticipate having increased operating cash flows as a result of the successful results of our ongoing development program and potential acquisitions, offset by increased interest expense due to higher debt levels. We also expect to have increased salary and other administrative costs associated with the increased number of employees resulting from increased development and subsequent acquisition activity of the Company. We expect the additional operating cash flows, additional liquidity under the line of credit, and cash provided by the issuance of equity securities in calendar year 2011 to provide the cash necessary to meet all currently budgeted operating and capital expenditure requirements until the end of the third quarter of the 2012 fiscal year.

Private Placement Commenced in March 2011

We raised an aggregate of $16,206,000 in our private placement of up to $25,000,000 of our common stock that commenced in March 2011 and ended in November 2011. We granted to three investors each the right to purchase an additional $3,000,000 of shares of our common stock (or an aggregate of $9,000,000 of shares of common stock). The investors may exercise their rights to purchase the additional shares at any time until December 31, 2011. If exercised, the shares would be sold to the investor at a price equal to the lesser of (i) $1.10 per share or (ii) the average closing price of our common stock during the period from five days prior to the investor exercising its right to purchase the shares and ending five days after such exercise. We paid $1,149,125 in commissions to brokers that assisted us in connection with the private placement and issued to them, as additional compensation, 313,875 shares of common stock and the broker warrants to purchase an aggregate of 1,463,000 shares of common stock. Each warrant is exercisable for one share of common stock at an exercise price of $1.20 per share, expiring on April 30, 2014.

Additional Financing Requirements

If additional oil and gas reserves are found to exist, substantial additional financing will be needed to fund the necessary exploration and development work. Furthermore, if the results of that exploration and development work are successful, substantial additional funds will be necessary for continued development. We may not have sufficient proceeds to conduct such work and, therefore, may be required to obtain the necessary funds either through further debt or equity financing, some form of cost-sharing arrangement with others, or the sale of all or part of the property. There is no assurance that we will be successful in obtaining any other financing. These various financing alternatives may dilute the interest of our shareholders and/or reduce our interest in the properties.

Off-Balance Sheet Financing Arrangements

From time to time, we may enter into off-balance sheet arrangements and transactions that can give rise to off-balance sheet obligations. As of August 31, 2011, the off-balance sheet arrangements and transactions that we have entered into are solely operating lease agreements. We do not believe that these arrangements are reasonably likely to materially affect our liquidity or availability of, or requirements for, capital resources.

Critical Accounting Policies and Estimates

Use of Estimates

The preparation of our financial statements in accordance with GAAP requires management to make estimates and assumptions that affect both the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes that the following material estimates affecting the financial statements could significantly change in the coming year.

The most significant estimates pertain to proved oil and natural gas reserves and related cash flow estimates used in impairment tests of long-lived assets, estimates of future development, dismantlement and abandonment costs and to estimates relating to certain oil and natural gas revenues and expenses. Certain of these estimates require assumptions regarding future commodity prices, future costs and expenses and future production rates. Actual results could differ from those estimates.

Estimates of oil and natural gas reserves and their values, future production rates and future costs and expenses are inherently uncertain for numerous reasons, including many factors beyond our control. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of data available and of engineering and geological interpretation and judgment. In addition, estimates of reserves may be revised based on actual production, results of subsequent exploitation and development activities, prevailing commodity prices, operating cost and other factors. These revisions may be material and could materially affect future depletion, depreciation and amortization expense, dismantlement and abandonment costs, and impairment expense.

Our revenue, profitability and future growth are substantially dependent upon the prevailing and future prices for oil and natural gas, which are dependent upon numerous factors beyond its control such as economic, political and regulatory developments and competition from other energy sources. The energy markets have historically been very volatile, and there can be no assurance that oil and natural gas prices will not be subject to wide fluctuations in the future. A substantial or extended decline in oil and natural gas prices could have a material adverse effect on our financial position, results of operations, cash flows and quantities of oil and natural gas reserves that may be economically produced.

Oil and Gas Properties

The Company uses the Successful Effects Method of Accounting to record and account for its oil and gas operations. Under successful efforts, property acquisition costs, whether the property is proved or unproved, are capitalized as incurred. However all exploration costs, except the costs of exploratory wells, are charged to expense as they are incurred. Costs of exploratory wells are initially capitalized pending the outcome of the drilling operation. If the test well finds proved reserves the costs remain capitalized to be amortized when reserves are produced. If a test well is dry, the accumulated drilling costs are charged to exploration expense. Under the previous full cost method, all acquisition, exploration and development costs, including certain directly related employee costs incurred for the purpose of finding oil and gas, are capitalized and accumulated in pools.

Under successful efforts, proved property costs are tested for impairment in the same manner that most long-lived assets are tested. Thus when events or circumstances indicate that an impairment of the carrying value of the asset may not be recoverable, Black Rock compares the carrying value of the asset to the undiscounted expected net future cash flows, then an impairment is recognized to the extent that the carrying value is in excess of the assets fair value. Under the full cost method, where proved reserves are established, capitalized costs were limited using the ceiling test. Under the ceiling test, if the capitalized cost of the full cost pool exceeds the ceiling limitation, the excess was charged as an impairment expense. Unit-of-production depletion was applied to capitalized costs of the full cost pool. Unit-of-production rates were based on the amount of proved reserves of oil, gas and other minerals that were estimated to be recoverable from existing facilities using current operating methods.

Under the successful efforts method, proved property costs are amortized on the unit of production basis over the remaining life of proved developed reserves or total proved reserves as applicable. Under the full cost method, proved property costs are amortized on the unit of production basis over the remaining life of total proved reserves.

Revenue Recognition

Revenues are recognized when hydrocarbons have been delivered, the customer has taken title and payment is reasonably assured.

MANAGEMENT OF THE COMPANY

Directors and Executive Officers

Our current directors and executive officers are as follows:

Name	Age	Position
Alan Barksdale	33	President, Chief Executive Officer and Director
John T. Hanley	60	Executive Vice President and Director of Finance
Tommy W. Folsom	57	Executive Vice President and Director of Exploration and Production
Lynden B. Rose	50	Corporate Secretary and Director
Paul N. Vassilakos	35	Director
Richard Y. Roberts	60	Director
Randell K. Ford	62	Director

Alan Barksdale has been our President, Chief Executive Officer and a director since June 2011 and served as our Interim Acting Chief Financial Officer from June 2011 to August 2011. Mr. Barksdale has also served as President of Black Rock since its inception. Mr. Barksdale has also been the owner and president of SSG since 2008. Mr. Barksdale formed SSG to provide advisory and management services and pursue merchant banking activities. At SSG, Mr. Barksdale oversees the firm’s capital investments, manages its subsidiaries and serves as the senior advisor to SSG’s clients. Through its wholly owned subsidiaries, SSG owns and operates upstream and midstream oil and gas assets, a portfolio of real assets and various investments in oilfield service companies. From January 2007 to April 2010, Mr. Barksdale served as a Director in the Capital Markets Group of Crews & Associates, an investment banking firm, and served as senior banker for approximately 115 transactions. From August 2006 to October 2006, Mr. Barksdale served as an investment banker at Stephens Inc., an investment banking firm. From 2002 to August 2006, Mr. Barksdale was an investment banker at Crews & Associates.

A condition of the Lonoke Loan with First State Bank of Arkansas, Mr. Barksdale must remain an officer of Black Rock and the chief executive officer of the Company.

Mr. Barksdale graduated from the University of Arkansas at Little Rock in 2001 where he received a Bachelor of Business Administration with an emphasis in Finance. He is registered with FINRA, MSRB, PSA and various state securities departments throughout the US. Mr. Barksdale also holds Series 7 and Series 63 licenses.

In 2004, the National Association of Securities Dealers, Inc. alleged that Mr. Barksdale solicited an attorney to make contributions to officials of an issuer with which Stephens Inc. was engaging in municipal securities business. Mr. Barksdale was an investment banker of Stephens at the time. Without admitting or denying the allegations, Mr. Barksdale entered into an acceptance, waiver and consent decree that provided for a 30-day suspension from associating with any NASD member and a $5,000 fine.

John T. Hanley has been our Executive Vice President and Director of Finance since August 2011. Mr. Hanley has 37 years of experience in the oil and gas industry. Prior to joining the Company, Mr. Hanley served as Controller for Coastal Energy Company, an international oil and gas exploration and production company located in Houston, Texas with assets in Thailand, from June 2009 to August 2011. While at Coastal Energy, Mr. Hanley directed the successful implementation of IDEAS Accounting System in the Houston and Bangkok offices, as well as working with the company’s management and auditors to help implement new internal controls and procedures necessary for it to meet Toronto Stock Exchange requirements (which Coastal Energy is now listed on). From February 2009 to May 2009, Mr. Hanley was a Senior Tax Accountant at Carl Pearce CPA, PC, an accounting firm. From July 2008 to January 2009, Mr. Hanley was President of Six Cleats Energy, LLC, a company he founded that provided small oil and gas companies with outsourcing for their back office services, as well as other related services. From August 2001 to June 2008, Mr. Hanley was the Chief Financial Officer of Arcturus Corporation, a company specializing in the exploration, development and production of crude oil and natural gas. Prior to this, Mr. Hanley held significant accounting positions, including Controller or Chief Financial Officer, of numerous companies, including Phillips

Petroleum Company, Aminoil USA, Inc. and Triton Energy Company. Mr. Hanley is a CPA and received a B.B.A. from the University of Oklahoma and an M.B.A. from the University of Central Oklahoma.

Tommy W. Folsom has been our Executive Vice President and Director of Exploration and Production since September 2011. Mr. Folsom is the founder of Enerstar Resources O & G, LLC, an oil company involved in the drilling, re-completion, re-entry and acquisition of properties and leases in the United States, and has served as its President since its formation in 1994. From 1996 to August 2011, Mr. Folsom served as the Operations Manager of Murchison Oil and Gas, Inc., a privately-held independent oil and gas company engaged in the acquisition, development and production of oil and gas resources in the United States. In 1990, Mr. Folsom was a partner in the formation of Vision Energy, Inc., an oil and gas company, and served as its Vice President of Operations until 1994. From 1976 to 1990, Mr. Folsom served as an Area Supervisor for Santa Fe Energy, Inc. in Carlsbad, New Mexico.

Lynden B. Rose has been our Corporate Secretary since March 2011 and a director since February 2011. Mr. Rose is a partner in the law firm of Stanley, Frank & Rose, LLP in Houston. Since 1992, he also has served as counsel to the West Palm Beach law firm The Rose Law Firm. From 2004 until 2007, Mr. Rose was a partner in the law firm of Lynden B. Rose, P.C. and from 2002 until 2004, Mr. Rose was a sole practitioner in the law firm of Lynden B. Rose, Attorney at Law, in Houston. From 1992 until 2000, he was a Partner in the law firm of Wilson Rose & Associates. Since 2003, Mr. Rose also served as President of LM Rose Consulting Group, and since 1991, he has served as President of Rose Sports Management, Inc. Mr. Rose is a member of the Oil, Gas and Energy Resources Law Section of the State Bar of Texas. From 1982 until 1984, he was a professional basketball player drafted by the Los Angeles Lakers and played with the Las Vegas Silvers and in Europe. Mr. Rose graduated from the University of Houston and received his Juris Doctorate from the University of Houston.

Paul N. Vassilakos has been a director since October 2011. Mr. Vassilakos also previously served as our President and Chief Executive Officer from February 2011 to March 2011. Mr. Vassilakos has been the assistant treasurer of Cullen Agricultural Holding Corp. (“CAH”) since October 2009. CAH is a development stage agricultural company which was formed in connection with the business combination between Triplecrown Acquisition Corp. and Cullen Agricultural Technologies, Inc. (“Cullen Agritech”) in October 2009. At CAH, Mr. Vassilakos is responsible for business development, maintenance of financial accounts and public company reporting. Prior to CAH’s formation, Mr. Vassilakos assisted Triplecrown Acquisition Corp. with the completion of its initial public offering and later the business combination with Cullen Agritech. In July 2007, Mr. Vassilakos founded Petrina Advisors, Inc. (“Petrina”), a privately held advisory firm formed to provide investment banking services for public and privately held companies, and has served as its president since it’s formation. Petrina’s clients have consisted of companies which collectively held over one billion dollars in trust, with the aim of completing reverse mergers with privately held companies. Mr. Vassilakos also founded and, since December 2006, serves as the vice president of, Petrina Properties Ltd., a privately held real estate holding company. In July 2007, Mr. Vassilakos was engaged as a consultant to assist Endeavor Acquisition Corp. with its business combination with American Apparel Inc., a California based retail apparel company, which was completed in December 2007. From February 2002 through June 2007, Mr. Vassilakos served as vice president of Elmsford Furniture Corp., a privately held furniture retailer in the New York area. From July 2000 through January 2002, Mr. Vassilakos was an Associate within the Greek Coverage Group of Citigroup’s UK Investment Banking Division. During this time, Mr. Vassilakos assisted with the execution of M&A transactions, securitizations, as well as debt and equity offerings for some of Greece’s largest publicly traded companies, including OTE and Antenna TV. From July 1998 through July 2000, Mr. Vassilakos was an Analyst within the Industrial Group of Salomon Smith Barney’s New York Investment Banking Division. During this time, Mr. Vassilakos assisted with the execution of M&A transactions, as well as debt and equity offerings for large US publicly traded industrial companies, including Alcoa, Inc. and Cyprus Amax. From February 1996 through June 1998, Mr. Vassilakos was a Registered Securities Representative at Paine Webber CSC-DJS Securities Ltd, during which time he provided securities brokerage services to private clients. Mr. Vassilakos received a BS in finance from the Leonard N. Stern Undergraduate School of Business in 1998 and was a licensed Registered Securities Representative (Series 7 and 63) from February 1996 through February 2002.

Richard Y. Roberts has been a director since October 2011. Mr. Roberts co-founded a regulatory/legislative consulting firm, Roberts, Raheb & Gradler LLC, in March 2006. He was a partner with Thelen Reid & Priest LLP, a national law firm, from January 1997 to March 2006. From August 1995 to January 1997, Mr. Roberts was a consultant at Princeton Venture Research, Inc., a private consulting firm. From 1990 to 1995, Mr. Roberts was a commissioner of the Securities and Exchange Commission, and, in this capacity, was actively involved in, has written about or has testified on, a wide range of subjects affecting the capital markets. We believe his experience at the Commission will provide us with necessary insight into the requirements and needs of an emerging public company like ours. Since leaving the Commission, Mr. Roberts has been a frequent media commentator and writer on various securities public policy issues and has assisted the Governments of Romania and Ukraine in the development of a securities market. Mr. Roberts is currently a director of CAH. He was a director of Nyfix, Inc. from September 2005 to December 2009, Endeavor Acquisition Corp. from July 2005 to December 2007, a director of Victory Acquisition Corp. from January 2007 to April 2009 and a director of Triplecrown Acquisition Corp. from June 2007 to October 2009. From 1987 to 1990, he was the chief of staff for Senator Richard Shelby. He is a member of the Alabama Bar and the District of Columbia Bar. Mr. Roberts is a member of the Advisory Board of Securities Regulation & Law Reports, of the Advisory Board of the International Journal of Disclosure and Governance, and of the Editorial Board of the Municipal Finance Journal. Mr. Roberts also previously served as a member of the District 10 Regional Consultative Committee of the Financial Industry Regulatory Authority, the Market Regulation Advisory Board of the FINRA, and the Legal Advisory Board of the FINRA. Mr. Roberts received a B.E.E. from Auburn University in 1973, a J.D. from the University of Alabama School of Law in 1976, and a Master of Laws from the George Washington University Law Center in 1981.

Randell K. Ford has been a director since November 2011. Mr. Ford has worked in the oil and gas industry for over 40 years. Mr. Ford has been the President of R.K. Ford and Associates, Inc. since 1993. R.K. Ford & Associates, Inc. is a consulting firm, based in the Permian Basin (Midland, TX), that specializes in drilling, engineering and completion of oil and gas wells. Mr. Ford’s oil and gas drilling specialties include under-balanced drilling, air drilling, short radius horizontal drilling, high angle directional drilling, deep well drilling and high pressure reservoir drilling. Mr. Ford started as a roughneck in 1967 and worked his way through all positions on the drilling rigs until 1989 when he became the Divisional Drilling Engineer for Grace Drilling Company, working in that capacity until 1993. Currently, Mr. Ford is a partner in Western Drilling, which currently owns 5 drilling rigs in the Permian Basin. While serving as President, Division Drilling Engineer, Principal and various other oilfield service positions, Mr. Ford has drilled, managed, consulted or invested in over 4,000 wells located domestically in Alaska, Arkansas, Colorado, Florida, Kansas, Louisiana, Mississippi, Nevada, New Mexico, North Dakota, Oklahoma, Ohio, Pennsylvania, South Dakota, Texas, Utah, West Virginia and Wyoming and internationally in Colombia, Costa Rica, Guatemala, Iraq, Libya, Mexico, Peru, Romania, Russia, Saudi Arabia, Turkey and Venezuela.

Advisors

The following advisors are assisting us with our operations and providing their expertise on various oil and gas matters. We have no formal arrangement or agreement with these advisors to provide services to us and they have no fiduciary obligations to us. These advisors will simply provide advice and assistance on various oil and gas matters, at our request, only if they are able to do so.

Brad Carter has over 33 years of experience in the oil and gas industry. Mr. Carter’s specialties include negotiating oil and gas transactions; evaluation of oil and gas properties; and preparing contracts, deeds and assignments for acquisitions. Mr. Carter has performed Landman duties from 1983 to current. Before his landman services and duties, Mr. Carter had previous experience in the engineering, designing and sales of PDC and natural diamond drill bits as well as geological coring services with the Reed Tool Company’s Diamond Division, Rocky Mountain and West Texas Divisions (1981 – 1983); District Salesman for fracturing, acidizing and cementing services with The Western Company of North America, Williston Basin, North Dakota (1980 – 1981); and in Dresser Magcobar’s Drilling Fluids Engineering Program (1979 – 80). Mr. Carter began his oil and gas career in the production department (Midland Division) with Texaco, Inc. (1977 – 1979). Mr. Carter earned a Master of Science in Earth Science with an emphasis in Petroleum Geology from Texas A&M University-Commerce. Mr. Carter’s thesis was entitled “The Economic Viability of Gas Production from the Glen Rose (Upper Cretaceous) Formation in Fayette County, Texas.” Additionally, Mr. Carter holds a Master of Education and Bachelor of Science from Sul Ross State University.

Courtney (“Court”) W. Adkins, P.E. is an operations manager for drilling and completions with 28 years of oilfield experience. Mr. Adkins has been a Professional Engineer registered in the State of Texas since 1994 and worked in the oilfield since 1983. During his 28 years of experience working as an engineer and field operations supervisor, Mr. Adkins worked for Hunt Oil Company, Weatherford International, Baker Oil Tools and several other onshore and offshore companies. Mr. Adkins has worked in South Texas, Permian Basin, Gulf of Mexico and the South China Sea. Mr. Adkins is experienced in horizontal, air and underbalanced drilling; on jack-up, semi-submersible, self-contained platform and land rig types; and with hydraulics analyses, drill-string design, torque and drag analyses and mill designs. Mr. Adkins currently works for R.K. Ford & Associates, Inc. and focuses on the Permian Basin as a Drilling and Completion Engineer. Mr. Adkins graduated from Texas A&M University with a Bachelor of Science in Petroleum Engineering. Mr. Adkins has been registered in the State of Texas as a Professional Engineer since 1994. While serving as an engineer and field operations supervisor, Mr. Adkins has drilled, managed, consulted or invested in over 1,000 wells located in the Gulf of Mexico, South China Sea, New Mexico and Texas.

L. Doung Young is a drilling consultant and drilling consultant supervisor with 36 years of oilfield experience. Mr. Young began his career with Noble Drilling Corporation in 1975, where he worked for 17 years. At Noble Mr. Young started as a roughneck and worked his way to Drilling Superintendent. Mr. Young’s career also includes positions at Emsco Drilling Corporation and Helmerich & Payne. Mr. Young joined R.K. Ford & Associates, Inc. in 1997 as a drilling consultant and currently supervises R.K. Ford & Associates, Inc.’s drilling consultants as the Drilling Consultant Supervisor. Mr. Young has been involved in a wide variety of areas, which include Texas, Oklahoma, New Mexico, Arkansas, Louisiana, Trinidad and Venezuela. Mr. Young has supervised high pressure, directional, horizontal and H2S wells from 2,000 to 26,000 feet. Mr. Young has completed multiple industry specific schools, which include Well Control and Blowout Schools, Texas A&M Fire Fighting School, Ross Hill SCR School and Drill Pipe and Collar Handling School. While serving as a Roughneck, Driller, Toolpusher, Drilling Superintendent and Drilling Consultant, Mr. Young has drilled, managed, consulted or invested in over 800 wells located in Arkansas, Louisiana, New Mexico, Oklahoma, Texas, Trinidad and Venezuela.

Earl M. Sebring is an exploration geologist with 35 years of experience. Mr. Sebring began his career at City Service Oil Company in 1976 where his responsibilities included ascertaining petroleum commercial prospectivity in frontier basins around the world through the use of core, log, geochemical, and out crop data. In 1982, Mr. Sebring became an exploration geologist for Wagner and Brown and soon became Exploration Manager. As Exploration Manager, Mr. Sebring was responsible for handling all foreign and domestic exploration and production efforts. This included directing exploration efforts, staffing those efforts as required, and securing outside industry funding for all exploration plays in their entirety (land, seismic, and drilling). Mr. Sebring has been involved in areas such as, the Permian Basin, Gulf Coast, Oklahoma, Southern France, Southern United Kingdom, Argentina, Columbia, Kodiak Shelf, Philippines, Southern Australia, and Athabasca Tar Sands. Mr. Sebring graduated from the University of Texas in 1976, where he received a Bachelor’s Degree in Geology. While serving as Geologist and Exploration Manager, Mr. Sebring has drilled, managed, consulted or invested in over 1,000 wells located in Argentina, Colombia, Australia, France, Kodiak Shelf of Alaska, Louisiana, New Mexico, Oklahoma, Philippines, Texas and the United Kingdom.

Dick Jackson worked as an oilfield roustabout on weekends and during the summers beginning at the age of 15. He joined the Marine Corps at age 17, was wounded in Vietnam, and returned to the oilfields working as a roughneck in Oklahoma and Kansas, and as a shooter on a dynamite seismic crew in Wyoming and Utah. He returned to school on the GI bill, studying geology at Texas A&I University in Kingsville, Texas where he received his BS in Geology in 1977. He continued his education at Idaho State University in Pocatello, Idaho, where he earned an MS degree in Geology in 1979. He began working the Mississippi salt dome basin and the shallow Wilcox trend of southern Louisiana as an exploration geologist for Gulf Oil out of Houston, Texas in June of 1979, and was later transferred to Casper, Wyoming, where he worked the Williston Basin. In 1982, Dick accepted a position as a senior exploration geologist with Tenneco Oil to develop Red River prospects in the Williston Basin. Working in concert with a geophysicist, Dick developed and drilled the first successful Red River “D” zone discovery in North Dakota. In 1984 Dick accepted a position with Texas Oil and Gas in Wichita, Kansas. He drilled several successful wells for the company in the Pennsylvanian and Mississippian sections, before recognizing the opportunity that Kansas offered to become an independent geologist. He left TXO in late 1985, and spent the next 15 years as an independent geologist, developing and drilling prospects, and setting wells in Kansas, Oklahoma, and Texas. In 2000 Dick began working as a consultant to Enerstar Resources in Carlsbad, New Mexico, where he worked exclusively in the Delaware Basin of New Mexico. During his time there he developed and drilled successful wildcats in the Wolfcamp, Bonesprings, Atoka, and Morrow formations. In 2007, Dick achieved a career long dream when he bought an older cable tool rig and became a Kansas operator, drilling shallow prospects in Eastern Kansas. In his 30 years working primarily in exploration, Dick has developed and drilled successful wildcats in North Dakota, Kansas, Oklahoma, Texas, and New Mexico. He joined Red Mountain Resources as a consulting geologist in October of 2011. While serving as a Roustabout, Roughneck, Seismic Shooter, Geologist and Principal, Mr. Jackson has drilled, managed, consulted or invested in over 150 wells located in Alabama, Kansas, Louisiana, Mississippi, Montana, New Mexico, North Dakota, Oklahoma and Texas.

Independence of Directors

Though we are not listed on a national securities exchange, we have elected to adhere to the rules of the NYSE Amex in determining whether a director is independent. Our board of directors consults with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The NYSE Amex requires that a majority of the board must be composed of “independent directors,” which is defined generally as a person other than an officer of a company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Consistent with these considerations, our board of directors has affirmatively determined that Messrs. Rose, Vassilakos, Roberts and Ford are our independent directors. Prior to June 22, 2011, our board of directors consisted of Kenneth J. Koock, Lynden B. Rose and V. Ray Harlow. Based on the considerations described above, our board of directors affirmative determined that Messrs. Rose and Harlow were our independent directors during such period. Prior to February 2, 2011, our board of directors consisted of Lisa Lamson. Based on the considerations described above, our board of directors affirmatively determined that we had no independent directors during such period.

We do not have separate standing audit, nomination or compensation committees. Presently, Mr. Barksdale is not considered independent applying the independence standards of the NYSE Amex for such committees. During the period prior to June 22, 2011, Mr. Koock was not considered independent applying the independence standards of the NYSE Amex for such committees. During the period prior to February 2, 2011, Ms. Lamson was not considered independent applying the independence standards of the NYSE Amex for such committees.

Conflicts of Interest

Our directors and officers are, or may become, in their individual capacities, officers, directors, controlling shareholders and/or partners of other entities engaged in a variety of businesses. All of our officers and/or directors will continue to be active in other companies. All officers and directors have retained the right to conduct their own independent business interests. For instance, Alan W. Barksdale, our President, Chief Executive Officer and Director, is also the Manager of StoneStreet Operating, which has historically operated the majority of our assets. Thus, there exist potential conflicts of interest including, among other things, time, efforts and corporate opportunity, involved in participation with such other business entities. While each officer and director of our business is engaged in business activities outside of our business, we may suffer from lack of full time attention to our business.

Presently, there is no requirement contained in our Articles of Incorporation or Bylaws which requires our officers and directors to disclose to us business opportunities which come to their attention. Our officers and directors do, however, have a fiduciary duty of loyalty to us to disclose to us any business opportunities which come to their attention, in their capacity as an officer and/or director or otherwise. Excluded from this duty would be opportunities which the person learns about through his involvement as an officer and director of another company. We have no intention of merging with or acquiring an affiliate, associate person or business opportunity from any affiliate or any client of any such person.

To the best ability and in the best judgment of our officers and directors, any conflicts of interest between us and the personal interests of our officers and directors will be resolved in a fair manner which will protect our interests. Any transactions between us and entities affiliated with our officers and directors will be on terms which are fair and equitable to us. Our board of directors intends to continually review all corporate opportunities to further attempt to safeguard against conflicts of interest between their business interests and our interests.

Executive Officer Compensation

On June 22, 2011, we changed our fiscal year end from January 31 to May 31. The following table sets forth information concerning compensation of our principal executive officer and our most highly compensated executive officers for the fiscal years ended January 31, 2010 and 2011 and the period from February 1, 2011 to May 31, 2011:

Summary Compensation Table

Name and Principal Position	Year	Stock Awards	Total
Kenneth J. Koock(1) Former President, Chief Executive Officer and Interim Acting Chief Financial Officer	May 31, 2011	$4,000	$4,000
	January 31, 2011	$0	$0
	January 31, 2010	$0	$0
Paul Vassilakos(2) Former President and Chief Executive Officer	May 31, 2011	$4,000	$4,000
	January 31, 2011	$0	$0
	January 31, 2010	$0	$0
Lynden B. Rose(3) Corporate Secretary	May 31, 2011	$4,000	$4,000
	January 31, 2011	$0	$0
	January 31, 2010	$0	$0
Lisa Lamson(4) Former President, Chief Executive Officer, Secretary and Treasurer	May 31, 2011	$0	$0
	January 31, 2011	$0	$0
	January 31, 2010	$0	$0

(1)	Mr. Koock served as President, Chief Executive Officer and Interim Acting Chief Financial Officer of the Company from March 15, 2011 to June 22, 2011 and as a director of the Company from February 2, 2011 to June 22, 2011. In February 2011, he was issued 50,000 shares (on a post-split basis) of common stock for his services as an officer and director. The shares are valued at $0.08 per share based on the market value of the common stock at the time of issuance.
(2)	Mr. Vassilakos has served as a director of the Company since October 20, 2011. Mr. Vassilakos also previously served as President and Chief Executive Officer of the Company from February 2, 2011 to March 15, 2011. In February 2011, he was issued 50,000 shares (on a post-split basis) of common stock for his services as an officer. The shares are valued at $0.08 per share based on the market value of the common stock at the time of issuance.
(3)	Mr. Rose has served as Secretary of the Company since March 31, 2011 and as a director of the Company since February 2, 2011. In February 2011, he was issued 50,000 shares (on a post-split basis) of common stock for his services as an officer and director. The shares are valued at $0.08 per share based on the market value of the common stock at the time of issuance.
(4)	Ms. Lamson served as President, Chief Executive Officer, Secretary and Treasurer from the inception of the Company until February 2, 2011.

No compensation was paid by Black Rock to its executive officers for the fiscal years ended May 31, 2010 or 2011.

Employment Agreements

Alan Barksdale has an employment agreement with the Company. Under the agreement, Mr. Barksdale will serve as our Chief Executive Officer, Secretary, and Interim Chief Financial Officer. He will also serve as President of RMR Operating and as President of Black Rock subject to the supervision of our board of directors. Under the agreement, Mr. Barksdale will receive a base salary of $25,000 per month. The agreement terminates on December 31, 2011. Pursuant to the employment agreement, Mr. Barksdale is entitled to receive an annual performance bonus based on performance objectives and parameters to be determined by the board. Mr. Barksdale is also entitled to receive an initial stock option grant in an amount to be determined by the board. Neither the performance objectives and parameters nor the size of the initial stock option grant have been determined yet but both must be so determined pursuant to the agreement by December 31, 2011. The agreement provides that if Mr. Barksdale is terminated by us without “Cause” or by Mr. Barksdale for “Good Reason” (as each term is defined in the agreement), he will be entitled to receive all accrued payments owed to him under the agreement through the date of termination plus a lump sum payment equal to three months of his base salary. Under the agreement, Mr. Barksdale is prohibited from disclosing confidential information about the Company and he has agreed not to compete with the Company during the term of his employment and for six months thereafter.

John T. Hanley also has an employment agreement with the Company. Under the agreement, Mr. Hanley will serve as our Executive Vice President and Director of Finance. The agreement provides for Mr. Hanley to receive a base salary of $13,750 per month and expires on December 31, 2011. Pursuant to the employment agreement, Mr. Hanley is also eligible for annual discretionary bonus awards and equity grants as determined by our board. The agreement provides that if Mr. Hanley is terminated by us without “Cause” or by Mr. Hanley for “Good Reason” (as each term is defined in the agreement), he will be entitled to receive all accrued payments owed to him under the agreement through the date of termination plus a lump sum payment equal to the lesser of three months of his base salary or the base salary for the remainder of the term. Under the agreement, Mr. Hanley is prohibited from disclosing confidential information about us and he has agreed not to compete with us during the term of his employment and for six months thereafter.

Mr. Folsom also has an employment agreement with the Company. Under the agreement, Mr. Folsom will serve as our Executive Vice President and Director of Exploration and Production. The agreement provides for Mr. Folsom to receive a base salary of $20,000 per month (or $240,000 per year) and expires on December 31, 2016. Pursuant to the employment agreement, Mr. Folsom is entitled to receive an annual performance bonus based on performance objectives and parameters to be determined by the board. Mr. Folsom is also entitled to receive an initial stock option grant in an amount to be determined by the board. Neither the performance objectives and parameters nor the size of the initial stock option grant have been determined yet but both must be so determined pursuant to the agreement by December 31, 2011. Furthermore, regardless of whether the performance objectives and parameters are achieved, Mr. Folsom is guaranteed to receive an annual performance bonus of not less than $250,000. Pursuant to the employment agreement, Mr. Folsom is also eligible for annual discretionary bonus awards and equity grants as determined by our board. The agreement provides that if Mr. Folsom is terminated by us without “Cause” or by Mr. Folsom for “Good Reason” (as each term is defined in the agreement), he will be entitled to receive all accrued payments owed to him under the agreement through the date of termination plus a lump sum payment equal to the lesser of three months of his base salary or the base salary for the remainder of the term. Under the agreement, Mr. Folsom is prohibited from disclosing confidential information about us.

Director Compensation

Prior to October 20, 2011, except for the one-time grant to Mr. Harlow as set forth below, we did not have a compensation program for our non-employee directors. On October 20, 2011, our board of directors approved a compensation program for non-employee directors, as follows:

•	Each non-employee director receives an annual cash fee of $35,000;
•	Each chairman of the audit committee and compensation committee (if any such committees then exist) receives an additional annual cash fee of $10,000 and $5,000, respectively;

•	Each non-employee director receives a cash fee of $1,000 and $500 for each Board and committee meeting, respectively, such director participates in; and
•	Each non-employee director annually receives $50,000 worth of shares of our common stock at a price equal to the last sales price of our common stock on the date of issuance.

All directors are reimbursed for their costs incurred in attending meetings of the Board of Directors or of the committees on which they serve. All cash compensation is paid quarterly within 30 days of the beginning of each quarter. The stock grant is paid annually on May 31 of each year (or the next business day if May 31 is not a business day) and pro rated for partial service in any given year. The term of office for each director is one (1) year, or until his/her successor is elected at the Company’s annual meeting and qualified.

On June 22, 2011, we changed our fiscal year end from January 31 to May 31. The compensation paid to Mr. Koock, Mr. Lynden and Ms. Lamson for their services as directors of the Company during the fiscal year ended January 31, 2011 and the period from February 1, 2011 to May 31, 2011 is fully reflected in the Summary Compensation Table above. The following table sets forth information concerning the compensation paid to the Company’s other directors during the fiscal years ended January 31, 2011 and the period from February 1, 2011 to May 31, 2011:

Director Compensation Table

Name and Principal Position	Year	Stock Awards	Total
V. Ray Harlow(1)	May 31, 2011	$4,000	$4,000
	January 31, 2011	$0	$0

(1)	Mr. Harlow served as a director from February 2, 2011 to June 22, 2011. In February 2011, he was issued 50,000 shares of common stock for his services as a director. The shares are valued at $0.08 per share based on the market value of the common stock at the time of issuance.

Risk Management Relating to Compensation Policies

Due to the limited nature of compensation that we currently pay, we do not believe there is any risk arising from our compensation policies and practices.

Equity Compensation Plans

As of May 31, 2011, we did not have any equity compensation plans under which equity securities are authorized for issuance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On June 22, 2011, as part of the acquisition of Black Rock, SSG, of which Mr. Barksdale (our Chief Executive Officer and a director) is the sole shareholder, was issued 27,000,000 shares of common stock, of which SSG assigned 9,000,000 shares, leaving it with 18,000,000 shares. On June 22, 2011, Mr. Barksdale and SSG entered into a lock-up agreement with the Company regarding the availability of the 18,000,000 shares for sale. Per the lock-up agreement, 3,000,000 shares were to be released on June 21, 2012 and the remaining 15,000,000 on December 21, 2012. On September 12, 2011, SSG assigned 7,000,000 shares subject to the lock-up agreement to several third parties after receiving the consent from the Company to release it from the lockup restrictions with respect to such shares, leaving it with 11,000,000 shares. As a result, the lock-up agreement now covers 11,000,000 shares, of which 3,000,000 shares may not be sold until June 21, 2012 and 8,000,000 shares may not be sold until December 21, 2012. In connection with the assignment, the transferees agreed to have cancelled an aggregate of 100,000 shares in exchange for the Company releasing the shares from the lockup restrictions.

StoneStreet Operating is the operator for the Frost Bank, Resendez and La Duquesa properties. Alan W. Barksdale, our President, Chief Executive Officer and Director, is the President and Manager of StoneStreet Operating. At August 31, 2011, the amount due from StoneStreet Operating totaled $18,738. On January 28, 2011, Black Rock funded a $25,000 one year certificate of deposit in order for StoneStreet Operating to secure an additional letter of credit for the benefit of the Railroad Commission of Texas in regards to obligations for the Resendez, La Duquesa and Frost Bank wells. Subsequent to funding, Black Rock assigned the certificate of deposit to StoneStreet Operating. The certificate of deposit is expected to be liquidated in the near future and the proceeds returned to Black Rock as the operating responsibilities of StoneStreet Operating in regards to the properties are in the process of being transferred to a wholly owned subsidiary of Red Mountain. As of August 31, 2011, the Certificate of Deposit plus accrued interest totaled $25,160.

For the three month period ended August 31, 2011 and the twelve month period ended May 31, 2011, the following summarizes the transactions between StoneStreet Operating and the Company in regards to the operations of the properties:

	August 31, 2011	May 31, 2011
Revenues
Oil and Gas Sales	$57,151	$182,919
Operating Expenses
Production Taxes	3,271	11,336
Lease Operating Expenses	25,450	92,247
Gas Marketing and Transportation Expense	6,126	19,954
Total Operating Expenses	$34,847	$123,537
Net Proceeds	$22,304	$59,382

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of November 30, 2011 by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;
•	each of our officers and directors; and
•	all of our officers and directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name and Address of Beneficial Owner(1)	Amount of Beneficial Ownership	Percentage of Outstanding Common Stock(2)
Alan Barksdale(3)(4)	11,000,000	13.9%
John T. Hanley	0	*
Tommy W. Folsom	60,000	*
Lynden B. Rose	50,000	*
Paul Vassilakos	50,000	*
Richard Y. Roberts	0	*
Randell K. Ford	1,303,169	1.6%
All officers and directors as a group (7 individuals)	12,463,169	15.7%

*	Less than one percent.
(1)	Unless noted otherwise, the address for the above individuals is 2515 McKinney Ave., Suite 900, Dallas, Texas 75201. Unless noted otherwise, each of the above individuals and entities has sole power to vote and dispose of the shares of common stock.
(2)	Based on 79,291,974 shares of common stock issued and outstanding on November 28, 2011.
(3)	These shares are held by SSG. Alan Barksdale (our President, Chief Executive Officer and Interim Acting Chief Financial Officer and a member of our board of directors) is the sole shareholder of SSG and, as such, may be deemed to beneficially own the shares these shares.
(4)	These shares are subject to a Lockup Agreement. Such shares are to be released as follows: 3,000,000 shares on June 21, 2012 and 8,000,000 shares on December 21, 2012.

SELLING SHAREHOLDERS

The selling shareholders may from time to time offer and sell any or all of the shares of our common stock set forth below pursuant to this prospectus. When we refer to “selling shareholders” in this prospectus, we mean the individuals and companies listed in the table below, and the pledges, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling shareholders’ interests in shares of our common stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the name of the selling shareholders for whom we are registering shares for resale to the public, and the number of shares of common stock that the selling shareholders may offer pursuant to this prospectus.

Based on the information provided to us by the selling shareholders and as of the date the same was provided to us, assuming that the selling shareholders sell all of the shares of our common stock beneficially owned by them that have been registered by us and do not acquire any additional shares during the offering, the selling shareholders will not own any shares other than those appearing in the column entitled “Number of Shares of Common Stock Owned After the Offering.” We cannot advise you as to whether the selling shareholders will in fact sell any or all of such shares of common stock. In addition, the selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth on the table below.

Name of Selling Shareholder	Number of Shares of Common Stock Owned Prior to the Offering(1)		Number of Shares of Common Stock Offered in the Offering		Number of Shares of Common Stock Owned After the Offering(2)		Percentage of Common Stock Owned After the Offering(2)
65 BR Trust	500,000		500,000		0		0%
Aaron Bragg	10,000		10,000		0		0%
Adam R. Levy	50,000		50,000		0		0%
AGR Family LLP	225,000		225,000		0		0%
Alexander Krasner	250,000		250,000		0		0%
Andrew Kessler	500,000		500,000		0		0%
Beige Group	3,750	(3)	3,750	(3)	0		0%
BITI Trust	300,000		300,000		0		0%
Corporate Services (TD Waterhouse)	250,000		250,000		0		0%
Courtney W. Adkins	40,000		40,000		0		0%
Crews & Associates, Inc.	1,274,544		1,274,544		0		0%
David Pauls Crews Revocable Trust	1,809,876		1,809,876		0		0%
Dawson Spears, LLC	134,664		134,664		0		0%
Doug Young	50,000		50,000		0		0%
Edward Sugar	200,000		200,000		0		0%
EGR Family, LLP	225,000		225,000		0		0%
Elisha J. Greenfield and Irma K. Greenfield	16,000		16,000		0		0%
Embark Investment Trust	100,000		100,000		0		0%
Equity Trust Company DBA Sterling	40,000		40,000		0		0%
Eric Barnes	60,000		60,000		0		0%
Fiordaliso, LTD	1,300,000		1,300,000		0		0%
Hewon Resources Limited	1,168,750	(4)	1,168,750	(4)	0		0%
Hohenplan Privatstiftung	1,200,000	(5)	1,200,000	(5)	0		0%
Indigo Holding Limited	250,000		250,000		0		0%
JP Energy	2,000,000		2,000,000		0	(6)	0%
K-2 Limited Partnership	500,000		500,000		0		0%
KEA Investments, LTD	1,000,000		1,000,000		0		0%

Name of Selling Shareholder	Number of Shares of Common Stock Owned Prior to the Offering(1)		Number of Shares of Common Stock Offered in the Offering		Number of Shares of Common Stock Owned After the Offering(2)		Percentage of Common Stock Owned After the Offering(2)
Kustigan, LTD	1,000,000		1,000,000		0		0%
Larry Douglas Young	50,000		50,000		0		0%
Mark E. Engelberg	30,000		30,000		0		0%
Mark Schneider	500,000		500,000		0		0%
Matthew Roeser	150,000		150,000		0		0%
Matthew S. Roeser (IRA)	150,000		150,000		0		0%
Michael Williams	25,000		25,000		0		0%
Millard Tydings	3,750	(3)	3,750	(3)	0		0%
Mondas Investments Limited	480,500	(3)	480,500	(3)	0		0%
Mondas Investments, LTD	120,125		120,125		0		0%
Personalvorsorge der Autogrill Schweiz AG	1,800,000	(5)	1,800,000	(5)	0		0%
Pure Energy Investors, LLC	704,480		704,480		0		0%
Randell K. Ford(7)	1,303,169		1,023,169		280,000		0.4%
RMS Holding, LTD	575,000		575,000		0		0%
Roland F. Thomas	25,000		25,000		0		0%
Sandra Nichols & Ronnie A. Nichols JT TEN	25,000		25,000		0		0%
Snowborder, LTD	2,000,000		2,000,000		0	(6)	0%
Sophia Company, Inc.	2,000,000		2,000,000		0	(6)	0%
Spears Irrevocable Trust #1	105,366		105,366		0		0%
SST Advisors, Inc.	299,726	(5)	299,726	(5)	0		0%
Tommy W. Folsom(8)	60,000		60,000		0		0%
Valim SRL	300,000		300,000		0		0%
William Belzberg Revocable Living Trust	1,200,000		700,000		500,000		0.6%

(1)	Includes shares of common stock owned by such shareholder and his, her or its affiliates.
(2)	Assumes shareholders will resell all the securities registered hereunder.
(3)	Represents shares issuable upon exercise of broker warrants.
(4)	Includes 975,000 shares issuable upon exercise of broker warrants.
(5)	Represents conversion shares issuable upon exercise of convertible promissory notes.
(6)	Does not include the right to purchase an additional $3,000,000 of shares of common stock in the future described below.
(7)	Randell K. Ford has been a director since November 2011.
(8)	Tommy W. Folsom has been our Executive Vice President and Director of Exploration and Production since September 2011.

In connection with offering of the private placement shares, we determined to offer to any investor that invested at least $2,000,000 the right to purchase an additional $3,000,000 of shares of common stock in the future. Accordingly, in connection with the above-referenced sales, we granted to each of Snowborder, LTD, Sophia Company, Inc. and JP Energy Inc. the right to purchase an additional $3,000,000 of shares of common stock (or an aggregate of $9,000,000 of shares of common stock). The investors may exercise the rights to purchase the additional shares at any time until December 31, 2011. If exercised, the shares would be sold to the investors at a price equal to the lesser of (i) $1.10 per share or (ii) the average closing price of our common stock during the period from five days prior to the investors exercising the right to purchase the shares and ending five days after such exercise.

PLAN OF DISTRIBUTION

The selling shareholders of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of common stock on the OTCBB or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchases;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASD Rule 2440 and in the case of a principal transaction a markup or markdown in compliance with NASD Rule IM-2440-1.

In connection with the sale of the common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholders have informed us that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred by us incidental to the registration of the shares.

Because the selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling shareholders.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DESCRIPTION OF SECURITIES

General

Our certificate of incorporation authorizes us to issue up to 500,000,000 shares of common stock, par value $0.0001 per share, and up to 100,000,000 shares of preferred stock, par value $0.0001 per share. Our common stock trades on the OTCBB under the symbol “RDMP.” The closing sale price for each share of common stock on November 28, 2011 was $1.51. There are currently 79,291,974 shares of common stock and no shares of preferred stock outstanding. In addition, the following warrants and other rights to purchase shares of our common stock are outstanding:

•	Three current investors each have the right to purchase up to $3,000,000 shares of common stock (or an aggregate of $9,000,000 of shares of common stock) until December 31, 2011. Such shares may be purchased at the lesser of $1.10 per share or the average closing price of the common shares for the five days prior and five days after the exercise of the right to purchase.
•	The brokers that assisted us in connection with our recently completed private placement hold warrants to purchase 1,463,000 shares of common stock (the broker warrants). Each broker warrant is exercisable for one share of common stock at an exercise price of $1.20 per share, expiring on April 30, 2014. The number of shares issuable upon exercise of the warrant and the exercise price are subject to adjustment upon the occurrence of certain events, including a stock dividend, a dividend or distribution payable otherwise than out of earnings or earned surplus, a subdivision or combination of the outstanding shares, or a reorganization, reclassification, consolidation, merger, or sale of substantially all of our assets.

Common Stock

Our shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Dividends are paid if and when declared by our board of directors in their discretion. Holders of shares of our common stock do not have any conversion, liquidation, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares of common stock. Our outstanding shares of stock are, and the conversion shares and shares underlying the broker warrants will be, fully paid and nonassessable. The terms of all directors expire at the next annual shareholders’ meeting following their election. Our articles of incorporation do not provide for cumulative voting.

Preferred Stock

Our articles of incorporation authorizes the issuance of up to 100,000,000 shares of preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without shareholder approval, to issue preferred shares with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of shares of common stock. In addition, the preferred shares could be utilized as a method of discouraging, delaying or preventing a change in control in the Company.

Florida Control Share Statute

We have elected in our Articles of Incorporation to be governed by Section 607.0902 of the Florida Statutes. However, Section 607.0902 is only applicable to a corporation that has 100 or more shareholders; a principal place of business, principal office, or substantial assets within the state of Florida; and either: more than 10 percent of its shareholders resident in the state of Florida; more than 10 percent of its shares owned by residents of the state of Florida; or one thousand of its shareholders resident in the state of Florida. Accordingly, such section does not currently apply to us. Section 607.0902, when applicable, prohibits the voting of shares that were acquired in a “control-share acquisition” unless (i) the corporation’s board of directors approves such acquisition prior to its consummation or (ii) after such acquisition, in lieu of prior approval by the corporation’s board of directors, the holders of a majority of the corporation’s voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares acquired in the control share acquisition. A “control-share acquisition” is defined as an acquisition that immediately thereafter entitles the acquiring party to 20% or more but less than 33% of all voting power; 33% or more but less than a majority of all voting power; or a majority of all voting power.

Transfer Agent

The transfer agent for our securities is Broadridge Corporate Issuer Solutions, Inc., located at 44 West Lancaster Avenue, Ardmore, PA 19003, phone (610) 649-7300.

LEGAL MATTERS

Graubard Miller, New York, New York, has passed upon the validity of the common stock offered hereby on behalf of the Company.

EXPERTS

The financial statements of Black Rock Capital, Inc. as of May 31, 2011 and for the year then ended and the carve-out financial statements of the Properties Acquired from MSG Energy, Inc. on June 1, 2010 and October 1, 2010 as of May 31, 2010 and for the year then ended included in this registration statement have been audited by L J Soldinger Associates, LLC, an independent registered public accounting firm, to the extent set forth in their report appearing elsewhere in this registration statement and in the registration statement. The financial statements and the report of L J Soldinger Associates, LLC are included in reliance upon their report given upon the authority of L J Soldinger Associates, LLC as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we have filed with the SEC. We have not included in this prospectus all of the information contained in the registration statement, and you should refer to the registration statement and its exhibits for further information. We are not required to deliver an annual report to security holders, except that we will deliver an annual report to security holders, which includes audited financial statements, in connection with our annual meeting.

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any materials we file at the SEC’s Public Reference Room at 100 F Street, NE., Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

Red Mountain Resources, Inc.

Unaudited Condensed Consolidated Balance Sheets

	August 31, 2011	May 31, 2011
		(restated)
	$	$
ASSETS
Current assets:
Cash and cash equivalents	391,494	120,860
Restricted Cash	100,000	—
Accounts Receivable – Oil and Gas Sales	671,139	536,190
Accounts Receivable Other	95,628	—
Due From Related Party	25,160	—
Notes Receivable	—	—
Prepaids and other current assets	295,257	5,001
Total Current Assets	1,578,678	662,051
Long Term Investments:
Investment in Cross Border Resources, Inc.	4,763,915	6,042,869
Oil and Gas Properties, Successful Efforts Method
Proved Properties	9,946,521	9,292,797
Unproved Properties	4,707,973	239,393
Other Property & Equipment, net	211,008	—
Less Accumulated Depreciation and Depletion	(997,063)	(716,655)
Oil and Gas Properties, net	13,868,439	8,815,535
Due from related party	—	25,090
Security Deposit	50,479	10,805
Total Assets	20,261,511	15,556,350
LIABILITIES
Current Liabilities:
Accounts Payable	1,196,654	487,558
Accounts Payable – Related Party	—	3,079
Accrued Expenses	1,409,031	126,874
Stock Issuance Liability	238,123	600,000
Line of Credit	1,695,626	2,003,594
Notes Payable	2,848,732	10,000
Notes Payable to Related Party	—	5,750,000
Notes Payable to Shareholders	1,158,764	2,042,857
Warrant Liability	519,943	—
Total Current Liabilities	9,066,873	11,023,962
Asset Retirement Obligation	261,648	239,536
Total Liabilities	9,328,521	11,263,498
EQUITY
Common Stock	707	270
Additional Paid In Capital	11,369,701	—
Retained Earnings (Accumulated Deficit)	(1,723,903)	1,453,974
Accumulated Comprehensive Income	1,286,485	2,838,608
Total Stockholders’ Equity	10,932,990	4,292,852
Total Liabilities and Stockholders’ Equity	20,261,511	15,556,350

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Red Mountain Resources, Inc.

Unaudited Condensed Consolidated Statements of Operations

	For the Three months ended August 31, 2011	For the Three months ended August 31, 2010
		(restated)
Revenue:
Oil and Gas Sales	$1,124,871	$921,675
Operating Expenses:
Exploration Expense	3,750	—
Production Taxes	53,409	60,373
Lease Operating Expenses	79,540	32,513
Gas Transportation and Marketing expenses	52,935	54,075
Depreciation, Depletion and Amortization	283,985	160,150
Acretion Expense	4,342	—
General and administrative expense	639,960	—
Total Operating Expense	1,117,921	307,111
Income from Operations	6,950	614,564
Other Income (Expense):
Interest Income	76	—
Unrealized Gain on Warrant Liability	95,458	—
Interest Expense	(555,660)	(45,395)
Loss on Note Receivable	(2,724,701)	—
Total Other Income (Expense)	(3,184,827)	(45,395)
Income (Loss) from operations before income tax expense	(3,177,877)	569,169
Income Tax Expense	—	—
Net Income (Loss)	(3,177,877)	569,169
Basis and Diluted net income (loss) per share	$(0.06)	$0.02
Basic and Diluted Weighted Average Common Shares Outstanding	56,882,671	27,000,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Red Mountain Resources, Inc.

Unaudited Condensed Consolidated Statement of Changes in Stockholders’ Equity

	Common Stock		Additional Paid-in- Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total
	Shares	Amount
Balances, June 1, 2011	27,000,000	$270	$—	$1,453,974	$2,838,608	$4,292,852
Recapitalization adjustment as a result of reverse merger	36,870,000	369	5,776,540	—	—	5,776,909
Issuance of shares in Private Placement, net of offering costs of $1,548,097	5,985,000	60	4,436,842	—	—	4,436,902
Issuance of warrants to shareholders	—	—	313,158	—	—	313,158
Issuance of shares in Other Acquisitions	843,169	8	843,161	—	—	843,169
Comprehensive Income:
Net Loss	—	—	—	(3,177,877)	—	(3,177,877)
Other Comprehensive Income:
Unrealized loss on Investment in Cross Border Resources, Inc.	—	—	—	—	(1,552,123)	(1,552,123)
Balances, August 31, 2011	70,698,169	$707	$11,369,701	$(1,723,903)	$1,286,485	$10,932,990

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Red Mountain Resources, Inc.

Unaudited Condensed Consolidated Statement of Cash Flows

	August 31, 2011	August 31, 2010
		(restated)
Cash Flow from Operating Activities:
Net Income (loss)	$(3,177,877)	$569,169
Depreciation, depletion, & amortization	283,985	160,150
Accretion of asset retirement obligations	4,342	1,453
Amortization of Stock Issuance Costs	427,907	—
Unrealized gain on warrant liability	(95,459)	—
Unrealized Loss on Bamco notes receivable	2,724,701	—
Change in Working Capital:
Accounts Receivable oil and gas sales	(134,948)	(550,702)
Accounts Receivable Other	(95,628)	—
Accounts Receivable related party	(70)	(29,982)
Increase in Prepaid and other current assets	(310,808)	—
Accounts Payable	708,694	22,008
Accrued Expenses	771,533	—
Restricted cash	(100,000)	—
Accounts Payable related party	(3,079)	—
Net cash provided by operating activities	1,003,293	172,096
Cash Flow from Investing Activities:
Additions to oil and gas properties	(3,580,618)	—
Acquisition of oil and gas properties	(953,916)	—
Additions to other property and equipment	(170,219)	—
Investment in Notes Receivable	(43,500)	—
Increase in Security Deposits	(27,995)	—
Net cash used in investing activities	(4,776,248)	—
Cash Flow from Financing Activities:
Repayment of Notes Payable Shareholders	(2,160,000)	(114,795)
Net borrowings under Line of Credit	(307,968)	—
Issuance of Note Payable to Shareholders	100,000	—
Issuance of Common Shares	5,461,712	—
Issuance to Notes Payable to Shareholders	850,000	—
Reverse Merger recapitalization	132,314	—
Payment on Note Payable	(32,469)	(57,301)
Net cash provided by financing activities	4,043,589	(172,096)
Net change in cash and equivalents	270,634	—
Cash Beginning of Year	120,860	133

Cash End of Year	391,494	133
Non-cash transactions:
Unrealized loss on Investment in Cross Border Resources, Inc.	$1,552,123	$—
Acquisition of Cross Border Resources, Inc for common shares	$273,169	$—
Issuance of warrants for common stock issuance costs	$711,651	$—
Non-cash acquisition of note receivable	$2,681,201	$—
Non-cash acquisition of oil and gas properties	$—	$3,682,318

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

RED MOUNTAIN RESOURCES, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM
FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF BUSINESS

Red Mountain Resources, Inc. (“Red Mountain”, “we,” “us” or the “Company”) is a holding company that operates through its wholly owned subsidiaries, including Black Rock Capital, Inc. (“Black Rock”) and RMR Operating, LLC. Red Mountain is engaged in the business of operating and investing in oil and gas properties in Texas and New Mexico through its wholly owned subsidiaries. Black Rock is a passive investor and does not operate its properties; however, RMR Operating, LLC acts as operator for a majority of the Black Rock properties.

Black Rock Capital, LLC was an Arkansas limited liability company formed on October 28, 2005 and based in Little Rock, Arkansas. From inception through May 2010, Black Rock Capital, LLC had no operations.

In May 2010, Black Rock Capital, LLC entered into an agreement to purchase two separate oil and gas fields out of the bankruptcy estate of MSB Energy, Inc., which became effective as of June 1, 2010. Those fields are located in Zapata County and Duval County, Texas. In October 2010, Black Rock Capital, LLC entered into an agreement to purchase two separate oil and gas fields located in Zapata County, Texas, also out of the bankruptcy estate of MSB Energy, Inc., which became effective on October 1, 2010.

On March 22, 2011, Black Rock Capital, LLC entered into an agreement to be acquired by Red Mountain, a publicly traded shell company. For accounting purposes, Black Rock Capital, LLC was treated as the acquirer and the transaction was treated as a recapitalization. The agreement provided for Red Mountain to issue 27,000,000 shares of common stock in exchange for all of the then outstanding equity of Black Rock. On June 22, 2011, the transaction was completed and the reverse recapitalization with Red Mountain was completed. Red Mountain’s $850,000 non-interest bearing Commercial Promissory Note issued by Black Rock Capital, LLC on May 24, 2011 and its $4,900,000 non-interest bearing Secured Commercial Promissory Note issued by Black Rock Capital, LLC on April 29, 2011 were extinguished upon completion of the transaction. As part of the transaction Black Rock Capital, LLC assumed and acquired a loan of $2,681,201 from the First State Bank of Lonoke (“FSB”) which was re-executed in the name of Black Rock Capital, LLC. FSB also had the following requirements: (i) Alan Barksdale, Black Rock Capital LLC’s sole officer, director and shareholder, was required to be the only officer as President of Black Rock Capital, LLC and Chief Executive Officer of Red Mountain during the term of the loan; (ii) Black Rock Capital, LLC’s 1,000 common shares (100%) were to be pledged as collateral for the loan by Red Mountain to FSB; (iii) Black Rock Capital, LLC’s assets were to remain held in the name of Black Rock Capital, LLC during the term of the loan; (iv) Black Rock Capital, LLC was required to execute a new note to the FSB to acquire the loan to Bamco Gas, LLC, in receivership, in the amount of approximately $2,681,201, which is currently in technical default, and the FSB assigned the note to Black Rock Capital, LLC with any collateral pledges; and (v) the shareholders of Black Rock Capital, LLC were required to pledge two million common shares of Red Mountain to secure the loan and the acquisition of the note for Bamco Gas, LLC to the FSB.

In June 2011, Black Rock Capital, LLC filed Articles of Conversion with the Secretary of State for the State of Arkansas to convert Black Rock Capital, LLC into a corporation. The conversion became effective July 1, 2011 and accordingly Black Rock Capital, LLC was converted to Black Rock Capital, Inc. As a result of the conversion, all the membership interest holders of Black Rock Capital, LLC became shareholders of Black Rock. Black Rock and Red Mountain have adopted a fiscal year end of May 31.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited interim financial statements of Red Mountain have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules of the Securities and Exchange Commission (“SEC”), and should be read in conjunction with the audited financial statements and notes thereto contained in the Company’s audited financial report filed as part of Form 8-K/A, as filed on October 24, 2011. In the opinion of management, all adjustments, consisting of normal recurring

RED MOUNTAIN RESOURCES, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM
FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

adjustments, necessary for a fair presentation of the financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year.

Liquidity

The Company expects to make significant capital expenditures in the foreseeable future relating to drilling existing proved and undeveloped reserves and the acquisition of other producing oil and gas properties. Management believes they will be successful in obtaining adequate sources of cash to fund its anticipated capital expenditures through the end of fiscal year 2012 and to follow through with plans for continued investments in oil and gas properties.

The Company’s success, in part, depends on its ability to generate additional financing and on its ability to effectively manage growth and develop proven reserves. It is anticipated that these exploration activities together with others that may be entered into may impose financial requirements which may exceed the existing working capital of the Company. Management may raise additional equity and/or debt capital. However, if additional financing is not available, the Company may be compelled to reduce the scope of its business activities. The unaudited interim financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

Principles of Consolidation

The consolidated financial statements include the accounts of Red Mountain and its wholly-owned subsidiaries, Black Rock and RMR Operating, LLC. All significant intercompany balances and transactions have been eliminated. The Company also has a 14.6% interest in Cross Border Resources Inc. (“Cross Border”), which has not been consolidated into its financial statements.

Use of Estimates

In the course of preparing the condensed consolidated financial statements, management makes various assumptions, judgments and estimates to determine the reported amount of assets, liabilities, revenue and expenses, and in the disclosures of commitments and contingencies. Changes in these assumptions, judgments and estimates will occur as a result of the passage of time and the occurrence of future events and, accordingly, actual results could differ from amounts initially established. Significant areas requiring the use of assumptions, judgments and estimates include (1) oil and gas reserves; (2) cash flow estimates used in impairment of oil and gas properties; (3) depreciation, depletion and amortization; (4) asset retirement obligations; (5) assigning fair value and allocating purchase price in connection with business combinations; (6) accrued revenue and related receivables; (7) valuation of investment in Cross Border and Bamco note receivable and (8) accrued liabilities. Although management believes these estimates are reasonable, actual results could differ from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of less than 90 days to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable from joint interest owners consist of uncollateralized joint interest owner obligations due within 30 days of the invoice date. Accounts receivable, trade, consist of uncollateralized accrued revenues due under normal trade terms, generally requiring payment within 30 to 60 days of production. No interest is charged on past-due balances. The Company provides for a reserve against receivables for estimated losses that may result from a customer’s inability or unwillingness to pay. The allowance for doubtful accounts is estimated primarily based upon historical write-off percentages, known problem accounts, and current

RED MOUNTAIN RESOURCES, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM
FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

economic conditions. Accounts are written off against the allowance for doubtful accounts when the Company determines that amounts are not collectable. Recoveries of previously written-off accounts are recorded when collected. As of August 31, 2011, there was no reserve established as all amounts were deemed collectible.

Investments

The Company carries its investments in equity securities at fair value, based on quoted market prices when available. Security transactions are recorded on a trade date basis. Realized gains and losses are determined by the specific identification method and are included in income. Unrealized gains and losses on securities available-for-sale are reported as a component of accumulated other comprehensive income.

Management determines the appropriate classification of its investments at the time of purchase and reevaluates such determination at each balance sheet date. Equity securities are classified as “available-for-sale.” At August 31, 2011, the Company had no trading securities or investments in debt securities that it plans to hold to maturity.

Oil and Gas Properties

Effective June 1, 2011, the Company follows the successful efforts method of accounting for its oil and gas producing activities. The change in accounting principle has been applied retroactively to prior periods. See Note 3 for further discussion. Costs to acquire mineral interests in oil and gas properties and to drill and equip development wells and related asset retirement costs are capitalized. Costs to drill exploratory wells are capitalized pending determination of whether the wells have proved reserves. If management determines that the wells do not have proved reserves, the costs are charged to expense. Geological and geophysical costs, including seismic studies and costs of carrying and retaining unproved properties are charged to expense as incurred. The Company capitalizes interest on expenditures for significant exploration and development projects that last more than six months while activities are in progress to bring the assets to their intended use. No interest was capitalized during the periods presented.

On the sale or retirement of a complete unit of a proved property, the cost and related accumulated depreciation, depletion, and amortization are eliminated from the property accounts, and the resultant gain or loss is recognized. On the retirement or sale of a partial unit of proved property, the cost is charged to accumulated depreciation, depletion, and amortization with a resulting gain or loss recognized in income. A sale of a significant property is treated as discontinued operations.

Capitalized amounts attributable to proved oil and gas properties are depleted by the unit-of-production method over proved reserves using the unit conversion ratio of six mcf of gas to one bbl of oil. Depreciation and depletion expense for oil and gas producing property and related equipment was $280,407 and $160,150 for the three months ended August 31, 2011 and 2010, respectively.

Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of impairment by providing an impairment allowance. The Company recorded no unproved property impairment during the quarter ended August 31, 2011.

Capitalized costs related to proved oil and gas properties, including wells and related equipment and facilities, are evaluated for impairment based on an analysis of undiscounted future net cash flows. If undiscounted cash flows are insufficient to recover the net capitalized costs related to proved properties, then the Company will recognize an impairment charge in income from operations equal to the difference between the net capitalized costs related to proved properties and their estimated fair values based on the present value of the related future net cash flows. No impairment was determined necessary.

It is common for operators of oil and gas properties to request that joint interest owners pay for large expenditures, typically for drilling new wells, in advance of the work commencing. This right to call for cash advances is typically found in the operating agreement that joint interest owners in a property adopt. The

RED MOUNTAIN RESOURCES, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM
FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Company records these advance payments in prepaid and other current assets in its property account and release this account when the actual expenditure is later billed to it by the operator.

On the sale of an entire interest in an unproved property for cash or cash equivalent, gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property had been assessed individually. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

Estimates of Proved Oil and Gas Reserves

Estimates of our proved reserves are prepared in accordance with GAAP and SEC guidelines. The accuracy of a reserve estimate is a function of:

•	the quality and quantity of available data;
•	the interpretation of that data;
•	the accuracy of various mandated economic assumptions; and
•	the judgment of the persons preparing the estimate.

The Company’s proved reserve information was predominately based on evaluations prepared by independent petroleum engineers. Estimates prepared by other third parties may be higher or lower than those included herein. Because these estimates depend on many assumptions, all of which may substantially differ from future actual results, reserve estimates will be different from the quantities of oil and gas that are ultimately recovered. In addition, results of drilling, testing and production after the date of an estimate may justify material revisions to the estimate.

In accordance with SEC requirements, beginning December 31, 2009, the Company based the estimated discounted future net cash flows from proved reserves on the unweighted arithmetic average of the prior 12-month commodity prices as of the first day of each of the months constituting the period and costs on the date of the estimate. In prior years, such estimates had been based on year end prices and costs. Future prices and costs may be materially higher or lower than these prices and costs which would impact the estimated value of our reserves.

The estimates of proved reserves materially impact depreciation and depletion expense. If the estimates of proved reserves decline, the rate at which we record depreciation and depletion expense will increase, reducing future net income. Such a decline may result from lower market prices, which may make it uneconomic to drill for and produce higher cost fields.

Revenue Recognition

Revenues are recognized when hydrocarbons have been delivered, the customer has taken title and payment is reasonably assured.

Income Taxes

Income tax expense was as follows:

	Three Months Ended August 31, 2010	Three Months Ended August 31, 2011
Income tax expense	—	—
Effective tax rate	0.00%	0.00%

RED MOUNTAIN RESOURCES, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM
FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

We compute our quarterly taxes under the effective tax rate method based on applying an anticipated annual effective rate to our year-to-date income, except for discrete items. Income taxes for discrete items are computed and recorded in the period that the specific transaction occurs. For the three months ended August 31, 2010, our overall effective tax rate differed from the statutory rate of 35% because we operated as a partnership not subject to income tax during that period.

For the three months ended August 31, 2011, our overall effective tax rate differed from the statutory rate of 35% because of our change in tax status and valuation allowances offsetting deferred tax assets.

The Company changed it’s tax status from a partnership to a corporation effective June 1, 2011. This conversion required the Company to recognize income tax expense and deferred tax liabilities of $522,593 on the date of the change. The Company recorded an offsetting income tax benefit of $1,668,645 based on deferred tax assets generated during the three months ended August 31, 2011. The net deferred tax asset was fully reserved resulting in no net income tax expense for the period.

Pro forma income tax expense represents the tax effects that would have been reported had the Company been subject to U.S. federal and state income taxes as a corporation for all periods presented.

The following table presents the computation of the pro forma income tax expense:

Three Months Ended August 31, 2010
Income before Income Taxes	569,169
Effective pro forma income tax rate	34%
Pro forma Income Tax Expense (Benefit)	193,517

Asset Retirement Obligations

The Company provides for future asset retirement obligations on its resource properties and facilities based on estimates established by current legislation and industry practices. The asset retirement obligation is initially measured at fair value and capitalized to oil and gas properties as an asset retirement cost that is depleted over the units of production. The obligation is accreted through accretion expense until it is settled. The fair value of the obligation is estimated by discounting expected future cash outflows to settle the asset retirement obligations using a credit-adjusted risk-free interest rate. The Company recognizes revisions to either the timing or the amount of the original estimate of undiscounted cash outflows as increases or decreases to the asset retirement obligation.

The significant assumptions used to develop the expected liability during the period are as follows:

Average gross cost to remediate individual well sites	$75,000 – 100,000
Average gross salvage value expected from individual well sites remediated	$15,000 – 25,000
Expected inflation rate for oil field service costs	4.50%
Credit adjusted risk-free interest rate	7.25%

RED MOUNTAIN RESOURCES, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM
FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Actual retirement costs will be recorded against the obligation when incurred. Any difference between the recorded asset retirement obligations and the actual retirement costs incurred is recorded as a gain or loss in the settlement period. Three new well obligations were recognized in the first quarter. A change in estimate resulted from a change in well lives for the Madera oil wells.

Balance at June 1, 2011	$239,536
Liabilities incurred	53,577
Change in estimate	(35,807)
Liabilities settled
Accretion expense	4,342
Balance at August 31, 2011	261,648

Comprehensive Income (Loss)

Comprehensive income (loss) includes changes in stockholders’ equity during the periods that do not result from transactions with stockholders. Our total comprehensive income (loss) for the periods is as follows:

	Three Months Ended August 31,
	2011	2010
Net income (loss)	$(3,177,877)	$569,169
Unrealized loss on investment in Cross Border investment	(1,552,123)	—
Total comprehensive income (loss)	$(4,730,000)	$569,169

Concentrations

Upon acquisition of its oil and gas field interests, the Company also became party to joint operating agreements (“JOA’s”) that define the rights and responsibilities between the third party operators and passive interest holders. Under the JOA’s, the third party operator is responsible for acquiring customers to sell the oil and gas produced and to either performing or contracting out to other third parties to perform services necessary to continue and maintain well production, commence and complete drilling operations and also to maintain undeveloped acreage. The Company is thus dependent upon the third party operator to remit payment for its share of the proceeds from the sale of hydrocarbons produced, and to adequately maintain and develop the individual fields. As of August 31, 2011, one operator, ConocoPhillips, Inc., controlled approximately 86% of the Company’s revenues and approximately 77% of direct operating expenses.

Concentrations of Market Risk

The future results of the Company’s oil and natural gas operations will be affected by the market prices of oil and natural gas. The availability of a ready market for oil and natural gas products in the future will depend on numerous factors beyond the control of the Company, including weather, imports, marketing of competitive fuels, proximity and capacity of oil and natural gas pipelines and other transportation facilities, any oversupply or undersupply of oil, natural gas and liquid products, the regulatory environment, the economic environment, and other regional and political events, none of which can be predicted with certainty.

The Company operates in the exploration, development and production sector of the oil and gas industry. The Company’s receivables include amounts due from purchasers of its oil and natural gas production and amounts due from joint venture partners for their respective portions of operating expenses and exploration and development costs. While certain of these customers and joint venture partners are affected by periodic downturns in the economy in general or in their specific segment of the oil or natural gas industry, the Company believes that its level of credit-related losses due to such economic fluctuations has been and will continue to be immaterial to the Company’s results of operations over the long-term. Trade receivables are generally not collateralized.

RED MOUNTAIN RESOURCES, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM
FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Fair Value

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (“exit price”). To estimate fair value, the Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated or generally unobservable.

The authoritative guidance establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (“Level 1”), a middle priority to inputs based on other than quoted prices in active markets (“Level 2”) and the lowest priority to unobservable inputs (“Level 3”). In instances in which multiple levels of inputs are used to measure fair value, hierarchy classification is based on the lowest level input that is significant to the fair value measurement in its entirety. The three levels of the fair value hierarchy are as follows:

Level 1 — Observable inputs such as quoted prices in active markets at the measurement date for identical, unrestricted assets or liabilities.

Level 2 — Other inputs that are observable, directly or indirectly, such as quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 — Unobservable inputs for which there is little or no market data and which the Company makes its own assumptions about how market participants would price the assets and liabilities.

The following table presents recurring financial assets and liabilities which are carried at fair value as of August 31, 2011:

	Fair Value	Level 1	Level 2	Level 3
Investment in Cross Border Resources, Inc. common shares and warrants	4,763,915	3,061,109	—	1,702,806
Warrant liability	519,942	—	—	519,942

The reconciliation of the fair value for our Level 3 assets and liabilities including net purchases and sales and changes in unrealized gains, is set out below:

	Cross Border Warrants	Warrant Liability
Balance, May 31, 2011	$1,217,613	$—
Award of Warrants	—	(615,401)
Unrealized gain recorded in other comprehensive income	485,193	—
Unrealized gain recorded in earnings	—	95,458
Balance, August 31, 2011	$1,702,806	$(519,943)

During the quarter, management revised the industry comparable companies used to determine the historical volatility. The new companies represent small publicly traded domestic exploration and production companies. Management believes these companies provide a better estimation of Cross Border’s volatility.

Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, receivables, payables, and notes payable and lines of credit. The carrying amounts of cash and cash equivalents, receivables, payables and short-term debt approximate fair value due to the highly liquid or short-term nature of these instruments.

RED MOUNTAIN RESOURCES, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM
FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Recent Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board (“FASB”) issued an update to the Oil and Gas Topic, which aligns the oil and natural gas reserve estimation and disclosure requirements with the requirements in the SEC’s final rule, Modernization of the Oil and Gas Reporting Requirements (the “Final Rule”). The Final Rule was issued on December 31, 2008. The Final Rule is intended to provide investors with a more meaningful and comprehensive understanding of oil and natural gas reserves, which should help investors evaluate the relative value of oil and natural gas companies.

In January 2010, the FASB issued ASU 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements” (“ASU 2010-06”). ASU 2010-06 includes new disclosure requirements related to fair value measurements, including transfers in and out of Levels 1 and 2 and information about purchases, sales, issuances and settlements for Level 3 fair value measurements. This update also clarifies existing disclosure requirements relating to levels of disaggregation and disclosures of inputs and valuation techniques. ASU 2010-06 was effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company adopted ASU 2010-06 upon issuance and such adoption did not have a material impact on the Company’s financial statements.

In May 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-04, “Fair Value Measurements (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS” (“ASU 2011-04”). ASU 2011-04 changes the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements to ensure consistency between U.S. GAAP and International Financial Reporting Standards (“IFRS”). ASU 2011-04 also expands the disclosures for fair value measurements that are estimated using significant unobservable (Level 3) inputs. This new guidance is to be applied prospectively. ASU 2011-04 will be effective for interim and annual periods beginning after December 15, 2011, with early adoption permitted. The Company believes that the adoption of this standard will not materially expand the consolidated financial statement footnote disclosures.

In June 2011, the FASB issued ASU No. 2011-05, “Comprehensive Income (ASC Topic 220): Presentation of Comprehensive Income” (“ASU 2011-05”), which amends current comprehensive income guidance. This ASU eliminates the option to present the components of other comprehensive income as part of the statement of shareholders’ equity. Instead, we must report comprehensive income in either a single continuous statement of comprehensive income which contains two sections, net income and other comprehensive income, or in two separate but consecutive statements. ASU 2011-05 will be effective for interim and annual periods beginning after December 15, 2011, with early adoption permitted. The adoption of ASU 2011-05 will not have a material impact on the consolidated financial statements.

In December 2010, the FASB issued an accounting standard update 2010-29 that addresses the disclosure of supplementary pro forma information for business combinations. This update clarifies that when public entities are required to disclose pro forma information for business combinations that occurred in the current reporting period, the pro forma information should be presented as if the business combination occurred as of the beginning of the previous fiscal year when comparative financial statements are presented. This update is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. The Company’s adoption of this standard did not have a material effect on its results of operation or its financial position.

RED MOUNTAIN RESOURCES, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM
FINANCIAL STATEMENTS

NOTE 3. CHANGE IN ACCOUNTING POLICY

The Company has elected to adopt the “Successful Efforts Method of Accounting” for accounting of its oil and gas activities, effective June 1, 2011. The change from the Full Cost Method to Successful Efforts Method is a change in accounting principle. This change in accounting principle is deemed to be material in reporting our Financial Statements and therefore the change must be retrospectively adjusted for the cumulative effective for the prior year. The Company believes the Successful Efforts Method of Accounting provides more transparency in presenting the Company’s successes or failures and will more fairly reflect the true cost of its properties and the reserves directly associated with those properties. Further, the Successful Efforts Method of Accounting is the preferred method of accounting for oil and gas properties. Under this method, property acquisition costs, whether the property is proved or unproved, are capitalized as incurred. For other costs incurred under this method, a direct relationship between costs incurred and specific reserves discovered is required before costs are permitted to be capitalized. Costs that cannot be directly related to the discovery of specific oil and gas reserves are expensed immediately as incurred.

The change resulted in a decrease in depletion expense and accumulated depletion of $260,619 and $109,254 for the quarters ending August 31, 2011 and 2010, respectively. There was no change in gross oil and gas properties between the two methods, because Black Rock had incurred no geological costs, dry holes or impairment. The change increased income from operations by $216,285 as reported on the Statement of Operations and increased retained earnings by $216,285 as reported on the Balance Sheet and Statement of Changes in Stockholders’ Equity. The change did not impact cash flows from operations, investing or financing activities.

RED MOUNTAIN RESOURCES, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM
FINANCIAL STATEMENTS

NOTE 3. CHANGE IN ACCOUNTING POLICY  – (continued)

A comparison of the Company’s net income, earnings per share, oil and gas properties and accumulated deficit under the Successful Efforts Method of Accounting and the full cost method as disclosed herein, as follows:

Income Statement Three Months Ended August 31, 2011	As computed Under Full Cost	As computed Under Successful Efforts	Effect of Change
Revenue:
Oil and Gas Sales	$1,124,871	$1,124,871	$—
Operating Expenses:
Exploration Expense	3,750	3,750	—
Production Taxes	53,409	53,409	—
Lease Operating Expenses	79,540	79,540	—
Gas Transportation and Marketing expenses	52,935	52,935	—
Depreciation, Depletion and Amortization	500,271	283,985	(216,286)
Acretion Expense	4,342	4,342	—
General and administrative expense	639,960	639,960	—
Total Operating Expense	1,334,207	1,117,921	(216,286)
Income (loss) from operations	(209,336)	6,950	216,286
Total Other Expense	(3,184,827)	(3,184,827)	—
Loss from Operations before income tax expense	(3,394,163)	(3,177,877)	216,286
Income Tax Provision	—	—	—
Net Loss	(3,394,163)	(3,177,877)	216,286
Basis and Diluted earnings per share	$(0.06)	$(0.06)	—
Basic and Diluted Weighted Average Common Shares Outstanding	56,882,671	56,882,671	—

Income Statement Three Months Ended August 31, 2010	As computed Under Full Cost	As computed Under Successful Efforts	Effect of Change
Revenue:
Oil and Gas Sales	$921,675	$921,675	$—
Operating Expenses:
Exploration Expense			—
Production Taxes	60,373	60,373	—
Lease Operating Expenses	32,513	32,513	—
Gas Transportation and Marketing expenses	54,075	54,075	—
Depreciation, Depletion and Amortization	269,404	160,150	(109,254)
General and administrative expense			—
Total Operating Expense	416,365	307,111	(109,254)
Income from operations	505,310	614,564	109,254
Total Other Expense	(45,395)	(45,395)	—
Income from operations before income tax expense	459,915	569,169	109,254
Income Tax Provision	—	—	—
Net Income	459,915	569,169	109,254
Basis and Diluted earnings per share	$0.02	$0.02	0.00
Basic and Diluted Weighted Average Common Shares Outstanding	27,000,000	27,000,000	—

RED MOUNTAIN RESOURCES, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM
FINANCIAL STATEMENTS

NOTE 3. CHANGE IN ACCOUNTING POLICY  – (continued)

Balance Sheet August 31, 2011	As computed Under Full Cost	As computed Under Successful Efforts	Effect of Change
Total Current Assets	1,578,678	1,578,678	—
Total Long Term Investments	4,763,915	4,763,915	—
Oil and Gas Properties	14,654,493	14,654,493	—
Other Property, Plant & Equipment	211,008	211,008	—
Less Accumulated Depreciation and Depletion	1,473,596	(997,062)	476,534
Other Assets	50,479	50,479	—
Total Assets	19,784,977	20,261,511	476,534
Total Current Liabilities	9,066,873	9,066,873	—
Total Non Current Liabilities	261,648	261,648	—
Common Stock	707	707	—
Additional Paid In Capital	11,369,702	11,369,702	—
Retained Earnings (Accumulated Deficit)	(2,200,438)	(1,723,904)	476,534
Accumulated Comprehensive Income	1,286,485	1,286,485	—
Total Stockholder’s Equity	10,456,456	10,932,990	476,534
Total Liabilities and Stockholder’s Equity	19,784,977	20,261,511	476,534

Balance Sheet May 31, 2011	As computed Under Full Cost	As computed Under Successful Efforts	Effect of Change
Total Current Assets	662,051	662,051	—
Total Long Term Investments	6,067,959	6,067,959	—
Oil and Gas Properties			—
Proved oil and gas properties	9,532,190	9,292,797	(239,393)
Unproved Property	—	239,393	239,393
Less Accumulated Depreciation and Depletion	(977,274)	(716,655)	260,619
Oil and Gas Properties, net	8,554,916	8,815,535	260,619
Other Assets	10,805	10,805	—
Total Assets	15,295,731	15,556,350	260,619
Total Current Liabilities	9,020,368	9,020,368	—
Total Non Current Liabilities	2,243,130	2,243,130	—
Stockholder’s Equity	4,032,233	4,292,852	260,619
Total Liabilities and Stockholder’s Equity	15,295,731	15,556,350	260,619

NOTE 4. OIL AND GAS PROPERTIES

Villareal — Zapata County, Texas

This field consists of approximately 1,099.78 gross acres (154.01 acres net to the working interest). The purchase price of this property was approximately $3,100,000, and included a prepaid drilling credit from the well operator of approximately $680,000. At acquisition, there were eight producing wells on this property. Black Rock acquired the approximate 13.942% working interest and 10.46% net revenue interest in seven of the producing wells and remaining leasehold. Black Rock also acquired approximately a 15.65% working interest and 11.74% net revenue interest in one producing well. During the period ended August 31, 2011 Black Rock elected to participate in all of the drilling operations commenced by the operator of the property, ConocoPhillips. Those drilling operations included capital expenditures on two wells plus drilling three new wells. Total development costs incurred by Black Rock during the period ended August 31 2011, which includes usage of the prepaid drilling costs acquired for these wells, was approximately $368,012.

RED MOUNTAIN RESOURCES, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM
FINANCIAL STATEMENTS

NOTE 4. OIL AND GAS PROPERTIES  – (continued)

Frost Bank — Duval County, Texas

This field consists of approximately 998.3 gross acres (319 acres net to the working interest). The purchase price of this property was approximately $200,000. At acquisition, there were five producing wells. Black Rock acquired an approximate 31.968% working and 23.976% net revenue interest in the well production. No drilling activity occurred during the period ended August 31, 2011.

Resendez and LaDuquesa — Zapata County, Texas

These fields consist of approximately 2,496 gross acres (914 acres net to the working interests). The purchase price of this property was approximately $36,000. At acquisition, there were two producing and two shut in wells. Black Rock acquired an approximate 23.125% and 50.007% working interest in Resendez and LaDuquesa, respectively, and 17.34% and 37.56% net revenue interest in the well production for Resendez and LaDuquesa, respectively. No drilling activity occurred during the period ended August 31, 2011.

Madera Prospect — Lea County, New Mexico

These fields consist of approximately 1,926 gross acres (1,153 net to the working interests). The purchase price of this property was approximately $4,774,000, including approximately $27,000 in acquisition related costs. At acquisition, the two leases comprised two producing wells and one shut in well. Black Rock acquired a 100% working interest and a 75% net revenue interest in one producing well, a 56.05% working interest and a 42.04% net revenue interest in the second producing well and a 41.38% working interest and a 31.04% net revenue interest in the shut in well. On April 29, 2011, Black Rock issued a promissory note to Red Mountain in return for borrowing approximately $4,900,000 to close this lease acquisition. The promissory note was cancelled upon closing of the reverse merger.

The Company agreed to drill one test well to at least 9,000 feet by November 1, 2012 or incur $15,000 per month penalty until completed.

Pawnee Prospect — Lea County, New Mexico

On July 8, 2011, Black Rock entered into a Purchase and Area of Mutual Interest Agreement (“PAMI”), effective as of July 1, 2011, that governed the relationship between Black Rock and certain other parties with respect to oil and gas leases in the Permian Basin (the “Pawnee Prospect”) covering approximately 1,255 gross acres (1,029 net acres) in which Black Rock acquired an 82% ownership interest. Pursuant to the PAMI on July 25, 2011, Black Rock acquired the remaining 18% ownership interest in the land from such other parties. The total acquisition cost of the combined 1,255 gross/net acres was $439,222 or $350 per acre. Pursuant to the PAMI, on July 27, 2011, Black Rock acquired an 87.5% working interest with a 66.94% net revenue interest in 320 gross acres (280 net acres) for $98,000 or $350 per acre. Additionally pursuant to the PAMI, on July 27, 2011, Black Rock acquired a 100% working interest with a 76.5% net revenue interest in one lease covering 35 acres; a 100% working interest with a 75% net revenue interest in three leases covering 62.5 acres; and a 100% working interest with a 77.75% net revenue interest in four leases covering 92.92 acres. The total acquisition cost of the combined 190.42 gross/net acres was $114,000 or $600 per acre. The total cost of the Pawnee Prospect was $703,916, which includes acquisition and closing costs.

Martin Prospect — Andrews County, Texas

On August 16, 2011, Black Rock acquired a 100% working interest with a 75% net revenue interest in the “Martin Lease” in exchange for 320,000 shares of Red Mountain’s common stock. The fair value of assets acquired was $320,000. The Martin Lease is 320 gross/net acres located in Andrews County, Texas. The Martin Lease is held by production and is for all rights 5,000 feet and below the surface of the land. The target horizons associated with the Martin Lease are the Clearfork and Wichita Albany formations.

Shafter Lake Prospect — Andrews County, Texas

On August 16, 2011 Black Rock acquired a 100% working interest with a 75% net revenue interest in the “Shafter Lake Lease” for $250,000 and 250,000 shares of Red Mountain’s common stock. The fair value of

RED MOUNTAIN RESOURCES, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM
FINANCIAL STATEMENTS

NOTE 4. OIL AND GAS PROPERTIES  – (continued)

assets acquired was $500,000. The Shafter Lake Lease is approximately 185 gross/net acres located in Andrews County, Texas. The Shafter Lake Lease is held by production and is for all rights from surface to 4,250 feet below the surface of the land. The target horizons associated with the Shafter Lake Lease are the Grayburg and San Andrus formations.

The Pawnee, Martin and Shafter Lake Prospects were unproved properties for the quarter ended August 31, 2011 and had no proved reserves associated with these prospects. In addition, there were two new wells drilled on the Pawnee Prospect, Big Brave #1 and Good Chief #1, but both wells were uncompleted for the quarter ended August 31, 2011. Uncompleted well costs amounted to $3,170,923. Total unproved property costs including well and leasehold costs amounted to $4,707,973 at the period ended August 31, 2011.

NOTE 5. INVESTMENT IN CROSS BORDER RESOURCES, INC.

On May 23, 2011, the Company entered into a securities purchase agreement with Cross Border, a publicly traded company, pursuant to which the Company purchased 2,136,164 units. Each unit included one share of the common stock of Cross Border and one warrant to acquire an additional share of common stock of Cross Border. The aggregate purchase price of the units was $3,204,261. The warrants have an exercise price of $2.25 per share. The warrants are exercisable for a five year term and become exercisable on the sixth month anniversary of the issuance date.

On August 16, 2011, the Company entered into a stock purchase and sale agreement pursuant to which the Company acquired 218,535 shares of common stock of Cross Border from a third party in exchange for the issuance of 273,169 shares of the Company’s common stock.

The Company determined the investment should be presented as available-for-sale instruments. Available-for-sale instruments are measured at fair value with unrealized gains and losses recognized in other comprehensive income (loss) and reported in shareholders’ equity.

As of August 31, 2011, the fair value of the units of Cross Border decreased by approximately $1,533,292 to $4,763,915. The Company valued the warrants as of August 31, 2011 at $485,138 using the Black-Scholes valuation model. In determining this valuation, the Company used a volatility rate of 94%, a risk free interest rate of 0.96%, an estimated life of 4.75 years and a dividend rate of zero.

NOTE 6. NOTE RECEIVABLE

As part of the reverse merger transaction, FSB required Black Rock to assume and acquire a loan of $2,681,201 from the FSB to Bamco Gas, LLC (the “Bamco Note”), which was re-executed in the name of Black Rock. FSB would not consent to the transaction with the Company unless the loan was assumed and acquired and therefore the Company determined to do so even though the closing of the transaction had not yet occurred. On June 29, 2011, Black Rock signed a new note to the FSB to acquire the loan from Bamco Gas, LLC, which is in receivership, in the amount of approximately $2,681,201. The Bamco note is currently in default and Alan Barksdale is the receiver. FSB assigned the Bamco note to Black Rock along with any collateral pledges, and the shareholders of Black Rock pledged two million common shares of Red Mountain to further secure the Black Rock loan and the acquisition of the note for Bamco Gas, LLC to the FSB. In the event the Company does not acquire the assets of Bamco Gas, LLC, the Company has the right to liquidate or teminate 2,000,000 of the 27,000,000 common shares that were transferred to the shareholders of Black Rock.

Due to the uncertainty about collection or realizing the value of the note receivable through an acquisition of Bamco, management has deemed it necessary to fully impair the value of the note. No interest income was recognized on the Bamco note.

RED MOUNTAIN RESOURCES, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM
FINANCIAL STATEMENTS

NOTE 7. STOCK ISSUANCE LIABILITY

Three promissory notes totaling $2,450,000 issued on May 24, 2011 contained provisions that required Black Rock to deliver to the note holders 600,000 shares of Red Mountain common stock as an inducement to the note holders to make the loans. The Company recorded a liability in the amount of $600,000 as the reverse merger had yet to be consummated. The Company has treated the amount as a debt discount, and is amortizing the amount over the life of the loans. During the quarter ended August 31, 2011, approximately $428,000 had been amortized as interest expense. The Company believes that $1.00 per share represents the fair value per share of the common stock of Red Mountain as of issuance. Upon consummation of the reverse merger, the liability was extinguished. In connection with private placement, the Company has agreed to issue various brokers common shares for services rendered associated with the offering. As of August 31, 2011, the Company has recorded $238,000 as a stock issuance liability for commissions earned but not paid with common shares.

NOTE 8. NOTES PAYABLE

Notes Payable

As of August 31, 2011, the Company had the following notes outstanding, which were not due to shareholders or related parties:

First State Bank of Lonoke, issued June 29, 2011, interest rate at 6.009% per annum, due June 29, 2014. Note is personally guaranteed by Alan Barksdale and related party to management.	$2,648,732
Robert Hersov, $50,000 Promissory Note issued February 15, 2011; interest rate at 10.0% per annum, due July 30, 2011. On September 28, 2011 the Company amended the maturity date to November 30, 2011.	50,000
Robert Hersov, $150,000 Promissory Note issued March 4, 2011; interest rate at 3.25% per annum, due the earlier of July 31, 2011 or the closing of the acquisition of the Company by Red Mountain Resources, Inc. On September 28, 2011 the Company amended the maturity date to November 30, 2011.	150,000
Total notes payable	$2,848,732

On June 15, 2010, FSB issued a $200,060 Secured Promissory Note to Black Rock which carried an interest rate at 6% per annum and was due June 15, 2011. The note was secured by a first security lien against the Frost Bank property (see Note 3) and repaid on June 27, 2011.

During July 2011, the Company issued unsecured promissory notes in the principal amount of $850,000 to RMS Advisors, Inc. and TSS Investment, Inc., each an unaffiliated lender. The notes accrued interest at 10%. In July and August 2011, the Company repaid the amounts due under the notes held by RMS Advisors, Inc. and TSS Investment, Inc. and such notes were retired.

Notes Payable — Related Party

Upon closing of the reverse merger on June 22, 2011, Red Mountain extinguished its $850,000 non-interest bearing Commercial Promissory Note issued by Black Rock on May 24, 2011 and its $4,900,000 non-interest bearing Secured Commercial Promissory Note issued by Black Rock on April 29, 2011.

RED MOUNTAIN RESOURCES, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM
FINANCIAL STATEMENTS

NOTE 8. NOTES PAYABLE  – (continued)

Notes Payable to Shareholders

As of August 31, 2011, the Company had the following notes outstanding to shareholders:

Fiordaliso Limited, $62,500 Promissory Note issued February 15, 2011; interest rate at 10.0% per annum, due June 30, 2011. On September 28, 2011, the Company issued a replacement note which has a maturity date of November 30, 2011 and carries a similar interest rate to the original note.	$62,500
Capital Growth Investment Trust, $100,000 Promissory Note issued February 15, 2011; interest rate at 10.0% per annum, due June 30, 2011. On September 28, 2011, the Company issued a replacement note which has a maturity date of November 30, 2011 and carries a similar interest rate to the original note.	100,000
William F. Miller III, $250,000 Promissory Note issued May 24, 2011; interest rate at 10% per annum, due the earlier of September 30, 2011 or after the closing of the reverse merger between and an additional equity raise of $2,500,000. In addition, the holder received 50,000 shares of Red Mountain common stock. On August 12, 2011, the Company repaid $50,000 of the Promissory Note. On September 28, 2011, the Company issued a replacement note which has a maturity date of November 30, 2011 and carries a similar interest rate to the original note	200,000
Michael J. Garnick, $700,000 Promissory Note issued May 24, 2011; interest rate at 10% per annum, due the earlier of September 30, 2011 or after the closing of the reverse merger and an additional equity raise of $2,500,000. In addition, the holder received 175,000 shares of Red Mountain Resources common stock. On July 26, 2011, the Company repaid $200,000 of the Promissory Note. On August 12, 2011, the Company repaid $300,000 of the Promissory Note. On September 28, 2011, the Company issued a replacement note which has a maturity date of November 30, 2011 and carries a similar interest rate to the original note	200,000
Bel-Cal Properties, $1,500,000 Promissory Note issued May 24, 2011; interest rate at 10% per annum, due the earlier of September 30, 2011 or after the closing of the reverse merger and an additional equity raise of $2,500,000. In addition, the holder received 375,000 shares of Red Mountain Resources common stock. On July 26, 2011, the Company repaid $200,000 of the Promissory Note. On August 12, 2011, the Company repaid $550,000 of the Promissory Note. On September 28, 2011, the Company issued a replacement note which has a maturity date of November 30, 2011 and carries a similar interest rate to the original note	750,000
$1,312,500
Less: unamortized discount	(129,236)
Less: note payable issuance costs	(24,500)
Total notes payable	$1,158,764

NOTE 9. LINE OF CREDIT

In June 2010, Black Rock entered into a three year line of credit (“LOC”) with FSB. The LOC has a maximum draw amount of approximately $3,475,000, and is secured by a first security lien against the Villarreal, Frost Bank, Resendez and La Duquesa properties (“Black Rock Collateral”) (see Note 3), Cross Border shares (see Note 4) and additional property owned by a related party and guarantor. The LOC bears

RED MOUNTAIN RESOURCES, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM
FINANCIAL STATEMENTS

NOTE 9. LINE OF CREDIT  – (continued)

interest at the bank’s reference rate plus 275 basis points, which as of August 31, 2011 was 6.039% in total. The LOC is payable on demand, however if no demand is made, principal payments of $1 million and $1.1 million are required after the first and second years, respectively, and the loan is due in full at maturity. In addition to a security interest in the Black Rock Collateral, Alan Barksdale and the managing member of a shareholder of the Company have personally guaranteed the LOC. In addition, the managing member of a shareholder of the Company has also provided a mortgage in favor of FSB on certain property owned by the managing member of a shareholder of the Company as additional collateral.

In June 2010, Black Rock borrowed approximately $3,400,000 to fund the purchase price of the Villarreal property plus make its first capital call on the property. The Company borrowed an additional $351,000 in November 2010 to fund additional capital calls. As of August 31, 2011, the outstanding balance of the LOC was $1,695,626 and the Company was in compliance with the covenants related to the loan. As part of the LOC agreement with FSB, the Company entered into a lock box arrangement to further secure the credit facility for the bank, in the event the Company failed to timely meet its repayment obligations. Under accounting standards, borrowings outstanding under a revolving credit agreement that includes both a subjective acceleration clause and a requirement to maintain a lock-box arrangement shall be considered short-term obligations.

NOTE 10. EARNINGS PER SHARE

Basic income or loss per common share is net income or loss available to common stockholders divided by the weighted average of common shares outstanding during the period. Diluted income or loss per common share is calculated in the same manner, but also considers the impact to net income and common shares outstanding for the potential dilution from in-the-money common stock options and warrants, and convertible debentures and preferred stock.

We have issued potentially dilutive instruments in the form of restricted common stock granted and not yet issued and common stock warrants. The total number of potentially dilutive securities at August 31, 2011 was 3,557,896. There were no potentially dilutive securities outstanding at August 31, 2010. We did not include the potentially dilutive securities in our calculation of diluted loss per share during the current period because to include them would be anti-dilutive due to our net loss during this period.

The following table summarizes the types of potentially dilutive securities outstanding as of August 31, 2011 and 2010:

	8/31/2011	8/31/2010
Broker Warrants	592,500	—
Warrant Liability	2,727,273	—
Unissued Common Stock	238,123	—
Total Potentially Dilutive Securities	3,557,896	—

NOTE 11. STOCKHOLDERS’ EQUITY

Beginning in March 2011, Red Mountain commenced a private placement of its shares of common stock at an offering price of $1.00 per share. During the three months ended August 31, 2011, Red Mountain had sold 5,985,000 shares of its common stock raising gross proceeds of $5,985,000. During the period March 15, 2011 through October 20, 2011, Red Mountain has sold an aggregate of 12,055,000 shares of its common stock raising gross proceeds of $12,055,000.

Offering expenses during the quarter ending August 31, 2011 totaled $1,548,097 including $619,539 cash payments for offering costs and broker commissions. The remaining balance of $313,158 represents the fair value of 592,500 warrants issued as broker commissions. Each warrant (i) is exercisable for one share of

RED MOUNTAIN RESOURCES, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM
FINANCIAL STATEMENTS

NOTE 11. STOCKHOLDERS’ EQUITY  – (continued)

Company’s common stock, (ii) has an exercise price of $1.20 per share of Company’s common stock, and (iii) will expire on April 30, 2014. Management determined the fair value of the warrants using a Black-Scholes option model with a volatility based on the historical closing of industry peers and Company market price of $1.00 per common share, based on cash transactions.

On July 20, 2011, the Company granted to one of the investors the right to purchase an additional $3,000,000 of shares of the Company’s common stock. The investor may exercise its rights to purchase the additional shares at any time until December 31, 2011. If exercised, the shares would be sold to the investor at a price equal to the lesser of (i) $1.10 per share or (ii) the average closing price of the Company’s common stock during the period from five days prior to the investor exercising its right to purchase the shares and ending five days after such exercise. The Company accounts for the warrants as a derivative liability since the final exercise price is contingent upon market prices. Changes in fair value are recorded as unrealized gain on warrant liability in the statement of operations. Management determined the fair value of the warrants using a probability weighted Black-Scholes option model with a volatility based on the historical closing of industry peers and Company market price of $1.00 per common share.

The Company entered into agreements with third parties which require the Company to pay fees in return for services related to the private placement of its securities. During September 2011, the third parties agreed to receive a portion of the fees due in shares of the Company’s common stock in lieu of cash. As of August 31, 2011, 238,123 shares of Red Mountain were due to third parties for such services. As of August 31, 2011, a stock issuance liability of $238,132 had been recorded to reflect stock required to be issued.

NOTE 12. RELATED PARTY TRANSACTIONS

Stone Street Operating Company, LLC (“Stone Street”) is related to the Company by common ownership and management. Stone Street is the operator for the Frost Bank, Resendez and LaDuquesa properties.

At August 31, 2011, the amount due from Stone Street totaled $18,738. On January 28, 2011, Black Rock funded a $25,000 one year certificate of deposit in order for Stone Street to secure an additional letter of credit for the benefit of the Railroad Commission of Texas in regards to obligations for the Resendez, La Duquesa and Frost Bank wells. Subsequent to funding, Black Rock assigned the certificate of deposit to Stone Street. The certificate of deposit is expected to be liquidated in the near future and the proceeds returned to Black Rock as the operating responsibilities of Stone Street in regards to the properties is in the process of being transferred to a wholly owned subsidiary of Red Mountain. As of August 31, 2011, the Certificate of Deposit plus accrued interest totaled $25,160.

For the period ended August 31, 2011, the following summarizes the transactions between Stone Street and the Company in regards to the operations of the properties:

Revenues
Oil and Gas Sales	$57,151
Operating Expenses
Production Taxes	3,271
Lease Operating Expenses	25,450
Gas Marketing and Transportation Expense	6,126
Total Operating Expenses	$34,847
Net Proceeds	$22,304

RED MOUNTAIN RESOURCES, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM
FINANCIAL STATEMENTS

NOTE 13. COMMITMENTS AND CONTINGENCIES

Litigation

The Company may from time to time be involved in various claims, lawsuits, disputes with third parties, or breach of contract incidental to the operations of its business. The Company is not currently involved in any litigation which it believes could have a materially adverse effect on its financial conditions or results of operations.

Environmental

The Company is subject to extensive environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and maintenance of surface conditions and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Liabilities for expenditures of a noncapital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated. As of August 31, 2011, the Company is not aware of any material environmental remediation obligations.

Leases

As of August 31, 2011, we rent various office spaces in Dallas, Texas; Midland, Texas; and Lafayette, Louisiana and corporate housing in Richardson, Texas that total approximately 13,083 square feet at a cost of $16,800 per month for the remaining terms ranging from eleven to fifty six months.

NOTE 14. SUBSEQUENT EVENTS

On September 26, 2011, the Company entered into an employment agreement with Tommy W. Folsom pursuant to which Mr. Folsom will serve as the Company’s Executive Vice President and Director of Exploration and Production. The agreement provides for Mr. Folsom to receive a base salary of $20,000 per month (or $240,000 per year) and expires on December 31, 2016. Mr. Folsom will receive an annual performance bonus of at least $250,000. The performance targets will be determined by no later than December 31, 2011.

On September 22, 2011, the Company granted to an additional investor the right to purchase an additional $3,000,000 of shares of the Company’s common stock. The investor may exercise its rights to purchase the additional shares at any time until December 31, 2011. If exercised, the shares would be sold to the investor at a price equal to the lesser of (i) $1.10 per share or (ii) the average closing price of the Company’s common stock during the period from five days prior to the investor exercising its right to purchase the shares and ending five days after such exercise.

On October 20, 2011, Paul N. Vassilakos and Richard Y. Roberts were appointed to the Company’s Board of Directors, to hold office until the next annual meeting of shareholders and until their respective successor is elected and qualified.

The Company also adopted a compensation program for non-employee directors pursuant to which it will: (i) pay each non-employee director an annual cash fee of $35,000 (payable quarterly within 30 days of the beginning of each quarter), plus $1,000 for attendance at each board meeting and $500 for attendance at each committee meeting; (ii) grant to each such director $50,000 worth of shares of the Company’s common stock (payable annually on May 31 of each year (or the next business day if May 31 is not a business day) and pro rated for partial service in any given year) at a price equal to the last sale price of the Company’s common stock on the date of issuance; (iii) pay to the Chairman of each of the Audit Committee and the Compensation Committee an additional cash fee of $10,000 and $5,000, respectively (payable quarterly within 30 days of the beginning of each quarter); and (iv) reimburse each non-employee director for their costs incurred in attending each board and committee meeting.

RED MOUNTAIN RESOURCES, INC.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM
FINANCIAL STATEMENTS

NOTE 15. EVENTS SUBSEQUENT TO OCTOBER 25, 2011

On November 16, 2011, the Company issued a senior secured promissory note to Hyman Belzberg, William Belzberg and Caddo Management, Inc. (collectively, the “Lenders”), in a principal amount of up to $4,000,000. Upon issuance of the promissory note, the Lenders advanced $500,000 to the Company. Upon perfection of the Lenders’ security interest in the collateral for the promissory note, the Company may request additional disbursements under the promissory note for the acquisition of certain properties. The promissory note bears interest at a rate of 12% per annum and matures on November 16, 2012. On the date the promissory note was issued, the Company prepaid interest on the promissory note through November 30, 2011. Beginning on January 1, 2012, and on the first of each month thereafter until November 16, 2012, the Company will pay monthly installments of interest only. All accrued and unpaid interest and the unpaid principal balance are due and payable on the earlier of November 16, 2012 or the date the promissory note is terminated, whether by its terms, by prepayment or by acceleration. The promissory note is the Company’s senior obligation. All of the Company’s obligations under the promissory note are guaranteed, jointly and severally, by the Company’s wholly-owned subsidiaries, Black Rock and RMR Operating, LLC (together, the “Subsidiaries”), pursuant to a guaranty agreement in favor of the Lenders, dated as of November 16, 2011. In addition, the promissory note will be secured by (a) first priority and second priority real property liens on the Company’s ownership or lease interest in certain developed and undeveloped oil and gas leases (including the properties to be purchased with the funds disbursed under the Note), together with all proceeds, interests, personal property and as-extracted collateral related to such interests, and (b) a stock pledge agreement with the Lenders, dated November 30, 2011, with respect to a second lien on 2,136,164 shares of Cross Border Resources, Inc. owned by Black Rock. The Company also issued 200,000 shares of common stock as a fee to a broker that assisted the Company with obtaining the loan from the Lenders.

On November 25, 2011, the Company issued a convertible promissory note to Personalversorge der Autogrill Schweiz AG in a principal amount of $1,500,000 and a convertible promissory note to Hohenplan Privatstiftung in a principal amount of $1,000,000. On November 30, 2011, the Company issued a convertible promissory note to SST Advisors, Inc. in a principal amount of $250,000. The promissory notes are due and payable on November 25, 2013 and bear interest at the rate of 10% per annum. Prior to payment in full of the entire balance of the promissory notes, the holders of the promissory notes have the option of converting all or any portion of the unpaid balance of the promissory notes (including accrued and unpaid interest) into shares of the Company’s common stock at a conversion price equal to $1.00 per share, subject to adjustment upon certain events.

On November 30, 2011, the Company repaid all the principal and interest related to promissory notes from shareholders and non-shareholders that were due on that date, which amounted to $1,400,602.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder
Black Rock Capital, Inc.

We have audited the accompanying balance sheets of Black Rock Capital, Inc. (formerly Black Rock Capital, LLC) as of May 31, 2011, and the related statements of operations, members’ equity and comprehensive income, and cash flows for the year then ended. Black Rock Capital, LLC’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Black Rock Capital, Inc. as of May 31, 2011, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, the Company changed the manner in which it accounts for its oil and gas operations retrospectively effective as of June 1, 2010.

L J Soldinger Associates LLC

Deer Park, Illinois

September 22, 2011 (except with respect to our opinion on the financial statements insofar as it relates to the effects of the changes in accounting for oil and gas operations discussed in Notes 2 and 3, as to which the date is October 21, 2011 and except with respect to our opinion insofar as it relates to the effects of the changes to the statement of changes in stockholder’s equity to affect the recapitalization of Black Rock Capital due to its Merger with Red Mountain Resources, Inc. as discussed in Note 12, as to which the date is December 2, 2011)

BLACK ROCK CAPITAL, INC.
(FORMERLY BLACK ROCK CAPITAL, LLC)

Balance Sheet
May 31, 2011

ASSETS
Current assets
Cash and cash equivalents	120,860
Accounts receivable – trade	536,190
Other current assets	5,001
Total current assets	662,051
Proved oil and gas properties	9,292,797
Unproved property	239,393
Less: Accumulated depletion	(716,655)
Oil and gas properties, net of accumulated depletion	8,815,535
Investment in Cross Border Resources, Inc	6,042,869
Due from related party	25,090
Other assets	10,805
Total investment and other assets	6,078,764
Total assets	15,556,350
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	487,558
Accounts payable – related party	3,079
Accrued expenses	126,874
Stock issuance liability	600,000
Line of credit	2,003,594
Notes payable	2,052,857
Notes payable – Red Mountain Resources, Inc.	5,750,000
Total current liabilities	11,023,962
Asset retirement obligation	239,536
Total liabilities	11,263,498
Commitments and contingencies
Common Stock, par value @ .00001 (500,000,000 common shares authorized and 27,000,000 common shares issued and outstanding)	270
Preferred Stock, par value @ .00001 (100,000,000 preferred shares authorized and no preferred shares issued)	—
Retained Earnings (Accumulated Deficit)	1,453,974
Accumulated Other Comprehensive Income	2,838,608
Total Stockholders’ Equity	4,292,852
Total liabilities and stockholders’ equity	$15,556,350

The accompanying notes are an integral part of these financial statements.

BLACK ROCK CAPITAL, INC.
(FORMERLY BLACK ROCK CAPITAL, LLC)

Statement of Operations
Year Ended May 31, 2011

Revenues
Oil and gas sales	$3,711,815
Operating expenses
Production taxes	160,634
Leasehold operating expenses	165,180
Gas transportation and marketing charge	236,476
Depletion	716,655
General and administrative	293,392
Total operating expenses	1,572,337
Operating income	2,139,478
Other income (expense)
Interest income	91
Interest expense	(236,657)
Total other income (expense)	(236,566)
Net income	$1,902,912
Pro forma information (unaudited)
Net income	$1,902,912
Pro forma tax provision	(647,000)
Pro forma net income	$1,255,912
Pro forma basic and diluted earnings per share	$0.05
Pro forma basic and diluted weighted average common shares outstanding	27,000,000

The accompanying notes are an integral part of these financial statements.

BLACK ROCK CAPITAL, INC.
(FORMERLY BLACK ROCK CAPITAL, LLC)

Statement of Changes in Members’ Equity
Year Ended May 31, 2011

	Members’ Equity	Accumulated Other Comprehensive Income	Total Members’ Equity
Members’ equity, beginning of year	$133	$—	$133
Net income	1,902,912	—	1,902,912
Other Comprehensive income – unrealized Gain on Cross Border Resources, Inc. investment	—	2,838,608	2,838,608
Comprehensive income			4,741,653
Distributions to member	(448,801)	—	(448,801)
Members’ equity, end of year	$1,454,244	$2,838,608	$4,292,852

The accompanying notes are an integral part of these financial statements.

BLACK ROCK CAPITAL, INC.
(FORMERLY BLACK ROCK CAPITAL, LLC)

Statement of Cash Flows

Cash flows from operating activities
Net income	$1,902,912
Adjustments to reconcile net income to cash used in operations
Depletion	716,655
Non-cash interest expense related to asset retirement obligation	9,319
Non-cash interest expense relating to notes payable	42,857
Non-cash direct repayment of line of credit and note payable from proceeds of oil and gas sales paid directly to bank	(556,563)
Changes in assets and liabilities
Increase in accounts receivable	(536,190)
Increase in other assets	(40,896)
Increase in accounts payable	48,020
Increase in accounts payable – related party	3,079
Increase in accrued expenses	126,874
Net cash provided by operations	1,716,067
Cash flows used in investing activities
Investment in developed oil and gas properties	(400,184)
Investment in Cross Border Resources Inc.	(3,204,261)
Cash used in investing activities	(3,604,445)
Cash flows provided by (used) in financing activities
Proceeds from notes payable and lines of credit	2,693,892
Proceeds from notes payable – Red Mountain Resources, Inc.	1,240,913
Repayment of notes payable	(1,476,899)
Distribution to member	(448,801)
Cash provided by financing activities	2,009,105
Increase in cash and cash equivalents	120,727
Cash and cash equivalents, at inception of operations	133
Cash and cash equivalents, end of period	$120,860
Supplemental cash flow disclosures:
Non-cash investing and financial transactions:
Financing of acquisition of developed oil and gas properties	$8,462,251
Asset retirement obligation at inception included in oil and gas properties	230,217
Debt discount recorded for stock issuable to note holders	(600,000)
Oil and gas properties included in accounts payable	439,538
Cash paid for:
Interest expense	$178,606

The accompanying notes are an integral part of these financial statements.

BLACK ROCK CAPITAL, INC.
(FORMERLY BLACK ROCK CAPITAL, LLC)

Notes to Financial Statements

NOTE 1. DESCRIPTION OF BUSINESS

Black Rock Capital, LLC, an Arkansas limited liability company formed on October 28, 2005 and based in Little Rock, Arkansas. From inception through May 2010, Black Rock Capital, LLC had no operations. In June 2011, Black Rock Capital, LLC filed Articles of Conversion with the Secretary of State for the State of Arkansas to convert Black Rock Capital, LLC into a corporation. The conversion became effective July 1, 2011 and accordingly Black Rock Capital, LLC was converted to Black Rock Capital, Inc. As a result of the conversion, all the membership interest holders of Black Rock Capital, LLC became shareholders of Black Rock Capital, Inc. (“we,” “us” or the “Company”). The Company has adopted a fiscal year end of May 31.

The Company is engaged in the business of investing in oil and gas producing properties in Duval and Zapata Counties in Texas and Lea County, in New Mexico. The Company is a passive investor and does not operate these properties.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business

Change in Accounting Principle

The Company has voluntarily elected to adopt the “Successful Efforts Method of Accounting” for accounting of its oil & gas activities, retrospectively back to June 1, 2010. The change from the Full Cost Method to Successful Efforts Method is a change in accounting principle. This change in accounting principle is deemed to be material in reporting our financial statements and therefore the change is required to be retrospectively applied. The Company believes the Successful Efforts Method will more fairly reflect the true cost of its properties and reserves directly associated with those properties. Further, the Successful Efforts Method of Accounting is considered a preferred method of accounting for oil and gas properties.

Under successful efforts property acquisition costs, whether the property is proved or unproved, are capitalized as incurred. However all exploration costs, except the costs of exploratory wells, are charged to expense as they are incurred. Costs of exploratory wells are initially capitalized pending the outcome of the drilling operation. If the test well finds proved reserves the costs remain capitalized to be amortized when reserves are produced. If a test well is dry, the accumulated drilling costs are charged to exploration expense. Under the previous full cost method, all acquisition, exploration and development costs, including certain directly related employee costs incurred for the purpose of finding oil and gas, are capitalized and accumulated in pools.

Under successful efforts proved property costs are tested for impairment in the same manner that most long-lived assets are tested. Thus when events or circumstances indicate that an impairment of the carrying value of the asset may not be recoverable, the Company compares the carrying value of the asset to the undiscounted expected net future cash flows, then an impairment is recognized to the extent that the carrying value is in excess of the assets fair value. Under the full cost method, where proved reserves are established, capitalized costs were limited using the ceiling test. Under the ceiling test, if the capitalized cost of the full cost pool exceeds the ceiling limitation, the excess was charged as an impairment expense. Unit-of-production depletion was applied to capitalized costs of the full cost pool. Unit-of-production rates were based on the amount of proved reserves of oil, gas and other minerals that were estimated to be recoverable from existing facilities using current operating methods.

BLACK ROCK CAPITAL, INC.
(FORMERLY BLACK ROCK CAPITAL, LLC)

Notes to Financial Statements

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Under the successful efforts method, proved property costs are amortized on the unit of production basis over the remaining life of proved developed reserves or total proved reserves as applicable. Under the full cost method, proved property costs are amortized on the unit of production basis over the remaining life of total proved reserves.

The change resulted in a decrease in depletion expense and accumulated depletion of $260,619. There was no change in gross oil and gas properties between the two methods, because Black Rock Capital, LLC had incurred no geological costs, dry holes or impairment. The change increased income from operations by $260,619 as reported on the Statement of Operations and increased retained earnings by $260,619 as reported on the Balance Sheet and Statement of Changes in Members Equity. The change did not impact cash flows from operations, investing or financing activities.

The impacts of the adjustments resulting from the retrospective application of our change in accounting policy for oil and gas operations are summarized below:

Balance Sheet May 31, 2011

	As previously reported under Full Cost Method	Recognized Under New Method Successful Efforts	Effect of Change
Total current assets	$662,051	$662,051	$—
Proved oil and gas properties	9,532,190	9,292,797	239,393
Unproved properties	—	239,393	(239,393)
Less Accumulated depletion	(977,274)	(716,655)	260,619
Oil and gas properties, net of accumulated depletion	8,554,916	8,815,535	260,619
Total investments and other assets	6,078,764	6,078,764	—
Total assets	$15,295,731	$15,556,350	$260,619
Total current liabilities	$9,020,368	$9,020,368	$—
Total long term liabilities	2,243,130	2,243,130	—
Member’s equity	4,032,233	4,292,852	260,619
Total liabilities and members’ equity	$15,295,731	$15,556,350	$260,619

BLACK ROCK CAPITAL, INC.
(FORMERLY BLACK ROCK CAPITAL, LLC)

Notes to Financial Statements

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Income Statement — Year Ended May 31, 2011

	As previously reported under Full Cost Method	Recognized Under New Method Successful Efforts	Effect of Change
Revenue:
Oil and gas sales	$3,711,815	$3,711,815	$—
Operating expenses
Production taxes	160,634	160,634	—
Lease operating expenses	165,180	165,180	—
Gas transportation and marketing charge	236,476	236,476	—
Depletion	977,274	716,655	(260,619)
General and administrative	293,392	293,392	—
Total operating expenses	1,832,956	1,572,337	(260,619)
Operating income	1,878,859	2,139,478	260,619
Total other (expense)	(236,566)	(236,566)	—
Net income	$1,642,293	$1,902,912	$260,619
Pro forma information
Net income	$1,642,293	$1,902,912	$260,619
Pro forma income tax provision	(560,000)	(647,000)	(87,000)
Pro forma net income	$1,082,293	$1,255,912	$173,619
Pro forma basis and diluted earnings per share	$0.04	$0.05	$0.01
Pro forma basic and diluted weighted average common shares outstanding	27,000,000	27,000,000	—

Statement of Changes in Members’ Equity — Year Ended May 31, 2011

	As previously reported under Full Cost Method	Recognized Under New Method Successful Efforts	Effect of Change
Members’ equity	$1,193,625	$1,454,244	$260,619
Accumulated other comprehensive income	2,838,608	2,838,608	—
Total members’ equity	$4,032,233	$4,292,852	$260,649

Use of Estimates

The preparation of the Company’s financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Management believes that the following material estimates affecting the financial statements could significantly change in the coming year.

BLACK ROCK CAPITAL, INC.
(FORMERLY BLACK ROCK CAPITAL, LLC)

Notes to Financial Statements

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

The most significant estimates pertain to proved oil and natural gas reserves and related cash flow estimates used in impairment tests of long-lived assets, estimates of future development, dismantlement and abandonment costs and to estimates relating to certain oil and natural gas revenues and expenses and estimates related to the valuation of our investment in the Cross Border Resources, Inc. warrants. Certain of these estimates require assumptions regarding future commodity prices, future costs and expenses and future production rates. Actual results could differ from those estimates.

The Company’s revenue, profitability and future growth are substantially dependent upon the prevailing and future prices for oil and natural gas, which are dependent upon numerous factors beyond its control such as economic, political and regulatory developments and competition from other energy sources. The energy markets have historically been very volatile and there can be no assurance that oil and natural gas prices will not be subject to wide fluctuations in the future. A substantial or extended decline in oil and natural gas prices could have a material adverse effect on the Company’s financial position, results of operations, cash flows and quantities of oil and natural gas reserves that may be economically produced.

Estimates of oil and natural gas reserves and their values, future production rates and future costs and expenses are inherently uncertain for numerous reasons, including many factors beyond the Company’s control. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of data available and of engineering and geological interpretation and judgment. In addition, estimates of reserves may be revised based on actual production, results of subsequent exploitation and development activities, prevailing commodity prices, operating cost and other factors. These revisions may be material and could materially affect future depletion, depreciation and amortization expense, dismantlement and abandonment costs, and impairment expense.

At May 31, 2011 we estimated the value of the warrants related to our investment in the Cross Border Resources Inc units warrant using level 3 inputs. Future events or changes in the assumptions used to estimate the fair value of the warrants could significantly change its fair value.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of less than 90 days to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

The Company generates accounts receivable from the sale of its hydrocarbons. The Company provides for a reserve against receivables for estimated losses that may result from a customer’s inability or unwillingness to pay. The allowance for doubtful accounts is estimated primarily based upon historical write-off percentages, known problem accounts, and current economic conditions. Accounts are written off against the allowance for doubtful accounts when the Company determines that amounts are not collectable. Recoveries of previously written-off accounts are recorded when collected. As of May 31, 2011 there was no reserve established as all amounts were deemed collectible.

Investments

The Company carries its investments in equity securities at fair value, based on quoted market prices when available. Security transactions are recorded on a trade date basis. Realized gains and losses are determined by the specific identification method and are included in income. Unrealized gains and losses on securities available-for-sale are reported as a component of accumulated other comprehensive income.

BLACK ROCK CAPITAL, INC.
(FORMERLY BLACK ROCK CAPITAL, LLC)

Notes to Financial Statements

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Management determines the appropriate classification of its investments at the time of purchase and reevaluates such determination at each balance sheet date. Equity securities are classified as “available-for-sale.” At May 31, 2011, the Company had no trading securities or investments in debt securities that it plans to hold to maturity.

Oil and Gas Properties

The Company uses the successful efforts method of accounting for its oil and natural gas properties. The Company applies the provisions of the “Financial Accounting and Reporting by Oil and Gas Producing Companies” topic of the Financial Accounting Standards Board Accounting Standards Codification (the “FASC”). Under this method, all costs associated with productive and nonproductive development wells are capitalized. Exploration expenses, including geological and geophysical expenses and delay rentals, are charged to expense as incurred. Costs associated with drilling exploratory wells are initially capitalized pending determination of whether the well is economically productive or nonproductive.

If an exploratory well does not find reserves or does not find reserves in a sufficient quantity as to make them economically producible, the previously capitalized costs would be expensed in the period in which the determination was made. If an exploratory well finds reserves but they cannot be classified as proved, the Company continues to capitalize the associated cost as long if the well has found a sufficient quantity of reserves to justify its completion as a producing well and the Company is making sufficient progress in assessing the reserves and the operating viability of the project. If subsequently it is determined that these conditions do not continue to exist, all previously capitalized costs associated with the exploratory well would be expensed in the period in which the determination was made. Re-drilling or directional drilling in a previously abandoned well is classified as development or exploratory based on whether it is in a proved or unproved reservoir. Costs for repairs and maintenance to sustain or increase production from the existing producing reservoir are charged to expense as incurred. Costs to recomplete a well in a different unproved reservoir are capitalized pending determination that economic reserves have been added. If the recompletion is unsuccessful, the costs would be charged to expense.

Significant tangible equipment added or replaced that extends the useful or productive life of the property is capitalized. Costs to construct facilities or increase the productive capacity from existing reservoirs are capitalized. Capitalized costs are amortized on a unit-of-production basis over the remaining life of proved developed reserves or total proved reserves, as applicable.

The costs of retired, sold, or abandoned properties that constitute part of an amortization base are charged or credited, net of proceeds received, to accumulated depletion, depreciation and amortization (“DD&A”).

The Company applies the provisions of the “Accounting for the Impairment or Disposal of Long-Lived Assets” topic of the FASC, which requires us to assess the need for an impairment of long-lived assets to be held and used, including proved oil and natural gas properties, whenever events and circumstances indicate that the carrying value of the asset may not be recoverable. If impairment is indicated based on a comparison of the asset’s carrying value to its undiscounted expected future net cash flows, then an impairment charge is recognized to the extent the asset’s carrying value exceeds its fair value. Expected future net cash flows are based on existing proved reserves (and appropriately risk-adjusted probable reserves), forecasted production information, and management’s outlook of future commodity prices. Any impairment charge incurred is expensed and reduces the net basis in the asset. Management aggregates proved property for impairment testing the same way as for calculating DD&A. The price assumptions used to calculate undiscounted cash flows is based on judgment.

BLACK ROCK CAPITAL, INC.
(FORMERLY BLACK ROCK CAPITAL, LLC)

Notes to Financial Statements

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Unproved properties are assessed for impairment on a property-by-property basis for individually significant balances and on an aggregate basis for individually insignificant balances. If the assessment indicates impairment, a loss is recognized by providing a valuation allowance at the level at which impairment was assessed. The impairment assessment is affected by economic factors such as the results of exploration activities, commodity price outlooks, remaining lease terms, and potential shifts in business strategy employed by management. In the case of individually insignificant balances, the amount of the impairment loss recognized is determined by amortizing the portion of these properties’ costs which the Company believes will not be transferred to proved properties over the remaining life of the lease.

Other Property and Equipment

Other property and equipment is carried at cost. Depreciation is expensed on a straight-line basis over estimated useful lives, which range from three to seven years. Gains or losses from the disposal of other property and equipment are recognized in the period realized.

As of May 31, 2011 and for the period then ended, the Company operated only in the United States and had only proved property.

Revenue Recognition

Revenues are recognized when hydrocarbons have been delivered, the customer has taken title and payment is reasonably assured.

Taxes Associated with Revenue Producing Transactions

The Company reports taxes assessed by state, local and U.S. Federal governmental authorities from the production and sale of hydrocarbons on a line item under operating expenses.

Income Taxes

The Company follows the guidance of FASC 740 Income Taxes, Accounting for Uncertainty in Income Taxes, which prescribes a comprehensive model for how a company should measure, recognize, present, and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on income tax returns.

The Company recognizes the tax benefits from uncertain tax positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. As of May 31, 2011, the Company has not taken any uncertain tax positions.

The Company is taxed as a Partnership under the provisions of the Internal Revenue Code. Consequently, the members of the Company are taxed as Partners under the provisions of the Internal Revenue Code. Therefore, no provision or liability for federal income taxes has been included in the financial statements. In addition, the state that the Company operated within during the period, Texas, does not have an income tax on the production and sale of hydrocarbons, and instead utilizes a franchise tax.

Based on this, the Company has not recorded any current or deferred income taxes for the period ended May 31, 2011.

BLACK ROCK CAPITAL, INC.
(FORMERLY BLACK ROCK CAPITAL, LLC)

Notes to Financial Statements

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Pro Forma Financial Information

As discussed in Note 1, Black Rock Capital, LLC was originally organized in the form of a Limited Liability Company. Immediately prior to closing of the Merger (see Note 8), its capital structure was changed to that of a corporation. The change will result in the post-merger company becoming obligated for the tax liabilities for the portion of income generated subsequent to the date of the merger, whereas the previous income and associated liability was passed through to the Black Rock Capital, LLC members. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin Number 1B.2 “Pro Forma Financial Statements and Earnings per Share” (“SAB 1B.2”), pro forma information on the face of the income statement has been presented which reflects the impact of the Company’s change in capital structure as if it had occurred at the commencement of operations on June 1, 2010 and was therefore subject to income taxes. This presentation reflects the Company generating current deferred tax liability for earnings during the period presented and having the common shares outstanding that were given as consideration for the merger.

Asset Retirement Obligations

The Company applies the provisions of the “Accounting for Asset Retirement Obligation” topic of the FASC, which requires it to recognize the fair value of a liability for an asset retirement obligation in the period in which the liability is incurred. For oil and natural gas properties, this is the period in which the property is acquired or a new well is drilled. An amount equal to and offsetting the liability is capitalized as part of the carrying amount of the Company’s oil and natural gas properties. The liability is recorded at its discounted risk adjusted fair value and then accreted each period until it is settled or the asset is sold, at which time the liability is reversed. Estimates are based on historical experience in plugging and abandoning wells and estimated remaining field life based on reserve estimates. Please read “Note 5. Asset Retirement Obligations” for additional information.

The significant assumptions used to develop the expected liability during the period are as follows:

Average gross cost to remediate individual well sites	$75,000 – 100,000
Average gross salvage value expected from individual well sites remediated	$15,000 – 25,000
Expected inflation rate for oil field service costs	4.50%
Credit adjusted risk-free interest rate	7.25%

Actual retirement costs will be recorded against the obligation when incurred. Any difference between the recorded asset retirement obligations and the actual retirement costs incurred is recorded as a gain or loss in the settlement period.

Beginning balance at inception	$—
Liabilities incurred	230,217
Liabilities settled	—
Accretion expense	9,319
Balance at May 31, 2011	$239,536

Accretion expense is recorded as interest expense in the financial statements.

BLACK ROCK CAPITAL, INC.
(FORMERLY BLACK ROCK CAPITAL, LLC)

Notes to Financial Statements

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Concentrations

Upon acquisition of its oil and gas field interests, the Company also became party to joint operating agreements (“JOA’s”) that define the rights and responsibilities between the third party operators and passive interest holders. Under the JOA, the third party operator is responsible for acquiring customers to sell the oil and gas produced and to either performing or contracting out to other third parties to perform services necessary to continue and maintain well production, commence and complete drilling operations and also to maintain undeveloped acreage. The Company is thus dependent upon the third party operator to remit payment for its share of the proceeds from the sale of hydrocarbons produced, and to adequately maintain and develop the individual fields. As of May 31, 2011, one operator, ConocoPhillips, Inc., controlled approximately 95% of the Company’s revenues and approximately 79% of direct operating expenses.

Concentrations of Market Risk

The future results of the Company’s oil and natural gas operations will be affected by the market prices of oil and natural gas. The availability of a ready market for oil and natural gas products in the future will depend on numerous factors beyond the control of the Company, including weather, imports, marketing of competitive fuels, proximity and capacity of oil and natural gas pipelines and other transportation facilities, any oversupply or undersupply of oil, natural gas and liquid products, the regulatory environment, the economic environment, and other regional and political events, none of which can be predicted with certainty.

The Company operates in the exploration, development and production sector of the oil and gas industry. The Company’s receivables include amounts due from purchasers of its oil and natural gas production and amounts due from joint venture partners for their respective portions of operating expenses and exploration and development costs. While certain of these customers and joint venture partners are affected by periodic downturns in the economy in general or in their specific segment of the oil or natural gas industry, the Company believes that its level of credit-related losses due to such economic fluctuations has been and will continue to be immaterial to the Company’s results of operations over the long-term. Trade receivables are generally not collateralized.

Fair Value

As defined in the authoritative guidance, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (“exit price”). To estimate fair value, the Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated or generally unobservable.

The authoritative guidance establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (“Level 1” measurements) and the lowest priority to unobservable inputs (“Level 3” measurements). The three levels of the fair value hierarchy are as follows:

Level 1 — Observable inputs such as quoted prices in active markets at the measurement date for identical, unrestricted assets or liabilities.

Level 2 — Other inputs that are observable, directly or indirectly, such as quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 — Unobservable inputs for which there is little or no market data and which the Company makes its own assumptions about how market participants would price the assets and liabilities.

BLACK ROCK CAPITAL, INC.
(FORMERLY BLACK ROCK CAPITAL, LLC)

Notes to Financial Statements

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

In instances in which multiple levels of inputs are used to measure fair value, hierarchy classification is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

	Fair Value	Level 1	Level 2	Level 3
Investment in Cross Border Resources, Inc.	6,042,869	4,806,369	—	1,236,500
Asset retirement obligation	239,539	—	—	239,536

Changes in level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis for the Year Ended May 31, 2011

	Investment in Cross Border	Asset Retirement Obligation
Beginning balance at inception	$—	$—
Acquisition cost	337,819	—
Liability incurred	—	230,217
Realized and unrealized gains or (loss)
Charged to interest expense	—	9,319
Charged to Other Comprehensive Income	898,681	—
Balance at May 31, 2011	$1,236,500	$239,536

Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, receivables, payables, and a notes payable and line of credit. The carrying amounts of cash and cash equivalents, receivables, payables and short-term debt approximate fair value due to the highly liquid or short-term nature of these instruments. The Company does not have any instruments that are measured at fair value on a recurring basis.

Recent Accounting Pronouncements

Reserve Estimation

In January 2010, the FASB issued an update to the Oil and Gas Topic, which aligns the oil and natural gas reserve estimation and disclosure requirements with the requirements in the SEC’s final rule, Modernization of the Oil and Gas Reporting Requirements (the “Final Rule”). The Final Rule was issued on December 31, 2008. The Final Rule is intended to provide investors with a more meaningful and comprehensive understanding of oil and natural gas reserves, which should help investors evaluate the relative value of oil and natural gas companies.

In January 2010, the FASB issued ASU 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements” (“ASU 2010-06”). ASU 2010-06 includes new disclosure requirements related to fair value measurements, including transfers in and out of Levels 1 and 2 and information about purchases, sales, issuances and settlements for Level 3 fair value measurements. This update also clarifies existing disclosure requirements relating to levels of disaggregation and disclosures of inputs and valuation techniques. ASU 2010-06 was effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company adopted ASU 2010-06 upon issuance and such adoption did not have a material impact on the Company’s financial statements.

BLACK ROCK CAPITAL, INC.
(FORMERLY BLACK ROCK CAPITAL, LLC)

Notes to Financial Statements

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

In December 2010, the FASB issued an accounting standard update 2010-29 that addresses the disclosure of supplementary pro forma information for business combinations. This update clarifies that when public entities are required to disclose pro forma information for business combinations that occurred in the current reporting period, the pro forma information should be presented as if the business combination occurred as of the beginning of the previous fiscal year when comparative financial statements are presented. This update is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. The Company expects the adoption of this standard will not have a material effect on its results of operation or its financial position.

Subsequent Change in Accounting Policy

Post-merger, the company will retroactively adopt as of June 1, 2011 the successful efforts method of accounting for accounting for its oil and gas properties and interests. The successful efforts method of accounting adheres to traditional cost basis. Property acquisition costs, whether the property is proved or unproved is capitalized as incurred. For other costs incurred under this method, a direct relationship between the costs incurred and specific reserves discovered is required before costs are permitted to be capitalized. Under the successful efforts method, costs that cannot be directly related to discovery of specific oil and gas reserves are expensed. The use of successful efforts method is preferred, but not required by US GAAP.

NOTE 3. OIL AND GAS PROPERTIES

Oil and gas properties consisted of the following as of May 31, 2011:

Proved properties	$9,292,797
Unproved properties	239,393
$9,532,190
Accumulated depletion	(716,655)
$8,815,535

In May 2010, the Company entered into an agreement to purchase two separate oil and gas fields out of the bankruptcy estate of MSB Energy, Inc. and which became effective as of June 1, 2010. Those fields are located in Zapata County and Duval County, Texas. In October 2010, the Company entered into an agreement to purchase two separate oil and gas fields located in Zapata County, Texas, also out of the bankruptcy estate of MSB Energy, Inc., which became effective on October 1, 2010.

In March, 2011, the Company entered into an agreement to acquire two oil and gas leases located in Lea County, New Mexico which became effective on May 31, 2011.

Villareal — Zapata County, Texas

This field consists of approximately 1,099.78 gross acres (154.01 acres net to the working interest). The purchase price of this property was approximately $3,100,000, and included a prepaid drilling credit from the well operator of approximately $680,000. At acquisition, there were eight producing wells on this property. The Company acquired the approximate 13.942% working interest and 10.46% net revenue interest in seven of the producing wells and remaining leasehold. The Company also acquired approximately 15.65% working interest and 11.74% net revenue interest in one producing well. During the period ended May 31, 2011 the Company elected to participate in all of the drilling operations commenced by the operator of the property, ConocoPhillips. Those drilling operations included capital expenditures on three wells plus drilling three new wells. Total development costs incurred by the Company during the period ended May 31 2011, which includes usage of the prepaid drilling costs acquired for these wells, were approximately $1,635,000.

BLACK ROCK CAPITAL, INC.
(FORMERLY BLACK ROCK CAPITAL, LLC)

Notes to Financial Statements

NOTE 3. OIL AND GAS PROPERTIES  – (continued)

During the period ended May 31, 2011, one development well was drilled to a deeper zone on an exploratory basis. The Costs incurred by the Company were approximately $239,000. The deeper horizon showed the presence of hydrocarbons, however as of May 31, 2011 and the date of these financial statements, the Company is unable to determine if sufficient proved reserves exist. The Company plans future expenditures in the near future to more fully explore this new horizon, however the exact timing of such work is dependent upon the operator.

Capitalized exploratory well costs for the fiscal year ending May 31, 2011, are as follows:

Beginning balance at June 1	$—
Additions to capitalized exploratory well costs pending the determination of proved reserves	239,393
Reclassifications to wells, facilities, and equipment based on the determination of proved reserves	—
Capitalized exploratory well costs charged to expense	—
Ending balance at May 31	$239,393

Frost Bank — Duval County, Texas

This field consists of approximately 998.3 gross acres (319 acres net to the working interest). The purchase price of this property was approximately $200,000. At acquisition there were five producing wells. The Company acquired an approximate 31.968% working and 23.976% net revenue interest in the well production. No drilling activity occurred during the period ended May 31, 2011.

Resendez and LaDuquesa — Zapata County, Texas

These fields consist of approximately 2,496 gross acres (914 acres net to the working interests). The purchase price of this property was approximately $36,000. At acquisition there were two producing and two shut in wells. The Company acquired an approximate 23.125% and 50.007% working interest in Resendez and LaDuquesa, respectively, and 17.34% and 37.56% net revenue interest in the well production for Resendez and LaDuquesa, respectively. No drilling activity occurred during the period ended May 31, 2011.

Madera Prospect — Lea County, New Mexico

These fields consist of approximately 1,926 gross acres (1,153 net to the working interests). The purchase price of this property was approximately $4,774,000, including approximately $27,000 in acquisition related costs. At acquisition, the two leases comprise two producing wells and one shut in well. The Company acquired a 100% working interest and a net 75% net revenue interest in one producing well, a 55.50% working interest and a 41.62% net revenue interest in the second producing well and a 41.38% working interest and a 31.04% net revenue interest in the shut in well. On April 29, 2011 the Company issued a promissory note to Red Mountain Resources, Inc. in return for borrowing approximately $4,900,000 to close this lease acquisition. The promissory note was due and payable in full on May 31, 2011 and the note was subsequently extended to June 22, 2011, the date of the merger with Red Mountain Resources, Inc. The note is secured by a mortgage on all of the assets in the purchase agreement.

The Company recorded $977,274 for depletion expense for the year ended May 31, 2011.

NOTE 4. INVESTMENT IN CROSS BORDER RESOURCES, INC.

On May 23, 2011, the Company entered into a securities purchase agreement with Cross Border Resources, Inc. (“Cross Border”) that granted the Company the right to purchase 2,136,164 units in an offering by Cross

BLACK ROCK CAPITAL, INC.
(FORMERLY BLACK ROCK CAPITAL, LLC)

Notes to Financial Statements

NOTE 4. INVESTMENT IN CROSS BORDER RESOURCES, INC.  – (continued)

Border. Each unit included 1 share of the common stock of Cross Border and one warrant to acquire an additional share of Cross Border. The purchase price of the unit offering was $3,204,261. The warrants have an exercise price of $2.25 per share. The warrants are for a five year term and become exercisable on the six month anniversary of the issuance date. As of May 31, 2011, the fair value of the units of Cross Border increased by approximately $2,800,000. The Company valued the warrants as of May 31, 2011 at $1,234,500 using the Black-Scholes Merton valuation model. In determining this valuation, the Company used a volatility rate of 27.5%, a risk free interest rate of 1.68%, an estimated life of 4.5 years and a dividend rate of zero. Changes in the fair value of the investment between time of purchase and May 31, 2011 are recorded as unrealized gains and reflected in other comprehensive income.

NOTE 5. LINE OF CREDIT

In June 2010, the Company entered into a 3 year line of credit with First State Bank of Lonoke, Arkansas (“FSB”). The line has a maximum draw amount of approximately $3,475,000, and is secured by a first security lien against the Villareal property (see Note 3). The line bears interest at the bank’s reference rate plus 275 basis points, which as of May 31, 2011 was 6.039% in total. The line is payable on demand, however if no demand is made, principal payments of$1 million and $1.1 million are required after the first and second years, respectively, and the loan is due in full at maturity. In addition to a security interest in the Villareal Property, the principal member of the Company and another individual who is a related party have personally guaranteed the line of credit. In addition, the related party has also provided a mortgage in favor of FSB on certain property owned by the related party as additional collateral.

In June 2010 the Company borrowed approximately $3,400,000 to fund the purchase price of the Villareal property plus make its first capital call on the property. The Company borrowed an additional $351,000 in November 2010 to fund additional capital calls. As of May 31, 2011, the outstanding balance of the line of Credit was $2,003,594 and the Company was in compliance with the covenants related to the loan.

BLACK ROCK CAPITAL, INC.
(FORMERLY BLACK ROCK CAPITAL, LLC)

Notes to Financial Statements

NOTE 6. NOTES PAYABLE

As of May 31, 2011, the Company had the following notes outstanding:

First State Bank of Lonoke, $200,060 Secured Promissory Note issued June 15, 2010; interest rate at 6% per annum, due June 15, 2011. The note is secured by a first security lien against the Frost Bank property (see Note 3). In addition to a security interest in the Frost Bank Property, the principal member of the Company and another individual who is a related party have personally guaranteed the note. In addition, the related party has also provided a mortgage in favor of FSB on certain property owned by the related party as additional collateral. The remaining balance was repaid subsequent to May 31, 2011.	$10,000
Robert Hersov, $150,000 Promissory Note issued March 4, 2011; interest rate at 3.25% per annum, due the earlier of July 31, 2011 or the closing of the acquisition of the Company by Red Mountain Resources, Inc. The Company is currently negotiating an extension to this note.	150,000
William F. Miller III, $250,000 Promissory Note issued May 24, 2011; interest rate at 10% per annum, due the earlier of September 30, 2011 or after the closing of the merger between the Company by Red Mountain Resources, Inc. and an additional equity raise of $2,500,000. In addition, the holder is to receive 50,000 shares of Red Mountain Resources common stock (see Note 7). The Company is currently negotiating an extension to the note	250,000
Michael J. Garnick, $700,000 Promissory Note issued May 24, 2011; interest rate at 10% per annum, due the earlier of September 30, 2011 or after the closing of the merger between the Company by Red Mountain Resources, Inc. and an additional equity raise of $2,500,000. In addition, the holder is to receive 175,000 shares of Red Mountain Resources common stock (see Note 7). The Company is currently negotiating an extension to the note	700,000
Bel-Cal Properties, $1,500,000 Promissory Note issued May 24, 2011; interest rate at 10% per annum, due the earlier of September 30, 2011 or after the closing of the merger between the Company by Red Mountain Resources, Inc. and an additional equity raise of $2,500,000. In addition, the holder is to receive 375,000 shares of Red Mountain Resources common stock (see Note 7). The Company is currently negotiating an extension to the note	1,500,000
Red Mountain Resources, Inc., $4,900,000 non-interest bearing Secured Commercial Promissory Note issued April 29, 2011, due May 30, 2011.	4,900,000
Red Mountain Resources, Inc., $850,000 non-interest bearing Commercial Promissory Note issued May 24, 2011, due June 15, 2011	850,000
8,360,000
Less: unamortized discount	(557,143)
Total notes payable	$7,802,857

No interest was imputed on the loans from Red Mountain Resources, Inc. since prior to issuance of these financial statements the merger was consummated and this amount was immaterial.

NOTE 7. STOCK ISSUANCE LIABILITY

The three promissory notes totaling $2,450,000 issued on May 24, 2011 (see Note 6) contained provisions that required the Company to deliver to the note holders 600,000 shares of Red Mountain Resources, Inc. common

BLACK ROCK CAPITAL, INC.
(FORMERLY BLACK ROCK CAPITAL, LLC)

Notes to Financial Statements

NOTE 7. STOCK ISSUANCE LIABILITY  – (continued)

stock as an inducement to the note holders to make the loans. The Company recorded a liability in the amount of $600,000 as the Company had yet to consummate its merger with Red Mountain Resources, Inc. The Company has treated the amount as a debt discount, and is amortizing the amount over the life of the loans. As of May 31, 2011, approximately $42,000 had been amortized as interest expense. The Company believes that $1.00 per share represents the fair value per share of the common stock of Red Mountain Resources, Inc. as at issuance of the promissory notes, Red Mountain Resources, Inc. was engaged in an offering of its securities at $1.00 per share and had raised in excess of $5 million at that price. Upon consummation of the merger in June 2011 (see Note 11) the liability was planned to be extinguished.

NOTE 8. RELATED PARTY TRANSACTIONS

Stone Street Operating Company, LLC (“Stone Street”) is related to the Company by common ownership and management. Stone Street is the operator for the Frost Bank, Resendez and LaDuquesa properties.

At May 31, 2011, the amount due to Stone Street totaled $3,059 which remains unpaid after the end of the period by the Company. In addition, during the year, the Company funded a $25,000 one year certificate of deposit with a bank in Texas in order for Stone Street to secure an additional letter of credit for the benefit of the Railroad Commission of Texas in regards to obligations for the Resendez, La Duquesa and Frost Bank wells. Subsequent to funding, the Company assigned the certificate of deposit to Stone Street. The certificate of deposit is expected to be liquidated in the near future and the proceeds returned to the Company as the operating responsibilities of Stone Street in regards to the properties is in the process of being transferred to a wholly owned subsidiary of Red Mountain Resources, Inc.

As of May 31, 2011, the following summarizes the transactions between Stone Street and the Company in regards to the operations of the properties:

Revenues
Oil and gas sales	$182,919
Operating expenses
Production taxes	11,336
Leasehold operating expenses	92,247
Gas marketing charge	19,954
Total expenses	123,537
Net proceeds	$59,382

NOTE 9. MEMBERS’ EQUITY

In June 2010, the original three members of the Company assigned all of their membership interests to two new members. During the year ended May 31, 2011, the Company paid distributions totaling $448,801 to one of its members.

NOTE 10. COMMITMENTS AND CONTINGENCIES

General

There have been significant changes in the U.S. economy, oil and gas prices and the finance industry which have adversely affected and may continue to adversely affect the Company in its attempt to obtain financing or in its process to produce commercially feasible gas exploration or production.

BLACK ROCK CAPITAL, INC.
(FORMERLY BLACK ROCK CAPITAL, LLC)

Notes to Financial Statements

NOTE 10. COMMITMENTS AND CONTINGENCIES  – (continued)

Federal, state and local authorities regulate the oil and gas industry. In particular, gas and oil production operations and economics are affected by environmental protection statutes, tax statutes and other laws and regulations relating to the petroleum industry, as well as changes in such laws, changing administrative regulations and the interpretations and application of such laws, rules and regulations. The Company believes it is in compliance with all federal, state and local laws, regulations, and orders applicable to the Company and its properties and operations, the violation of which would have a material adverse effect on the Company or its financial condition.

Operating Hazards and Insurance

The gas and oil business involves a variety of operating risks, including the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formation, and environmental hazards such as oil spills, gas leaks, ruptures or discharges of toxic gases, the occurrence of any of which could result in substantial losses to the Company due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, cleanup responsibilities, regulatory investigation and penalties and suspension of operations.

As noted elsewhere, the Company is a passive working and net revenue interest owner in the oil and gas industry. As such, the Company only just prior to year end acquired its own insurance coverage over its interests in the properties. Prior to this, the Company had relied on the third party operators for its properties to maintain insurance to cover its operations.

There can be no assurance that insurance will be adequate to cover any losses or exposure to liability. Although the Company believes that the policies obtained and those held by the third party operators provide coverage in scope and in amounts customary in the industry, they do not provide complete coverage against all operating risks. An uninsured or partially insured claim, if successful and of significant magnitude, could have a material adverse effect on the Company and its financial condition via its contractual liability to the prospect.

Title to Properties

The Company’s practice has been to acquire ownership or leasehold rights to oil and natural gas properties from third parties. Most of the Company’s current drilling operations are conducted on properties acquired from third parties. Our existing rights are dependent on those previous third parties having obtained valid title to the properties. Prior to the commencement of gas drilling operations on those properties, the third parties customarily conduct a title examination. The Company generally does not conduct examinations of title prior to obtaining its interests in its operations, but rely on representations from the third parties that they have good, valid and enforceable title to the oil and gas properties. Based upon the foregoing, we believe that we have satisfactory title to our producing properties in accordance with customary practices in the gas industry. The Company is not aware of any title deficiencies as of the date of these financial statements. The Company is currently working with its third party operator (see Note 5) for the Frost Bank property to update the division order for between the interest owners.

Potential Loss of Oil and Gas Interests/Cash Calls

The Company has agreed to be bound by the existing JOA’s with various operators for the drilling of oil and gas properties, and still owes certain operator payments on drilling wells. In addition, it might be subject to future cash calls due to (1) the drilling of any new well or wells on drilling sites; (2) rework or recompletion of a well; and (3) deepening or plugging back of dry holes, etc. If the Company does not pay delinquent amounts due or its share of future Authorization For Expenditures (“AFE”) invoices, it may have to forfeit all of its rights in certain of its interests in the applicable prospects and any related profits. If one or more of the other members of the prospects fail to pay their share of the prospect costs, the Company may need to pay additional funds to protect its investments.

BLACK ROCK CAPITAL, INC.
(FORMERLY BLACK ROCK CAPITAL, LLC)

Notes to Financial Statements

NOTE 11. SUBSEQUENT EVENTS

On March 22, 2011, the Company entered an agreement to be acquired by Red Mountain Resources, Inc. (“Red Mountain”) a publicly traded shell company. The agreement provided for Red Mountain to issue 27,000,000 shares of common stock in exchange for all of the then outstanding common stock of the Company. On June 22, 2011, the transaction was completed and the reverse recapitalization with Red Mountain was completed. Red Mountain’s $850,000 non-interest bearing Commercial Promissory Note issued May 24, 2011, due June 15, 2011 was extinguished upon completion of the transaction. As part of the transaction Red Mountain guaranteed a loan of $2,500,000 from the First State Bank of Lonoke which was re-executed in the name of the Company. The First State Bank of Lonoke also had the following requirements:

(i)	Alan Barksdale, the Company’s sole officer, director and shareholder, must be the only officer as President of the Company and Chief Executive Officer of Red Mountain during the term of the loan;
(ii)	the Company’s 1,000 common shares (100%) shall be pledged as collateral for the loan by Red Mountain to First State Bank of Lonoke;
(iii)	the Company’s assets shall remain held in the name of the Company during the term of the loan;
(iv)	Red Mountain and the Company were to jointly sign a new Note to the First State Bank of Lonoke to acquire the loan to Bamco Gas, LLC, in receivership, in the amount of approximately $2,681,201.37, which is currently in technical default, and the First State Bank of Lonoke would assign the Note to the Company. with any collateral pledges; and
(v)	the shareholders of the Company pledge two million common shares of Red Mountain to secure the Black Rock loan and the acquisition of the Note for Bamco Gas, LLC to the First State Bank of Lonoke.

On June 16, 2011, the Company filed Articles of Conversion with the Secretary of State for the State of Arkansas to convert the Company into a corporation. The conversion became effective as of July 1, 2011.

On July 8, 2011, the Company entered into an agreement, effective as of July 1, 2011, that governed the relationship between the Company and certain other parties with respect to oil and gas leases in the Permian Basin covering approximately 1,255 gross acres (1,029 net acres) that the Company acquired an 82% ownership interest in. Pursuant to the agreement, on July 25, 2011, the Company acquired the remaining 18% ownership interest in the land from such other parties. The total acquisition cost of the combined 1,255 gross/net acres was $439,222 or $350 per acre.

On August 8, 2011, Red Mountain entered into an employment agreement with John T. Hanley pursuant to which Mr. Hanley will serve as Red Mountain’s Executive Vice President and Director of Finance. The agreement provides for Mr. Hanley to receive a base salary of $13,750 per month and expires on December 31, 2011.

On August 16, 2011, Red Mountain also acquired a 100% working interest in the “Martin Lease” in exchange for 320,000 shares of Red Mountain’s common stock and a 100% working interest with a 75% net revenue interest in the “Shafter Lake Lease” for $250,000 and 250,000 shares of Red Mountain’s common stock. The Martin Lease is 320 gross/net acres located in Andrews County, Texas. The Martin Lease is held by production and is for all rights 5,000 feet and below the surface of the land. The target horizons associated with the Martin Lease are the Clearfork and Wichita Albany formations. The Shafter Lake Lease is approximately 185 gross/net acres located in Andrews County, Texas. The Shafter Lake Lease is held by production and is for all rights from surface to 4,250 feet below the surface of the land. The target horizons associated with the Shafter Lake Lease are the Grayburg and San Andrus formations.

BLACK ROCK CAPITAL, INC.
(FORMERLY BLACK ROCK CAPITAL, LLC)

Notes to Financial Statements

NOTE 11. SUBSEQUENT EVENTS  – (continued)

On August 16, 2011, Red Mountain entered into a stock purchase and sale agreement pursuant to which Red Mountain acquired 218,535 shares of common stock of Cross Border Resources, Inc. from a third party in exchange for the issuance of 273,169 shares of Red Mountain’s common stock.

On August 30, 2011, the Board of Directors of Red Mountain approved the dismissal of L J Soldinger Associates LLC and the engagement of Hein & Associates LLP as the principal accountant to audit Red Mountain’s financial statements.

Beginning in March 2011, Red Mountain commenced a private placement of its shares of common stock at an offering price of $1.00 per share. As of September 22, 2011, Red Mountain has sold an aggregate of 12,055,000 shares of its common stock raising gross proceeds of $12,055,000.

In July 2011, the Company issued unsecured promissory notes in the principal amount of $850,000 to RMS Advisors, Inc. and TSS Investment, Inc., each an unaffiliated lender. In July and August 2011, the Company repaid the amounts due under the notes held by RMS Advisors, Inc. and TSS Investment, Inc. and such notes were retired. The Company also repaid a portion of the amounts owed under the promissory notes held by Michael J. Garnick, Bel-Cal Properties and William F. Miller, III. As of September 22, 2011, an aggregate of $1,150,000 remained outstanding to these three lenders, and separately $150,000 remained unpaid to Robert Hersov. The Company is currently negotiating an extension to these notes.

The Company evaluated events and transactions subsequent to May 31, 2011 and determined there were no significant further events to report through September 22, 2011, the date the Company issued these financial statements.

NOTE 12. MEMBERS’ EQUITY RESTATED TO STOCKHOLDERS’ EQUITY

On March 22, 2011, the Company entered an agreement to be acquired by Red Mountain Resources, Inc. a publicly traded shell company.

The agreement provided for Red Mountain to issue 27,000,000 shares of its common stock in exchange for all of the then outstanding common stock of the Company. As a condition of the agreement, prior to the closing, the Company converted from a limited liability company (“LLC”) to a subchapter “C” corporation. On June 22, 2011, the transaction was completed and the reverse recapitalization with Red Mountain was completed.

Since Red Mountain Resources, Inc. was a publicly traded shell company and Black Rock was an operating company and the shareholders of Black Rock ended up with a majority ownership of Red Mountain Resources, Inc., the merger transaction was treated as a recapitalization of Black Rock and the historical financial statements of Black Rock superseded and became those of the Company.

The recapitalization resulted in the Company's equity accounts being restated from members’ equity to stockholders’ equity based on the number of shares issued to its shareholders by Red Mountain Resources, Inc. in the merger. The number of shares restated was equivalent to the number of shares of the Red Mountain Resources, Inc. common stock issued for the shares of Black Rock common stock.

The change from members’ equity to stockholders’ equity did not change the amounts previously reported in the aggregate. The restatement changed the amounts previously reported as members’ equity to an allocation of capital between par value, additional paid-in-capital and retained earnings. The par value of the Company's common stock is $.00001 per share. The changes appear in the stockholders’ equity section of the balance sheet and the statement of changes in stockholders equity.

BLACK ROCK CAPITAL, INC.
(FORMERLY BLACK ROCK CAPITAL, LLC)

Notes to Financial Statements

NOTE 13. SUPPLEMENTAL OIL AND GAS DISCLOSURE (unaudited)

ESTIMATED NET QUANTITIES OF OIL AND GAS RESERVES (unaudited)

Users of this information should be aware that the process of estimating quantities of “proved” and “proved developed” natural gas and crude oil reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir may also change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. Consequently, material revisions to existing reserve estimates occur from time to time. Although every reasonable effort is made to ensure that reserve estimates reported represent the most accurate assessments possible, the significance of the subjective decisions required and variances in available data for various reservoirs make these estimates generally less precise than other estimates presented in connection with financial statements.

Proved oil and gas reserves are those quantities of natural gas, crude oil and condensate, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible —  from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations — prior to the time at which contacts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the Company must be reasonably certain that it will commence the project within a reasonable time.

Proved developed reserves are proved reserves that can be expected to be recovered through existing wells with existing equipment and under existing economic and operating conditions.

Oil and Gas Reserves

The following tables set forth our net proved oil and gas reserves, including the changes therein, and net proved developed reserves at May 31, 2011.

Net proved Developed and Undeveloped Reserves — (In millions of cubic feet “MMCF”) of natural gas and (thousands of barrels “Mbbl”) of oil:

	Natural Gas	Oil
	(unaudited)	(unaudited)
June 1, 2010	—	—
Purchase of properties	9,443	844
Revisions of previous estimates	—	—
Extension, discoveries, other estimates	1,902	—
Production	(895)	—
Disposition of properties	—	—
May 31, 2011	10,450	844

Net proved oil and gas reserves consisted of the following at May 31, 2011:

	Natural Gas Volumes MMCF	Oil Volumes Mbbl
	(unaudited)	(unaudited)
Proved developed producing	4,479	2
Proved undeveloped	5,971	842
Total proven	10,450	844

Results of operations for oil and gas producing activities for May 31, 2011

BLACK ROCK CAPITAL, INC.
(FORMERLY BLACK ROCK CAPITAL, LLC)

Notes to Financial Statements

NOTE 13. SUPPLEMENTAL OIL AND GAS DISCLOSURE (unaudited)  – (continued)

Year ended May 31, 2011	(unaudited)
Revenue	$3,711,815
Operating expenses (lifting costs)	(325,814)
Depletion	(716,655)
Impairment of oil and gas properties	—
Operating income	2,669,346
Income tax provision	—
Results of operations for oil and gas properties	$2,669,346

Cost incurred for oil and gas property acquisition, exploration and development

Activities	(unaudited)
Property acquisition
Unproved	$—
Proved(1)	7,573,614
Exploration	239,393
Development(1)	1,719,183
Total costs incurred	$9,532,190

(1)	The Company has included the prepaid drilling costs acquired in the purchase of the Villareal property (see Note 3) of approximately $680,000 as part of development costs incurred.

Aggregate capitalized costs

Capitalized costs relating to oil and gas activities are as follows:

May 31, 2011	(unaudited)
Proved	$9,292,797
Unproved	239,393
Total capitalized costs	$9,532,190
Accumulated depletion	716,655
Net capitalized costs	$8,815,535

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES — (unaudited)

The following information has been developed utilizing procedures prescribed by FASC Topic 932 and based on crude oil reserve and production volumes estimated by the Company’s engineering staff. It may be useful for certain comparative purposes, but should not be solely relied upon in evaluating the Company or its performance. Further, information contained in the following table should not be considered as representative of realistic assessments of future cash flows, nor should the Standardized Measure of Discounted Future Net Cash Flows be viewed as representative of the current value of the Company.

The Company believes that the following factors should be taken into account in reviewing the following information: (1) future costs and selling prices will probably differ from those required to be used in these calculations; (2) actual rates of production achieved in future years may vary significantly from the rate of production assumed in the calculations; (3) selection of a 10% discount rate is arbitrary and may not be reasonable as a measure of the relative risk inherent in realizing future net oil and gas revenues; and (4) future net revenues may be subject to different rates of income taxation.

BLACK ROCK CAPITAL, INC.
(FORMERLY BLACK ROCK CAPITAL, LLC)

Notes to Financial Statements

NOTE 13. SUPPLEMENTAL OIL AND GAS DISCLOSURE (unaudited)  – (continued)

Under the Standardized Measure, future cash inflows were estimated by applying the average first day price for each month during the period adjusted for fixed and determinable escalations to the estimated future production of period-end proven reserves. Future cash inflows were reduced by estimated future development, abandonment and production costs based on period-end costs in order to arrive at net cash flow before tax. Future income tax expenses has been computed by applying period-end statutory tax rates to aggregate future pre-tax net cash flows, reduced by the tax basis of the properties involved and tax carryforwards. Use of a 10% discount rate is required by FASC Topic 932.

Management does not rely solely upon the following information in making investment and operating decisions. Such decisions are based upon a wide range of factors, including estimates of probable as well as proven reserves and varying price and cost assumptions considered more representative of a range of possible economic conditions that may be anticipated.

Standardized measure of discounted future net cash flows relating to proved oil and gas reserves

BLACK ROCK CAPITAL, INC.
(FORMERLY BLACK ROCK CAPITAL, LLC)

Notes to Financial Statements

NOTE 13. SUPPLEMENTAL OIL AND GAS DISCLOSURE (unaudited)  – (continued)

The standardized measure of discounted future net cash flows relating to proved oil and gas reserves for the Company is as follows:

May 31, 2011
(in thousands) (unaudited)
Future cash inflows	$121,327
Less related future:
Production costs	20,087
Development costs	20,733
Future net cash flows before income taxes	80,507
Future income taxes	—
Future net cash flows	80,507
10% annual discount for estimating timing of cash flows	(45,076)
Standardized measure of discounted future net cash flows	$35,431

A summary of the changes in the standardized measure of discounted future net cash flows applicable to proved oil and gas reserves is as follows:

May 31, 2011
(in thousands) (unaudited)
Net changes in sales and transfer prices and in production (lifting) costs related to future production	$—
Changes in estimated future development costs	—
Sales and transfers of oil and gas produced during the period	(3,712)
Net change due to extensions, discoveries and improved recovery	—
Net change due to purchases and sales of minerals in place	41,093
Net change due to revisions in quantity estimates	—
Previously estimated development costs incurred during the period	(1,959)
Accretion of discount	9
Other – unspecified	—
Net change in income taxes	—
Aggregate change in the standardized measure of discounted net cash flows for the year	$35,431

Report of Independent Registered Public Accounting Firm

To the Members
Black Rock Capital, LLC
(acquirer of Properties Acquired From MSB Energy, Inc. on June 1, 2010 and October 1, 2010)
Little Rock, Arkansas

We have audited the accompanying carve-out balance sheet of Properties Acquired From MSB Energy, Inc. on June 1, 2010 and October 1, 2010 (see footnotes 1 and 3) as of May 31, 2010 and the related carve-out statements of income, net investment, and cash flows for the year then ended. Black Rock Capital, LLC’s management, as the acquirer of the Properties (see footnotes 1 and 3) and the preparer of these financial statements, is responsible for these carve-out financial statements. Our responsibility is to express an opinion on these carve-out financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the carve-out financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the carve-out financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall carve-out financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the carve-out financial statements referred to above present fairly, in all material respects, the financial position of Properties Acquired From MSB Energy, Inc. on June 1, 2010 and October 1, 2010 (see footnotes 1 and 3) as of May 31, 2010, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/S/ L J Soldinger Associates, LLC

Deer Park, Illinois
May 20, 2011

PROPERTIES ACQUIRED FROM MSB ENERGY, INC.
ON JUNE 1, 2010 AND OCTOBER 1, 2010

Balance Sheet
May 31, 2010

ASSETS
Current assets
Accounts receivable	$38,426
Property and equipment
Oil and gas properties	6,734,792
Accumulated depletion	(4,168,956)
Net property and equipment	2,565,836
Total assets	$2,604,262
LIABILITIES AND INVESTMENT DEFICIT
Current liabilities
Accounts payable	$278,176
Bank debt	6,147,735
Accrued interest	445,710
Total current liabilities	6,871,621
Long-term liabilities
Deferred income taxes	7,690
Asset retirement obligations	138,472
Total long-term liabilities	146,612
Net investment deficit
Accumulated deficit	(4,413,971)
Total liabilities and investment deficit	$2,604,262

The accompanying notes are an integral part of these financial statements.

PROPERTIES ACQUIRED FROM MSB ENERGY, INC.
ON JUNE 1, 2010 AND OCTOBER 1, 2010

Statement of Income
For the Year Ended May 31, 2010

Revenue
Oil and gas revenue	$1,472,581
Costs and expenses
Depreciation, depletion and amortization	232,220
Gas transportation	105,096
General and administrative expense	290,940
Lease operating expense	194,438
Production and ad valorem taxes	144,058
Total costs and expenses	966,752
Income from operations	505,829
Interest expense	(455,071)
Income before income taxes	50,758
Income taxes	(7,690)
Net income	$43,068
Pro forma information – unaudited
Basic and diluted earnings per share	$0.00
Basic and diluted weighted proposed average common stock outstanding	27,000,000

The accompanying notes are an integral part of these financial statements.

PROPERTIES ACQUIRED FROM MSB ENERGY, INC.
ON JUNE 1, 2010 AND OCTOBER 1, 2010

Statement of Cash Flows
For the Year Ended May 31, 2010

Cash flows from operating activities
Net income	$43,068
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation, depletion and amortization	232,220
Accretion	9,361
Accounts receivable from third party operators offset against capital call payments due	(1,063,644)
Changes in operating assets and liabilities
Accounts receivable	135,000
Accounts payable	65,840
Accrued interest	445,710
Deferred income taxes	7,690
Net cash provided by operating activities	(124,755)
Net decrease in cash	(124,755)
Cash – beginning of year	124,755
Cash – end of year	$—

No amounts were paid during the year for interest or income taxes

The accompanying notes are an integral part of these financial statements.

PROPERTIES ACQUIRED FROM MSB ENERGY, INC.
ON JUNE 1, 2010 AND OCTOBER 1, 2010

Statement of Changes in Net Investment
Year Ended May 31, 2010

Net investment deficit, beginning of year	$(4,457,039)
Net income	43,068
Net investment deficit, end of year	$(4,413,971)

The accompanying notes are an integral part of these financial statements.

PROPERTIES ACQUIRED FROM MSB ENERGY, INC.
ON JUNE 1, 2010 AND OCTOBER 1, 2010

Notes to Financial Statements

NOTE 1 — NATURE OF THE OPERATION AND FORM OF PRESENTATION

As more fully described in a Form 8-K filed on March 31, 2011 with the Securities and Exchange Commission (“SEC”), Red Mountain Resources, Inc., a public shell company, entered an agreement to acquire Black Rock Capital, LLC. Black Rock Capital, LLC for the nine months ended February 28, 2011 acquired all of its oil and gas working and net revenue interests from MSB Energy, Inc. (Debtor-In- Possession) on June 1, 2010 and October 1, 2010 (the “Properties” or the “Company”). These acquired Properties only represented a portion of MSB Energy, Inc. (Debtor-In-Possession) oil and gas working and net revenue interests. Prior to June 1, 2010 these Properties were not operated as a stand-alone enterprise but rather as an integral part of MSB Energy, Inc. (Debtor-In-Possession). The Properties acquired on October 1, 2010 by Black Rock Capital, LLC from MSB Energy, Inc. (Debtor-In-Possession) represented only approximately one percent of the total value of all Properties acquired by Black Rock Capital, LLC from MSB Energy, Inc. (Debtor-In-Possession).

These financial statements were prepared to meet the predecessor business reporting requirements of the SEC and present the financial statements of the Properties as of and for the year ended May 31, 2010 in accordance with the method described below.

These financial statements of the Properties have been prepared in accordance with U.S. GAAP on a “carve-out” basis of certain historical financial information related to the Properties from the books and records of the MSB Energy, Inc. (Debtor-In-Possession). These carve-out procedures require that historical results of operations, assets and liabilities attributable to the Properties, in addition to revenues and expenses related to, or incurred on behalf of the Properties, be included or allocated to the Properties as if they were a stand-alone entity.

MSB Energy, Inc. (Debtor-In-Possession) provided certain corporate functions on behalf of the Properties and costs associated with these functions were allocated to the Properties. These functions included executive management, oil and gas property management, information technology, tax, insurance, accounting, legal and treasury services, including costs associated with the operation of MSB Energy, Inc. (Debtor-In-Possession) under the supervision of the U.S. Bankruptcy Court. The costs of such services were allocated to the Properties based on the most relevant allocation method to the service provided, primarily based on the relative number of wells in the fields sold to Black Rock Capital, LLC to the total number of wells operated or otherwise owned by MSB Energy, Inc. (Debtor-In-Possession). Management believes such allocations are reasonable; however, they may not be indicative of the actual expense that would have been incurred had the Properties been operating as an independent company for all of the periods presented. The charges for these functions are included primarily in general and administrative expenses. Any future general and administration expenses may not necessarily correlate to, nor reflect directly or indirectly, the cost relationships herein.

To the extent that an asset, liability, revenue or expense is directly associated with the Properties, it is reflected in the accompanying financial statements.

Accordingly, the accompanying financial statements of the Properties may not be indicative of future performance and may not reflect what the results of operations, financial position and cash flows would have been had the Properties operated as a separate entity during all of the periods presented.

MSB Energy, Inc. (Debtor-In-Possession) was under the supervision of the U.S. Bankruptcy Court during the period presented in these financial statements. Because the financial statements represent the operations and assets and liabilities of the Properties which were subsequently sold to Black Rock Capital, LLC, prior to the winding up of the MSB Energy, Inc. (Debtor-In-Possession), these financial statements were prepared on a going concern basis and not a liquidation basis. The going concern basis contemplates the realization of assets and satisfaction of liabilities in the ordinary course. No adjustment has been made to these financial statements for any actions taken by the Bankruptcy Court subsequent to May 31, 2010 relating to the resolution of assets, liabilities, revenues and expenses not acquired by Black Rock Capital, LLC.

PROPERTIES ACQUIRED FROM MSB ENERGY, INC.
ON JUNE 1, 2010 AND OCTOBER 1, 2010

Notes to Financial Statements

NOTE 1 — NATURE OF THE OPERATION AND FORM OF PRESENTATION  – (continued)

MSB Energy, Inc. (Debtor-In-Possession) was engaged primarily in the acquisition, development, production and exploration for, and the sale of oil, gas and natural gas liquids. MSB Energy, Inc. (Debtor-In-Possession) had originally purchased certain working and net revenue interest in oil and gas fields from Reichmann Petroleum Corporation on May 31, 2008. MSB Energy, Inc., a debtor in possession, was the successor to the original MSB Energy, Inc. which filed for protection on June 2, 2009 under Chapter 11 in the United States Bankruptcy Court for the Eastern District of Texas, case #09-3668. Effective June 1, 2010 and October 1, 2010, subsequent to the balance sheet date, Black Rock Capital, LLC (“BRC”) purchased the working and net revenue interest for the Properties as more fully described in Note 3 from an auction held by the trustees for the benefit of certain senior lienholders. Subsequent to its original bankruptcy filing, the MSB Energy, Inc. (Debtor-In-Possession) was transferred to Chapter 7 and subsequent to May 31, 2010, the remaining assets and liabilities were auctioned off and MSB Energy, Inc. (Debtor-In-Possession) was liquidated.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Estimates

Preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

The most significant estimates pertain to proved oil and natural gas reserves and related cash flow estimates used in impairment tests of long-lived assets, estimates of future development, dismantlement and abandonment costs and to estimates relating to certain oil and natural gas revenues and expenses. Certain of these estimates require assumptions regarding future commodity prices, future costs and expenses and future production rates. Actual results could differ from those estimates. The Company’s revenue and profitability are substantially dependent upon the prevailing and future prices for oil and natural gas, which are dependent upon numerous factors beyond its control such as economic, political and regulatory developments and competition from other energy sources. The energy markets have historically been very volatile and there can be no assurance that oil and natural gas prices will not be subject to wide fluctuations in the future. Estimates of oil and natural gas reserves and their values, future production rates and future costs and expenses are inherently uncertain for numerous reasons, including many factors beyond the Company’s control. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner.

The accuracy of any reserve estimate is a function of the quality of data available and of engineering and geological interpretation and judgment. In addition, estimates of reserves may be revised based on actual production, results of subsequent exploitation and development activities, prevailing commodity prices, operating cost and other factors. These revisions may be material and could materially affect future depletion, depreciation and amortization expense, dismantlement and abandonment costs, and impairment expense.

Cash equivalents and cash flows

For purposes of the statement of cash flows, cash includes demand deposits, time deposits and short-term liquid investments, such as certificates of deposit with an original maturity of three months or less when purchased. There were no cash or cash equivalents allocated to the entity at May 31, 2010. For statement of cash flow purposes, the cash flows will represent cash received in connection with the working interest of the projects described in Note 3, cash paid in connection with the working interest and allocated expenses and a portion of any debtor-in-possession financing raised to the extent related to the working interest.

PROPERTIES ACQUIRED FROM MSB ENERGY, INC.
ON JUNE 1, 2010 AND OCTOBER 1, 2010

Notes to Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Accounts receivable and doubtful accounts

The Company extends credit to its customers in the ordinary course of business. These receivables are unsecured and generally are due within 30 days. The Company reviews customer accounts on a periodic basis and records a reserve for specific amounts that management feels may not be collected. Amounts will be written off at the point when collection attempts on the accounts have been exhausted. Management uses significant judgment in estimating uncollectible amounts. In estimating uncollectible amounts, management considers factors such as current overall economic conditions, industry-specific economic conditions, historical customer performance and anticipated customer performance. Past due status is determined based upon contractual terms. While management believes the Company’s processes effectively address its exposure to doubtful accounts, changes in economic, industry or specific customer conditions may require adjustment to the allowance recorded by the Company. Accounts receivable at May 31, 2010 represents amounts related specifically to the projects described in Note 3, which were collected subsequent to the balance sheet date. Accordingly, the entire balance is estimated to be collectible at May 31, 2010, and no allowance is considered necessary by management.

Oil and gas properties

The oil and gas properties included in the accompanying financial statements are those described more fully in Note 3. The Company follows the full-cost method of accounting for oil and gas properties. Accordingly, all cost associated with acquisition, exploration, development of oil and gas reserves, including directly related overhead costs and related asset retirement costs, are capitalized. All costs associated with production and other operating activities and general corporate activities are expensed in the period incurred.

All capitalized cost of oil and gas properties, including the estimated future costs to develop proved reserves, are amortized on the unit-of-production-method using estimates of proved reserves. Investments in unproved properties and major development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is added to the capitalized cost to be amortized.

In addition, the capitalized costs are subject to a “ceiling test,” which basically limits such cost to the aggregate of the “estimated present value,” discounted at a 10% interest rate of future net revenues from proved reserves, based on current economic and operating conditions, plus the lower of cost or fair market value of unproved properties. The Company determined that impairment was necessary as of May 31, 2009. The net oil and gas properties allocated to the fields and wells acquired by Black Rock Capital, LLC was impaired to $1.734 million as of that date. No impairment was deemed necessary as of May 31, 2010.

Sales of proved and unproved properties are accounted for as adjustments of capitalized cost with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in income.

Abandonments of properties are accounted for as adjustments of capitalized cost with no loss recognized.

Asset retirement obligations (“ARO”)

The financial statements include the ARO specifically related to the four projects described in Note 3. The Company recognizes the fair value of estimated ARO on the balance sheet when a reasonable estimate of fair value can be made. ARO includes those legal obligations where the Company will be required to retire tangible long-lived assets, such as well sites, pipelines and facilities. The asset retirement cost (“ARC”), equal to the initially estimated fair value of the ARO, is capitalized as part of the cost of the related long-lived asset. Changes in the estimated obligation resulting from revisions to estimated timing or amount of the undiscounted cash flows are recognized as a change in the ARO and the related ARC.

PROPERTIES ACQUIRED FROM MSB ENERGY, INC.
ON JUNE 1, 2010 AND OCTOBER 1, 2010

Notes to Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Capitalized ARC are amortized using the unit-of-production method and are included in depletion and depreciation in the accompanying statement of income. Increases in ARO resulting from the passage of time are recorded as accretion of ARO in the accompanying statement of income.

Liabilities

The accompanying financial statements include the portion of debtor-in-possession financing used to fund cash calls or leasehold operating expenses for the acquired working interests described in Note 3, an allocation of the post-petition liabilities pertaining to the working interests assumed by Black Rock Capital, LLC, other accounts payable and accrued liabilities, including remediation liabilities and an allocation of other liabilities that were not assumed by Black Rock Capital, LLC.

Provision for income taxes

The Company utilizes the liability method of accounting for income taxes. This method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred tax assets or liabilities are determined based upon the difference between the values of the assets and liabilities as reflected in the financial statements and their related tax bases at enacted tax rates in effect for the year in which the differences are expected to be recovered or settled. The Company’s differences for income tax purposes represent primarily depreciation, depletion and amortization timing differences.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Realization of the deferred income tax asset is dependent on generating sufficient taxable income in future years. The Company has recorded a 100% valuation allowance for all of the deferred tax assets as of May 31, 2009 and has allocated none of the net operating loss carryforwards and no deferred tax assets or liabilities as of the date of the Bankruptcy (see Note 1). The income tax expense recorded for the period ended May 31, 2010 represents the amount of income taxes due at the approximate tax rate of 15%, the U.S. Federal income tax statutory rate currently in effect for that level of income.

Revenue recognition

The Company recognizes revenues based on its share of actual volumes of oil and gas sold at the then current market prices. The Company recognizes revenue from the sales of crude oil and natural gas when title passes to the customer and collection of payment is reasonably assured. Revenues from the production of properties in which the Company has an interest with other producers are recognized on the basis of the Company’s net revenue interest. Revenues owned by working interest partners are recorded as revenues payable to others. Operating expenses and capital expenditures to be borne by the working interest partners are netted against their portion of revenues.

Taxes Associated with Revenue Producing Transactions

The Company reports taxes assessed by state, local and U.S. Federal governmental authorities from the production and sale of hydrocarbons on a line item under operating expenses.

General and administrative expenses

The accompanying financial statements include an allocated portion of the actual costs incurred by the Company for general and administrative (“G&A”) expenses, including costs of the bankruptcy. These allocated costs are intended to provide the reader with a reasonable approximation of what historical administrative costs would have been for these assets and operations in the event those assets had existed on a stand-alone basis.

Any future G&A expenses may not necessarily correlate to, nor reflect directly or indirectly, the cost relationships presented herein. A wide range of formulas for G&A allocation were considered.

PROPERTIES ACQUIRED FROM MSB ENERGY, INC.
ON JUNE 1, 2010 AND OCTOBER 1, 2010

Notes to Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

In the view of management of the Properties, the most accurate and transparent method of allocating G&A expenses is based on the ratio of wells sold to Black Rock Capital, LLC to the total number wells MSB Energy, Inc. (Debtor-In-Possession) had an interest in. Using this method, G&A expenses allocated to the Properties for the year ended May 31, 2010 was approximately $291,000.

New accounting principles and recent accounting pronouncements

In January 2010, the FASB issued Accounting Standards Update (“ASU”) 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements.” ASU 2010-06 includes new disclosure requirements related to fair value measurements, including transfers in and out of Levels 1 and 2 and information about purchases, sales, issuances and settlements for Level 3 fair value measurements. This update also clarifies existing disclosure requirements relating to levels of disaggregation and disclosures of inputs and valuation techniques. ASU 2010-06 was effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company adopted ASU 2010-06 upon issuance and such adoption did not have a material impact on the Company’s financial statements.

The Company adopted new accounting guidance addressing subsequent events effective June 30, 2009. The guidance clarified the accounting for and disclosure of subsequent events that occur after the balance sheet date through the date of issuance of the applicable financial statements. The adoption of this guidance did not have a significant effect on the Company’s financial statements.

FASB Accounting Standards Codification(TM) and the Hierarchy of the Generally Accepted Accounting Principles guidance became effective for interim and annual periods ended after September 15, 2009 and it recognized FASB ASC as the single authoritative nongovernmental U.S. GAAP. The codification superseded all existing accounting standards documents issued by the FASB, and established that all other accounting literature not included in the codification is considered nonauthoritative. Although ASC did not change U.S. GAAP, it did reorganize the principles into accounting topics using a consistent structure. The codification also includes relevant U.S. Securities and Exchange Commission (“SEC”) guidance following the same topical structure. Accordingly, all references to U.S. GAAP use the new topical guidelines established with the codification.

In December 2008, the SEC adopted revisions to the oil and natural gas reserves reporting requirements which are effective for these financial statements. The primary changes to the reserves reporting included:

º	A revised definition of proved reserves, including the use of unweighted average oil and natural gas prices in effect at the beginning of each month during the year to compute such reserves.
º	Expanding the definition of oil and gas producing activities to include nontraditional and unconventional resources.
º	Allowing companies to voluntarily disclose probable and possible reserves in SEC filings.
º	Amending required proved reserve disclosures to include separate amounts for synthetic oil and gas.
º	Expanded disclosures of proved undeveloped reserves, including discussion of such proved undeveloped reserves five years old or more, and
º	Disclosure of the qualifications of the chief technical person who oversees the Company’s overall reserve process.

PROPERTIES ACQUIRED FROM MSB ENERGY, INC.
ON JUNE 1, 2010 AND OCTOBER 1, 2010

Notes to Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

The Company utilized this guidance at May 31, 2010 to determine its proved resources and to develop associated disclosures. The Company chose not to provide voluntary disclosures of probable and possible reserves. In January 2010, FASB issued guidance that aligned its oil and gas reporting requirements and effective date with the SEC’s guidance described above.

Recent Accounting and Reporting Rules

The United States Congress passed the Dodd-Frank Act in 2010. Among other requirements, the law requires companies in the oil and gas industry to disclose payments made to the U.S. Federal and all foreign governments. The SEC was directed to develop the reporting requirements in accordance with the law. The SEC has issued preliminary guidance and is seeking feedback from all interested parties. The preliminary rules indicated that payment disclosures would be required at a project level within the annual Form 10-K beginning with May 31, 2012. The Company cannot predict the final disclosure requirements by the SEC or the impact on its financial statements.

Pro Forma Financial Information

Pursuant to Staff Accounting Bulletin Number 1B.2 “Pro Forma Financial Statements and Earnings per Share” (“SAB 1B.2”), a pro forma income statement has been presented which reflects the impact of the Company’s change in capital structure based on the proposed acquisition of Black Rock Capital, LLC by Red Mountain Resources, Inc. in May 2011, a transaction in which Red Mountain Resources, Inc. issued 27,000,000 shares of its common stock and received all of the then issued common stock of Black Rock Capital, LLC. This presentation reports earnings per share and the basic and diluted common shares as if the merger had occurred at the commencement of operations on June 1, 2009.

NOTE 3 — OIL AND GAS PROPERTIES

Oil and gas properties consisted of the following as of May 31, 2010:

Proved properties	$6,734,792
Unproved properties	—
$6,734,792
Accumulated depreciation, depletion, amortization & impairment	(4,168,956)
$2,565,836

In February 2008, MSB Energy, Inc. entered into a purchase and sale agreement with the bankruptcy estate of Reichmann Petroleum Corporation to purchase their working and net revenue interest in approximately 124 wells spread throughout the State of Texas on approximately 20 oil and gas fields, which became effective on May 31, 2008. The total allocated to those oil and gas properties at acquisition was approximately $12.95 million. Effective June 1, 2010 and October 1, 2010, MSB Energy, Inc. (Debtor-In-Possession) disposed of by sale at auction to Black Rock Capital, LLC four separate fields, encompassing 17 wells, in south Texas referred to as the “Properties” throughout these financial statements. Those four properties were the Resendez, LaDuquesa and Villareal fields in Zapata County and the Frost Bank field in Duval County. Those four properties were allocated approximately $5.542 million at the time of acquisition from Reichmann Petroleum Corporation.

During the twelve months ended May 31, 2010, the Company participated in well development and drilling operations on the Villareal field, in which the Company was a passive working and net revenue interest holder, as ConocoPhillips was the operator. For the twelve months ended May 31, 2010, the Company incurred development costs of approximately $1.063 million, covering the workover of one existing well and drilling of one new well. No other well development and drilling operations were undertaken for the other three fields in the twelve months ended May 31, 2010.

PROPERTIES ACQUIRED FROM MSB ENERGY, INC.
ON JUNE 1, 2010 AND OCTOBER 1, 2010

Notes to Financial Statements

NOTE 4 — ASSET RETIREMENT OBLIGATION

The ARO recognized by the Company at May 31, 2010 represents the ARO specifically associated with the four projects described in Note 3. ARO represents the costs to dismantle and abandon its producing oil and gas properties, and related equipment. These assets are consistently being upgraded and are expected to be operational into the foreseeable future. In these cases, the obligation will be initially recognized in the period in which sufficient information exists to estimate the liability. The significant assumptions used to develop the estimate included using approximately $75,000 as the cost to properly restore and abandon each well, less approximately $15,000 per well in salvage. In addition, the Company estimates that oil field services costs will have an inflation factor of approximately 4.5% and its credit adjusted risk free rate is approximately 7.25%

A reconciliation of the beginning and ending aggregate carrying amount of the ARO for May 31, 2010 is shown as follows:

Balance – beginning of year	$129,111
Accretion expense	9,361
Balance – end of year	$138,472

The estimation of future ARO is based on a number of assumptions requiring professional judgment. The Company cannot predict the type of revisions to these assumptions that may be required in future periods due to the availability of additional information such as: prices for oil field services, technological changes, governmental requirements and other factors.

NOTE 5 — NOTE PAYABLE

In June 2008, MSB Energy, Inc. entered into a revolving line of credit agreement (“LOC”) with the Bank of Oklahoma (“Bank”) in order to purchase the oil and gas working and net revenue interest from Reichmann Petroleum Corporation (see Note 3). The LOC was due on demand; however if no demand was made by the Bank, then maturity was May 31, 2010. The LOC bears an interest rate at the Bank’s prime rate. In the event of default, the interest rate increases to the Bank’s prime plus 4%. The LOC had a maximum advance amount of $14.4 million, less a $750,000 holdback covering certain title issues, at inception that could increase thereafter to $25 million. The actual borrowings under the LOC were limited to the borrowing base as computed under the terms of the LOC. Substantially all of the assets of MSB Energy, Inc. were pledged as collateral to guarantee payment of the LOC. In addition, one of the principals of MSB Energy, Inc. personally guaranteed repayment of the LOC. In addition, while principal amounts were still outstanding under the LOC, MSB Energy, Inc. was prohibited from entering into certain transactions without the consent of the Bank, including but not limited to asset sales and transfers and incurring additional liabilities other than trade payables in the amount of $750,000.

In January 2009, the Bank entered into a new guarantee agreement with an affiliate of the original guarantor in which the new guarantor pledged certain oil and gas assets as additional collateral.

In June 2009, MSB Energy, Inc. defaulted on the LOC upon filing for protection under the United States Bankruptcy court. For the twelve months ended May 31, 2010, these financial statements include interest accrued at the default rate, which amounted to approximately $446,000.

The amount of the line of credit presented in these financial statements was allocated based off of the ratio of the purchase price of the oil and gas assets (see Note 3) subsequently acquired by Black Rock Capital, LLC to the total of the oil and gas assets acquired from Reichmann Petroleum Corporation by MSB Energy, Inc., multiplied by the line of credit balance owed by the predecessor company as of May 31, 2009, just prior to entry into bankruptcy.

PROPERTIES ACQUIRED FROM MSB ENERGY, INC.
ON JUNE 1, 2010 AND OCTOBER 1, 2010

Notes to Financial Statements

NOTE 6 — FAIR VALUE

The Company has adopted FASB ASC 820-10, “Fair Value Measurement and Disclosures,” formerly SFAS No. 157, as amended by FASB Staff Position No. 157-2, now ASC 820-10-15, which provides a framework for measuring fair value under U.S. GAAP. As defined by ASC 820-10, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes market data or assumptions that the management believes market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique.

This standard is now the single source in U.S. GAAP for the definition of fair value, except for the fair value of leased property as defined in ASC 840-10, “Leases,” formerly SFAS No. 13, “Accounting for Leases.” ASC 820-10 establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy under ASC 820-10 are described below:

º	Level 1 Inputs — Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.
º	Level 2 Inputs — Inputs other than quoted prices included in Level 1 Inputs that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.
º	Level 3 Inputs — Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

In instances in which multiple levels of inputs are used to measure fair value, hierarchy classification is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

	Fair Value	Level 3
Asset retirement obligation	$138,472	$138,472

Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, receivables, payables, and a notes payable and line of credit. The carrying amounts of cash and cash equivalents, receivables, payables and short-term debt approximate fair value due to the highly liquid or short-term nature of these instruments. The Company does not have any instruments that are measured at fair value on a recurring basis.

PROPERTIES ACQUIRED FROM MSB ENERGY, INC.
ON JUNE 1, 2010 AND OCTOBER 1, 2010

Notes to Financial Statements

NOTE 7 — CONCENTRATIONS OF CREDIT RISK

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of trade receivables. The Company generally does not require collateral from its customers. Such credit risk is considered by management to be limited due to the size and stability of the Company’s primary customers and its customers’ financial resources.

The Company’s sales are to a limited number of customers; therefore, the Company has concentration in its sales and accounts receivable activities.

NOTE 8 — COMMITMENTS AND CONTINGENCIES

General

There have been significant changes in the U.S. economy, oil and gas prices and the finance industry which have adversely affected and may continue to adversely affect the Company in its attempt to obtain financing or in its process to produce commercially feasible gas exploration or production.

Federal, state and local authorities regulate the oil and gas industry. In particular, gas and oil production operations and economies are affected by environmental protection statutes, tax statutes and other laws and regulations relating to the petroleum industry, as well as changes in such laws, changing administrative regulations and the interpretations and application of such laws, rules and regulations. The Company believes it is in compliance with all federal, state and local laws, regulations, and orders applicable to the Company and its properties and operations, the violation of which would have a material adverse effect on the Company or its financial condition.

Operating Hazards and Insurance

The gas and oil business involves a variety of operating risks, including the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formation, and environmental hazards such as oil spills, gas leaks, ruptures or discharges of toxic gases, the occurrence of any of which could result in substantial losses to the Company due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, cleanup responsibilities, regulatory investigation and penalties, and suspension of operations.

As noted elsewhere, the Company is both a passive working and net revenue interest owner and operator in the oil and gas industry. As such, the Company to date has not acquired its own insurance coverage over its passive interests in the Properties, instead the Company has relied on the third party operators for its properties to maintain insurance to cover its operations.

There can be no assurance that insurance, if any, will be adequate to cover any losses or exposure to liability. Although the Company believes the policies obtained by the third party operators provide coverage in scope and in amounts customary in the industry, they do not provide complete coverage against all operating risks. An uninsured or partially insured claim, if successful and of significant magnitude, could have a material adverse effect on the Company and its financial condition via its contractual liability to the prospect.

Title to Properties

The Company’s practice haso been to acquire ownership or leasehold rights to oil and natural gas properties from third parties. Most of the Company’s current drilling operations are conducted on properties acquired from third parties. The Company’s existing rights are dependent on those previous third parties having obtained valid title to the Properties. Prior to the commencement of gas drilling operations on those properties, the third parties customarily conduct a title examination. The Company generally does not conduct examinations of title prior to obtaining its interests in its operations, but rely on representations from the third parties that they have good, valid and enforceable title to the oil and gas properties. Based upon the foregoing, the Company believes it has satisfactory title to their producing properties in accordance with customary

PROPERTIES ACQUIRED FROM MSB ENERGY, INC.
ON JUNE 1, 2010 AND OCTOBER 1, 2010

Notes to Financial Statements

NOTE 8 — COMMITMENTS AND CONTINGENCIES  – (continued)

practices in the gas industry. The Company is not aware of any title deficiencies as of the date of these financial statements. The Company is currently working with its third party operator for the Frost Bank property to update the division order for between the interest owners.

Potential Loss of Oil and Gas Interests/Cash Calls

The Company has agreed to be bound by the existing joint operating agreements with various operators for the drilling of oil and gas properties, and still owes certain operator payments on drilling wells. In addition, the Company might be subject to future cash calls due to (1) the drilling of any new well or wells on drilling sites; (2) rework or recompletion of a well; and (3) deepening or plugging back of dry holes, etc. If the Company does not pay delinquent amounts due or its share of future authorization for expenditures invoices, it may have to forfeit all of its rights in certain of its interests on the applicable prospects and any related profits. If one or more of the other members of the prospects fail to pay their share of the prospect costs, the Company may need to pay additional funds to protect its investments.

NOTE 9 — SUBSEQUENT EVENTS

In May 2010, the Bankruptcy Court approved the order to put up the four properties (see Note 3) for auction. The highest and best bid was received from BRC, in which BRC agreed to pay approximately $3.3 million for the properties, which amount was paid to the Bank of Oklahoma in June 2010, at which time the assignment of the working and net revenue interest in the properties became effective.

In June 2010, the Bank of Oklahoma wired approximately $882,000 to ConocoPhillips. Of that amount approximately $202,000 was the balance owed ConocoPhillips for leasehold operating and well drilling costs for the Villareal field and $680,000 was a capital call prepayment for a new well also on the Villareal property.

The Company evaluated events and transactions subsequent to May 31, 2010 and determined there were no significant further events to report through May 20, 2011, the date the Company issued these financial statements.

NOTE 10 — SUPPLEMENTAL OIL AND GAS DISCLOSURE (UNAUDITED)

ESTIMATED NET QUANTITIES OF OIL AND GAS RESERVES

Users of this information should be aware that the process of estimating quantities of “proved” and “proved developed” natural gas and crude oil reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir may also change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. Consequently, material revisions to existing reserve estimates occur from time to time. Although every reasonable effort is made to ensure that reserve estimates reported represent the most accurate assessments possible, the significance of the subjective decisions required and variances in available data for various reservoirs make these estimates generally less precise than other estimates presented in connection with financial statements.

Proved oil and gas reserves are those quantities of natural gas, crude oil and condensate, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible —  from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations — prior to the time at which contacts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the Company must be reasonably certain that it will commence the project within a reasonable time.

PROPERTIES ACQUIRED FROM MSB ENERGY, INC.
ON JUNE 1, 2010 AND OCTOBER 1, 2010

Notes to Financial Statements

NOTE 10 — SUPPLEMENTAL OIL AND GAS DISCLOSURE (UNAUDITED)  – (continued)

Proved developed reserves are proved reserves that can be expected to be recovered through existing wells with existing equipment and under existing economic and operating conditions.

Oil and Gas Reserves

The following tables set forth our net proved oil and gas reserves, including the changes therein, and net proved developed reserves at May 31, 2010.

Net proved Developed and Undeveloped Reserves — (In millions of cubic feet “MMCF”) of natural gas:

2011
(unaudited)
June 1, 2009	854
Purchase of properties	—
Revisions of previous estimates	1,320
Extension, discoveries, other estimates	1,339
Production	(415)
Disposition of properties	—
May 31, 2010	3,098

Net proved oil and gas reserves consisted of the following at May 31, 2010:

Entitlement Volumes
MMCF

(unaudited)
Proved developed producing	1,702
Proved undeveloped	1,396
Total proven	3,098

Results of operations for oil and gas producing activities for May 31, 2010

Nine months ended May 31, 2010	(unaudited)
Revenue	$1,472,581
Operating expenses (lifting costs)	338,496
Depletion	232,220
Impairment of oil and gas properties	—
Operating income	901,865
Income tax provision	7,690
Results of operations for oil and gas properties	$894,175

Cost incurred for oil and gas property acquisition, exploration and development activities

(unaudited)
Property acquisition
Unproved	$—
Proved	—
Exploration	—
Development(1)	1,063,644
Total costs incurred	$1,063,644

(1)	The Company has excluded the capital call payment made in June 2010 by the Bank of Oklahoma (see Note 9) of approximately $680,000 from development costs incurred.

PROPERTIES ACQUIRED FROM MSB ENERGY, INC.
ON JUNE 1, 2010 AND OCTOBER 1, 2010

Notes to Financial Statements

NOTE 10 — SUPPLEMENTAL OIL AND GAS DISCLOSURE (UNAUDITED)  – (continued)

Aggregate capitalized costs

Capitalized costs relating to oil and gas activities are as follows:

May 31, 2010
(unaudited)
Proved	$6,734,792
Unproved	—
Total capitalized costs	$6,734,792
Accumulated depreciation, depletion, amortization & impairment	4,168,956
Net capitalized costs	$2,565,836

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES

The following information has been developed utilizing procedures prescribed by FASC Topic 932 and based on crude oil reserve and production volumes estimated by the Company’s engineering staff. It may be useful for certain comparative purposes, but should not be solely relied upon in evaluating the Company or its performance. Further, information contained in the following table should not be considered as representative of realistic assessments of future cash flows, nor should the Standardized Measure of Discounted Future Net Cash Flows be viewed as representative of the current value of the Company.

The Company believes that the following factors should be taken into account in reviewing the following information: (1) future costs and selling prices will probably differ from those required to be used in these calculations; (2) actual rates of production achieved in future years may vary significantly from the rate of production assumed in the calculations; (3) selection of a 10% discount rate is arbitrary and may not be reasonable as a measure of the relative risk inherent in realizing future net oil and gas revenues; and (4) future net revenues may be subject to different rates of income taxation.

Under the Standardized Measure, future cash inflows were estimated by applying the average first day price for each month during the period adjusted for fixed and determinable escalations to the estimated future production of period-end proven reserves. Future cash inflows were reduced by estimated future development, abandonment and production costs based on period-end costs in order to arrive at net cash flow before tax. Future income tax expenses has been computed by applying period-end statutory tax rates to aggregate future pre-tax net cash flows, reduced by the tax basis of the properties involved and tax carryforwards. Use of a 10% discount rate is required by FASC Topic 932.

Management does not rely solely upon the following information in making investment and operating decisions. Such decisions are based upon a wide range of factors, including estimates of probable as well as proven reserves and varying price and cost assumptions considered more representative of a range of possible economic conditions that may be anticipated.

Standardized measure of discounted future net cash flows relating to proved oil and gas reserves

PROPERTIES ACQUIRED FROM MSB ENERGY, INC.
ON JUNE 1, 2010 AND OCTOBER 1, 2010

Notes to Financial Statements

NOTE 10 — SUPPLEMENTAL OIL AND GAS DISCLOSURE (UNAUDITED)  – (continued)

The standardized measure of discounted future net cash flows relating to proved oil and gas reserves for the Company is as follows:

May 31, 2010
(in thousands) (unaudited)
Future cash inflows	$12,416
Less related future:
Production costs	2,792
Development costs	457
Future net cash flows before income taxes	9,167
Future income taxes	—
Future net cash flows	9,167
10% annual discount for estimating timing of cash flows	(3,992)
Standardized measure of discounted future net cash flows	$5,175

A summary of the changes in the standardized measure of discounted future net cash flows applicable to proved oil and gas reserves is as follows:

May 31, 2010
(in thousands) (unaudited)
Net changes in sales and transfer prices and in production (lifting) costs related to future production	$44
Changes in estimated future development costs	—
Sales and transfers of oil and gas produced during the period	(1,029)
Net change due to extensions, discoveries and improved recovery	2,168
Net change due to purchases and sales of materials in place	—
Net change due to revisions in quantity estimates	1,521
Previously estimated development costs incurred during the period	1,521
Accretion of discount	9
Other – unspecified	(793)
Net change in income taxes	—
Aggregate change in the standardized measure of discounted net cash flows for the year	$3,441

RED MOUNTAIN RESOURCES, INC.

25,584,700 Shares of Common Stock

________ ___, 2011

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Expenses payable in connection with the registration and distribution of the securities being registered hereunder, all of which will be borne by the Registrant, are as follows. All amounts are estimates, except the SEC registration fee.

Securities and Exchange Commission registration fee	$4,619
Printer expenses	$5,000
Legal fees and expenses	$100,000
Accounting fees and expenses	$15,000
Total	$124,619

Item 14. Indemnification of Directors and Officers.

The laws of the Florida permit the indemnification of directors, employees, officers and agents of Florida corporations. Our articles of incorporation and bylaws provide that we shall indemnify to the fullest extent permitted by Florida law any person whom we indemnify under that law.

The provisions of Florida law that authorize indemnification do not eliminate the duty of care of a director. In appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director has reasonable cause to believe that his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for our best interests in a proceeding by or in our right to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director’s responsibilities under any other law, such as the federal securities laws.

The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not contrary to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

We have directors and officers insurance which includes insurance for claims against these persons brought under securities laws.

To the extent that we indemnify our management for liabilities arising under securities laws, we have been informed by the SEC that this indemnification is against public policy and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Various Issuances

In January 2010, the Company issued 9,000,000 shares of common stock to Lisa Lamson, its then sole officer and director, for cash proceeds of $9,000 at 0.001 per share, which were converted into 225,000,000 shares in connection with the Company’s 25 for 1 forward stock split. Concurrent with the closing of the Company’s acquisition of Black Rock Capital, Inc. (“Black Rock”), the Company retired all 225,000,000 shares of its common stock held by Lisa Lamson for no additional consideration.

On February 2, 2011, the Company issued 50,000 shares of common stock (on a post-split basis) to each of the following in consideration of their services as directors and/or officers of the Company: V. Ray Harlow, Kenneth J. Koock, Lynden B. Rose, and Paul Vassilakos.

On June 22, 2011, in exchange for equity in Black Rock, the Company issued 27,000,000 shares of common stock to StoneStreet Group, Inc.

Also on June 22, 2011, the Company issued the following shares of common stock: 175,000 to Michael J. Garrick, 375,000 to Bel-Cal Properties, 50,000 to William F. Miller, III. These shares were issued as a condition of unsecured promissory notes issued by Black Rock to the aforementioned persons and entities in an aggregate amount of $2,450,000.

In November 2011, the Company issued 200,000 shares to a broker as a fee related to obtaining the $4,000,000 loan from Hyman Belzberg, William Belzberg and Caddo Management, Inc.

These shares were issued in reliance upon Section 4(2) of the Securities Act of 1933, as amended (the “1933 Act”), as the shares were issued to sophisticated investors with such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the investment.

No underwriting discounts or commissions were paid with respect to the foregoing issuances.

Private Placement Commencing in March 2011

Between April 1, 2011 and November 4, 2011 in connection with an ongoing private placement, the Company sold an aggregate of 16,206,000 shares of common stock to accredited investors at a purchase price of $1.00 per share for aggregate gross proceeds of $16,206,000. The private placement has now terminated pursuant to its terms.

In connection with the private placement, the Company determined to offer to any investor that invested at least $2,000,000 the right to purchase an additional $3,000,000 of shares of the Company’s common stock in the future. Accordingly, in connection with the above-referenced sales, the Company granted to three investors the right to purchase an additional $3,000,000 of shares of the Company’s common stock (or an aggregate of $9,000,000 of shares of common stock). The investors may exercise the rights to purchase the additional shares at any time until December 31, 2011. If exercised, the shares would be sold to the investors at a price equal to the lesser of (i) $1.10 per share or (ii) the average closing price of the Company’s common stock during the period from five days prior to the investors exercising the right to purchase the shares and ending five days after such exercise.

The shares of common stock were sold to the investors pursuant to the safe harbor provided by Rule 506 under Section 4(2) of the 1933 Act. The sales were made to solely accredited investors without any general solicitation or advertising.

The Company paid brokers that assisted the Company in connection with the private placement aggregate cash fees of $1,149,125 and issued to them, as additional compensation, 313,875 shares of common stock and warrants to purchase an aggregate of 1,463,000 shares of common stock. Such shares and warrants were issued in reliance upon the exemption provided by Section 4(2) of the 1933 Act.

Cross Border Exchanges

On August 16, 2011, the Company entered into a stock purchase and sale agreement pursuant to which the Company acquired 218,535 shares of common stock of Cross Border in exchange for the issuance of 273,169 shares of the Company’s common stock.

On October 26, 2011, the Company entered into stock purchase and sale agreements pursuant to which the Company acquired an aggregate of 1,377,193 shares of common stock of Cross Border in exchange for the issuance of 2,754,386 shares of the Company’s common stock.

On November 1, 2011, the Company entered into a stock purchase and sale agreement pursuant to which the Company acquired an aggregate of 637,272 shares of common stock of Cross Border in exchange for the issuance of 1,274,544 shares of the Company’s common stock.

The shares were issued in reliance on Section 4(2) of the 1933 Act, as the shares were issued to sophisticated investors with such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the investment.

No underwriting discounts or commissions were paid with respect to the foregoing issuances.

Lease Interests

On August 16, 2011, the Company acquired a 100% working interest in the “Martin Lease” in exchange for 320,000 shares of the Company’s common stock. The Company also acquired a 100% working interest with a 75% net revenue interest in the “Shafter Lake Lease” for $250,000 and 250,000 shares of the Company’s common stock.

The shares were issued in reliance on Section 4(2) of the 1933 Act, as the shares were issued to sophisticated investors with such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the investment.

No underwriting discounts or commissions were paid with respect to the foregoing issuances.

Item 16. Exhibits.

The exhibits filed herewith or incorporated by reference herein are listed in the Exhibit Index below.

Item 17. Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to the date of first use.

(h)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dallas, Texas on the 2nd day of December, 2011.

RED MOUNTAIN RESOURCES, INC.
By: /s/ Alan Barksdale Alan Barksdale Chief Executive Officer

POWER OF ATTORNEY

ALL MEN BY THESE PRESENT, that each of the undersigned officers and directors of Red Mountain Resources, Inc. hereby constitutes and appoints Alan Barksdale as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Alan Barksdale Alan Barksdale	President, Chief Executive Officer (Principal executive officer) and Director	December 2, 2011
/s/ John T. Hanley John T. Hanley	Executive Vice President and Director of Finance (Principal financial and accounting officer)	December 2, 2011
/s/ Lynden B. Rose Lynden B. Rose	Director	December 2, 2011
/s/ Paul N. Vassilakos Paul N. Vassilakos	Director	December 2, 2011
/s/ Richard Y. Roberts Richard Y. Roberts	Director	December 2, 2011
/s/ Randell K. Ford Randell K. Ford	Director	December 2, 2011

EXHIBIT INDEX

Exhibit No.	Description
3.1	Articles of Incorporation of Red Mountain Resources, Inc. (incorporated by reference to Exhibit 3.1 filed with the Company’s Registration Statement on Form S-1 filed with the SEC on February 18, 2010).
3.2	Articles of Amendment to the Articles of Incorporation of Red Mountain Resources, Inc. (incorporated by reference to Exhibit 3.1 filed with the Company’s Current Report on Form 8-K filed with the SEC on March 23, 2011).
3.3	Articles of Correction of Red Mountain Resources, Inc. (incorporated by reference to Exhibit 3.2 filed with the Company’s Current Report on Form 8-K filed with the SEC on March 23, 2011).
3.4	Bylaws of Red Mountain Resources, Inc. (incorporated by reference to Exhibit 3.2 filed with the Company’s Registration Statement on Form S-1 filed with the SEC on February 18, 2010).
4.1	Specimen Certificate for Common Stock (incorporated by reference to Exhibit 4.1 filed with the Company’s Registration Statement on Form S-1 filed with the SEC on February 18, 2010).
5.1	Opinion of Graubard Miller.
10.1	Form of Acquisition and Share Purchase Agreement (incorporated by reference to Exhibit 10.1 filed with the Company’s Current Report on Form 8-K filed with the SEC on March 31, 2011).
10.2	Form of Plan of Reorganization and Share Exchange Agreement (incorporated by reference to Exhibit 10.2 filed with the Company’s Current Report on Form 8-K filed with the SEC on March 31, 2011).
10.3	Form of Letter Agreement with Madison Williams and Company, LLC (incorporated by reference to Exhibit 10.1 filed with the Company’s Current Report on Form 8-K filed with the SEC on April 8, 2011).
10.4	Form of Commercial Promissory Note (incorporated by reference to Exhibit 10.1 filed with the Company’s Current Report on Form 8-K filed with the SEC on April 29, 2011).
10.5	Form of Commercial Promissory Note (incorporated by reference to Exhibit 10.2 filed with the Company’s Current Report on Form 8-K filed with the SEC on May 5, 2011).
10.6	Form of Mortgage (incorporated by reference to Exhibit 10.3 filed with the Company’s Current Report on Form 8-K filed with the SEC on May 5, 2011).
10.7	Form of Lease Agreement Between Chateau Plaza Holdings, L.P. and Red Mountain Resources, Inc. (incorporated by reference to Exhibit 10.1 filed with the Company’s Current Report on Form 8-K filed with the SEC on June 10, 2011).
10.8	Amendment to Plan of Reorganization and Share Exchange Agreement Dated June 17, 2011 By and Between Red Mountain Resources, Inc. and Black Rock Capital, LLC and Black Rock Capital Shareholders(incorporated by reference to Exhibit 10.4 filed with the Company’s Current Report on Form 8-K filed with the SEC on June 23, 2011).
10.9	Amendment #3 to Plan of Reorganization and Share Exchange Agreement Dated June 17, 2011 By and Between Red Mountain Resources, Inc. and Black Rock Capital, LLC and Black Rock Capital Shareholders(incorporated by reference to Exhibit 10.5 filed with the Company’s Current Report on Form 8-K filed with the SEC on June 23, 2011).
10.10	Securities Purchase Agreement for Cross Border Resources, Inc. (incorporated by reference to Exhibit 10.6 filed with the Company’s Current Report on Form 8-K filed with the SEC on June 28, 2011).
10.11	Employment Agreement between Red Mountain Resources, Inc. and Alan Barksdale (incorporated by reference to Exhibit 10.8 filed with the Company’s Current Report on Form 8-K filed with the SEC on June 28, 2011).

Exhibit No.	Description
10.12	Employment Agreement dated as of August 1, 2011, between Red Mountain Resources, Inc. and John T. Hanley (incorporated by reference to Exhibit 10.1 filed with the Company’s Current Report on Form 8-K filed with the SEC on August 9, 2011).
10.13	Employment Agreement dated as of September 14, 2011, between Red Mountain Resources, Inc. and Tommy W. Folsom (incorporated by reference to Exhibit 10.1 filed with the Company’s Current Report on Form 8-K filed with the SEC on September 29, 2011).
10.14	Convertible Promissory Note dated October 25, 2011 issued by Black Rock Capital, Inc. to Michael Garnick (incorporated by reference to Exhibit 10.1 filed with the Company’s Current Report on Form 8-K filed with the SEC on October 26, 2011)
10.15	Form of Loan Purchase Agreement between Black Rock Capital, Inc. and First State Bank, Lonoke, Arkansas (incorporated by reference to Exhibit 10.7 filed with the Company’s Current Report on Form 8-K filed with the SEC on November 18, 2011).
10.16	Lockup Agreement between Red Mountain Resources, Inc. and Alan Barksdale and StoneStreet Group, Inc. (incorporated by reference to Exhibit 10.9 filed with the Company’s Current Report on Form 8-K filed with the SEC on November 18, 2011).
10.17	Operating Agreement of RMR Operating, LLC (incorporated by reference to Exhibit 10.12 filed with the Company’s Current Report on Form 8-K filed with the SEC on November 18, 2011).
10.18	Senior Secured Promissory Note dated November 16, 2011 issued by Red Mountain Resources, Inc. to Hyman Belzberg, William Belzberg and Caddo Management, Inc. (incorporated by reference to Exhibit 10.15 filed with the Company’s Current Report on Form 8-K filed with the SEC on November 18, 2011).
10.19	Form of Securities Purchase Agreement for shares of Cross Border Resources, Inc.
10.20	Promissory Note dated November 25, 2011 issued by Red Mountain Resources, Inc. to Personalvorsorge der Autogrill Schweiz AG (incorporated by reference to Exhibit 10.1 filed with the Company’s Current Report on Form 8-K filed with the SEC on November 30, 2011).
10.21	Promissory Note dated November 25, 2011 issued by Red Mountain Resources, Inc. to Hohenplan Privatstiftung (incorporated by reference to Exhibit 10.2 filed with the Company’s Current Report on Form 8-K filed with the SEC on November 30, 2011).
10.22	Form of broker warrant.
21.1	Subsidiaries of Red Mountain Resources, Inc.
23.1	Consent of L J Soldinger Associates, LLC.
23.2	Consent of Graubard Miller (included in Exhibit 5.1).
23.3	Consent of Forrest A. Garb and Associates, LLC.
23.4	Consent of Lee Engineering.
24.1	Power of attorney (included on signature page).
99.1	Estimated Reserves and Future Net Revenue as of June 1, 2011 Attributable to Interests Owned by Black Rock in Certain Properties Located in Texas.
99.2	Lee Engineering Analysis on Madera Area Project.